Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

DUNE Acquisition Corp.,

DUNE MERGER SUB, INC.,

DUNE MERGER SUB II, LLC

and

TRADEZERO HOLDING CORP.

Dated as of October 12, 2021

- i -

- ii -

- iii -

EXHIBITS

Exhibit A	–	Form of Sponsor Agreement
Exhibit B	–	Form of Support Agreement
Exhibit C	–	Form of Lockup Agreement
Exhibit D	–	Form of SPAC Charter
Exhibit E	–	Form of SPAC Bylaws
Exhibit F	–	Form of Registration Rights Agreement
Exhibit G	–	Form of Nomination Agreement
Exhibit H	–	Form of First Certificate of Merger
Exhibit I	–	Form of Second Certificate of Merger
Exhibit J	–	Form of Incentive Equity Plan
Exhibit K	–	Form of Employment Agreement
Exhibit L	–	Form of ESPP

- iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 12, 2021, by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”) and TradeZero Holding Corp., a Delaware corporation (the “Company”). SPAC, Merger Sub, Merger Sub II and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and other applicable Laws, (a) Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company being the surviving entity in the First Merger and continuing (immediately following the First Merger) as a wholly-owned Subsidiary of SPAC (the “Surviving Corporation”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a wholly owned Subsidiary of SPAC (the “Surviving Entity”);

WHEREAS, the Parties intend (i) for U.S. federal and applicable state income tax purposes, that (A) the First Merger and the Second Merger shall be viewed as a single integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and, taken together, are treated as a merger of the Company with and into SPAC that will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (or, to the extent applicable, together with the other Transactions, are treated as a transaction described in Section 351(a) of the Code other than, for the avoidance of doubt, with respect to the Pre-Closing SPAC Holders) or (B) if only the First Merger is completed, such merger on a standalone basis be treated as a “reorganization” within the meaning of Section 368(a) of the Code (and, to the extent applicable, together with the other Transactions, be treated as a transaction described in Section 351(a) of the Code other than, for the avoidance of doubt, with respect to the Pre-Closing SPAC Holders) (such treatment, the “Intended Tax Treatment”), (ii) for this Agreement to constitute, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (iii) to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the board of directors of the Company has (i) determined that the Mergers and the other Transactions are in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the First Merger be adopted by the stockholders of the Company;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (i) determined that the Mergers and the other Transactions (including the SPAC Charter and SPAC Bylaws) are in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the other Transactions (including the SPAC Charter and SPAC Bylaws), on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the SPAC Stockholder Matters (the “SPAC Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has (i) determined that the First Merger and the other Transactions are in the best interests of Merger Sub and SPAC, as its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and conditions of this Agreement, and (iii) adopted a resolution recommending the First Merger be adopted by SPAC, as its sole stockholder;

WHEREAS, the sole member of Merger Sub II has (i) determined that it is in the best interests of Merger Sub II, and declared it advisable, to enter into this Agreement providing for the Second Merger and (ii) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, SPAC and the Company have entered into the Sponsor Agreement substantially in the form of Exhibit A attached hereto (the “Sponsor Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and certain of the Pre-Closing Holders have entered into the Support Agreement substantially in the form of Exhibit B attached hereto (the “Support Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Merger, the Company, SPAC, the Pre-Closing Holders and the Sponsor have entered into those certain lockup Agreements (collectively, the “Lockup Agreement”), substantially in the form set forth on Exhibit C, each to be effective upon the Closing;

WHEREAS, at the First Effective Time, SPAC shall, subject to obtaining the approval from the SPAC’s stockholders of the SPAC Charter Proposal, (i) amend and restate the certificate of incorporation of SPAC to be substantially in the form of Exhibit D attached hereto (with such changes as may be agreed in writing by the SPAC and the Company, the “SPAC Charter”), and (ii) amend and restate the bylaws of SPAC to be substantially in the form of Exhibit E attached hereto (with such changes as may be agreed in writing by the SPAC and the Company, the “SPAC Bylaws”);

WHEREAS, at the Closing, SPAC and the other parties thereto shall enter into the amended and restated registration rights agreement (with such changes as may be agreed in writing by the SPAC and the Company, the “Registration Rights Agreement”) substantially in the form of Exhibit F attached hereto;

WHEREAS, at the Closing, SPAC and the other parties thereto shall enter into the nomination agreement (with such changes as may be agreed in writing by the SPAC and the Company, the “Nomination Agreement”) substantially in the form of Exhibit G attached hereto; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain employees of the Company have entered into the Employment Agreements, each of which is conditioned and effective as of the Closing Date.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“$12.00 Earn Out Shares” has the meaning set forth in Section 3.03(a)(i).

“$15.00 Earn Out Shares” has the meaning set forth in Section 3.03(a)(ii).

“$18.00 Earn Out Shares” has the meaning set forth in Section 3.03(a)(iii).

“Acquisition Transaction” has the meaning set forth in Section 8.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 5.09(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Merger Consideration” has the meaning set forth in Section 3.02(a).

“Agreement” has the meaning specified in the Preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 3.07.

“Alternate Business Combination Proposal” has the meaning set forth in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Combined Company Financial Statements” has the meaning set forth in Section 6.04(a).

“Available Closing SPAC Cash” means as of immediately prior to the Closing, without duplication, an amount equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption), plus (b) if any Potential Financing is consummated pursuant to the terms of this Agreement, the aggregate amount of net cash proceeds received from the consummation any such Potential Financing (if any), plus (c) any net proceeds obtained by the Company as a result of any debt financing arrangements for borrowed money entered into by the Company following the date hereof (if any), plus (d) any other cash of SPAC that will be on hand at the Closing, in each case without giving effect to the Closing Disbursement or the payment of Company Transaction Expenses or SPAC Transaction Expenses (including the IPO Underwriter Fees); provided that, (x) for purposes of clause (b), the net cash proceeds with respect to any Potential Financing shall be determined after giving effect to the payment of any placement agent fees incurred in connection with such Potential Financing, and (y) with respect to debt financing described in clause (c), only the amounts outstanding immediately following the Closing shall be considered when determining the Available Closing SPAC Cash.

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, vacation, paid time off, health and welfare, pension, supplemental requirement, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA.

“Broker-Dealer Compliance Policies” has the meaning set forth in Section 4.25.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“CBA” has the meaning set forth in Section 4.14(a).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, as in effect on the date hereof.

“Change in Recommendation” has the meaning set forth in Section 8.02(b).

“Closing” has the meaning set forth in Section 3.05.

“Closing Company Cash Balance” means, as of the Closing Date, cash, cash equivalents and marketable securities of the Company, including the amounts of any received but uncleared checks and any deposits made but not yet available (which for the avoidance of doubt shall include any third-party checks deposited in or wire transfers issued to the accounts of the Company), but excluding (i) Restricted Cash or (ii) amounts of any checks or wire transfers issued against the accounts of the Company that remain outstanding.

“Closing Date” has the meaning set forth in Section 3.05.

“Closing Disbursement” means an aggregate amount of cash equal to the excess of (a) the Closing Company Cash Balance over (b) $10,000,000, provided such amount of cash disbursed shall not be excess of $30,000,000.

“Closing Filing” has the meaning set forth in Section 8.05(c).

“Closing Press Release” has the meaning set forth in Section 8.05(c).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning set forth in Section 4.13(a).

“Company Broker-Dealer” has the meaning set forth in Section 4.05.

“Company Certificates of Merger” has the meaning set forth in Section 2.02.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated as of September 28, 2021, as amended from time to time.

“Company Class A Common Stock” means the class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the class B common stock, par value $0.001 per share, of the Company.

“Company Closing Statement” has the meaning set forth in Section 3.04(b).

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Employees” means, with respect to the Company, each employee of the Company or its Subsidiaries.

“Company Equity Value” means $500,000,000.

“Company Exchange Ratio” means the quotient of (a) the Company Stock Consideration Value divided by (b) $10.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) have a material adverse effect on the ability of the Company to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company or its Subsidiaries operate, (iii) the announcement of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company or its Subsidiaries to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (viii) any action taken by, or at the request of, the SPAC Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Company and its Subsidiaries operate.

“Company Material Contracts” has the meaning set forth in (a)(a).

“Company Related Party Contract” has the meaning set forth in Section 4.22.

“Company RSU Award” means each award of restricted stock units (whether vested or unvested) subject to time-based vesting and granted under the Company RSU Plan that is outstanding immediately prior to the Effective Time.

“Company RSU Plan” means the Company’s 2021 Restricted Stock Unit Award Plan.

“Company Sale” means, other than the Transactions, (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of SPAC, or (b) a sale or disposition of all or substantially all of the assets of SPAC and its Subsidiaries on a consolidated basis, in each case that results in the Class A Common Stock being converted into cash or other consideration (including Equity Securities of another Person) (other than a transaction where the Class A Common Stock is converted into Equity Securities of a Person who has substantially similar ownership to the SPAC immediately prior to such transaction).

“Company Specified Representations” has the meaning set forth in Section 9.02(a)(i).

“Company Stock Consideration Value” means (a) the Company Equity Value, divided by (b) the total number of Company Common Stock issued and outstanding immediately prior to the First Effective Time (which, for this purpose, shall include the shares of Company Common Stock subject to any Company RSU Awards and, for the avoidance of doubt, shall exclude the shares of Company Common Stock subject to any Company Stock Option Awards).

“Company Stock Option Award” means each award of stock options (whether vested and exercisable or unvested and unexercisable) granted under the Company Option Plan that is outstanding immediately prior to the Effective Time.

“Company Stock Option Plan” means the Company’s 2021 Stock Option Plan.

“Company Subsidiaries” has the meaning set forth in Section 4.02.

“Company Transaction Expenses” means (a) all fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to the Company and its Subsidiaries); (b) any “single trigger” stay, retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable by the Company solely in connection with the consummation of the Transactions (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, determined assuming (1) such amounts are payable as of the Closing Date, and (2) no deferral of such Taxes has occurred under any COVID-19 legislation relief program); (c) 50% of all fees in connection with filings with Governmental Authorities, including filings in connection with the HSR Act, the Continuing Membership Application or other materials contemplated by Section 8.01(a); and (d) 50% of all fees in connection with filings with the SEC and any related printer fees.

“Confidentiality Agreement” has the meaning set forth in Section 11.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority.

“Continuing Membership Application” has the meaning set forth in Section 4.05.

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“Converted SPAC Option Award” has the meaning set forth in Section 3.01(d).

“Converted SPAC RSU Award” has the meaning set forth in Section 3.01(c).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Protected Data or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company or its Subsidiaries: (a) all applicable Laws, (b) applicable industry standards to which the Company or its Subsidiaries are bound, and (c) any obligations on any member of the Company or its Subsidiaries under any Contracts, and (d) all policies and procedures applicable to the Company or its Subsidiaries, including without limitation all website and mobile application privacy policies and internal information security procedures.

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Dissenting Shares” has the meaning set forth in Section 3.08.

“DLLCA” has the meaning specified in the Recitals hereto.

“Earn Out Period” means the period beginning on the Closing Date and ending on the earlier of the three (3) year anniversary of such date.

“Earn Out Pro Rata Share” means the pro rata portion of the Merger Consideration allocated to each Pre-Closing Holder, as set forth on the Allocation Schedule, as may be increased pro rata among the Pre-Closing Holders due to the forfeiture of any Earn Out Shares under the applicable SPAC RSU Earnout Award.

“Earn Out Recipients” has the meaning set forth in Section 3.03(a).

“Earn Out Shares” means 9,000,000 shares of SPAC Class A Common Stock in the aggregate.

“Employment Agreements” means the employment agreements between each of the Key Employees set forth on Schedule 1.01(a) on the one hand, and the Company or a Subsidiary of the Company on the other hand, attached hereto as Exhibit K.

“Enforceability Exceptions” has the meaning set forth in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 4.13(g).

“ESPP” has the meaning set forth in Section 7.06.

“ESPP Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Evaluation Material” has the meaning set forth in Section 7.11(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Excluded Shares” has the meaning set forth in Section 3.01(a).

“Financial Statements” has the meaning set forth in Section 4.08(a).

“FINRA” means Financial Industry Regulatory Authority.

“First Certificate of Merger” has the meaning set forth in Section 2.02.

“First Effective Time” has the meaning set forth in Section 2.02.

“First Merger” has the meaning set forth in the Recitals hereto.

“Foreign Plan” has the meaning set forth in Section 4.13(j).

“Fraud” means an actual and intentional misrepresentation, omission or concealment of a material fact by a Party with respect to one of its written representations or warranties contained in this Agreement, (a) made with actual knowledge that the applicable representation or warranty was false, (b) made with the intent to induce the other Party to enter into this Agreement and (c) that caused the other Party, in reasonable reliance upon such misrepresentation, omission or concealment of a material fact to (i) enter into this Agreement and (ii) suffer damages as a result of such reasonable reliance. For the avoidance of doubt, “Fraud” expressly excludes any claim based on constructive knowledge, constructive fraud, equitable fraud, promissory fraud, unfair dealing, negligent misrepresentation, recklessness or a similar theory.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, legislative agency, executive agency, regulatory or administrative agency (including the SEC and state securities agencies or regulatory bodies), self-regulatory organization (including FINRA), governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Identified Foreign Filings” has the meaning set forth in Section 4.05.

“IFRS” means the International Financial Reporting Standards, consistently applied.

“Incentive Equity Plan” has the meaning set forth in Section 7.06.

“Incentive Equity Plan Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) any contingent obligations for the deferred purchase price of property or other services, including “earn-outs” and “seller notes” (but excluding trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs, expenses or other amounts payable upon the discharge of any Indebtedness of such Person, (h) any amounts owing under any COVID-19 legislation relief program (including, for the avoidance of doubt, with respect to the Company and its Subsidiaries, any and all liabilities for amounts that the Company or any of its Subsidiaries has deferred pursuant to Section 2302 of the CARES Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States)), and (i) all obligations of the type referred to in clauses (a) through (h) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the NYSE (or, to the extent appliable, Nasdaq).

“Intellectual Property” means all intellectual property in any jurisdiction in the world, including: (a) patents, industrial designs, utility models, patent disclosures and improvements and applications for any of the foregoing, including all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, requests for continuing examination, reissues, renewals, and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and social media accounts and handles, and any other indicia of source or origin, whether registered or unregistered, and all applications and registration for any of the foregoing, together with all goodwill associated with each of the foregoing, (c) copyrights and rights in works of authorship, mask work rights, and design rights, all whether registered or unregistered, registrations and applications for any of the foregoing, renewals and extensions thereof, and all moral rights associated with the foregoing, (d) rights in Software (including object code and source code), (e) rights in artificial intelligence technologies, including machine learning technologies and deep learning technologies; (f) data, database, and collections of data, (g) Trade Secrets and know-how and rights in other proprietary and confidential information and data, (h) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses, and (i) any rights recognized under applicable Law in any of the foregoing or that are equivalent or similar to any of the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning set forth in Section 6.01.

“IPO” has the meaning set forth in Section 6.03.

“IPO Prospectus” has the meaning set forth in Section 5.07.

“IPO Underwriter” means Cantor Fitzgerald & Co.

“IPO Underwriter Fees” means the costs and expenses incurred by SPAC and its Affiliates in connection with the IPO that are due and payable to the IPO Underwriter upon the consummation of the transactions contemplated by this Agreement.

“IT Systems” means systems, servers computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, and all other information technology equipment, in each case, that are owned, leased, licensed by, used or held for use, or otherwise controlled by the Company or any of its Subsidiaries.

“JOBS Act” has the meaning set forth in Section 8.07.

“Key Employee” means any Company Employee whose most recent annual base salary was in excess of $300,000.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Leases” has the meaning set forth in Section 4.18(a).

“Licensed Intellectual Property” has the meaning set forth in Section 4.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Merger Consideration” means, as to any specific Pre-Closing Holder, (a) a number of shares of SPAC Class A Common Stock equal to product of (i) the number of Company Common Stock held by such Pre-Closing Holder and (ii) the Company Exchange Ratio, in each case with fractional shares rounded down to the nearest whole share, and (b) the right to receive a number of Earnout Shares if and when earned, in each case, as set forth on the Allocation Schedule.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub II” has the meaning specified in the Preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020.

“Multiemployer Plan” has the meaning set forth in Section 4.13(g).

“Nasdaq” means the Nasdaq Capital Market.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning set forth in Section 4.19(e).

“Option Holder” means each holder of a Company Stock Option Award.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Software” has the meaning set forth in Section 4.19(d).

“Parties” has the meaning specified in the Preamble hereto.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permits” has the meaning set forth in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (f) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practices, and (g) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual or household, directly or indirectly, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Laws.

“Potential Financing” any equity or debt financing of the SPAC incurred following the date hereof in accordance with the terms of this Agreement, including Section 7.02(a).

“Pre-Approved Arrangements” has the meaning set forth on Schedule 1.01(b).

“Pre-Closing Holder” means each Person who holds Company Common Stock immediately prior to the First Effective Time.

“Pre-Closing SPAC Holder” means each SPAC equityholder immediately prior to the First Effective Time, other than any such equityholder that acquires equity in any Potential Financing.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which the Company or its Subsidiaries are required by Law or privacy policy to safeguard and/or keep confidential or private.

“Proxy Clearance Date” has the meaning set forth in Section 8.02(a)(i).

“Proxy Statement” has the meaning set forth in Section 8.02(a)(i).

“Public Stockholders” has the meaning set forth in Section 6.03.

“Registered Intellectual Property” has the meaning set forth in Section 4.19(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Released Claims” has the meaning set forth in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Company Stockholder Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of stockholders of the Company holding at least a majority of the voting power of the outstanding Company Class A Common Stock.

“Required SPAC Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the SPAC Organizational Documents and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Share Issuance Proposal, the SPAC Charter Proposal, the Incentive Equity Plan Proposal, the Director Election Proposal and the ESPP Proposal.

“Restricted Cash” means any cash that cannot be freely used by the Company or any of its Subsidiaries including as a result of Applicable Law, Contract, Order, restrictions on dividends or repatriation or otherwise.

“RSU Holder” means each holder of a Company RSU Award.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or SPAC, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.09(a).

“Second Certificate of Merger” has the meaning set forth in Section 2.02.

“Second Effective Time” has the meaning set forth in Section 2.02.

“Second Merger” has the meaning specified in the Recitals hereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Data Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or the Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of the Company’s information technology systems, including any phishing incident or ransomware attack.

“Service Provider” means, with respect to the Company, the Company Employee, officer, director, or other service provider of the Company or its respective Subsidiaries.

“Share Issuance Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Share Price” means, the share price equal to the volume weighted average closing sale price of one share of SPAC Class A Common Stock as reported on the NYSE (or the exchange on which the shares of SPAC Class A Common Stock are then listed) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into SPAC Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock).

“Signing Filing” has the meaning set forth in Section 8.05(c).

“Signing Press Release” has the meaning set forth in Section 8.05(c).

“SIPC” has the meaning specified in Section 4.25(a).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, and related documentation and materials, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, user interfaces, architecture, development tools, code repositories, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) files and documentation, including user documentation, user manuals, programmers’ notes, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and training materials, files, and records relating to any of the foregoing.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Board” has the meaning specified in the Recitals hereto.

“SPAC Board Recommendation” has the meaning specified in the Recitals hereto.

“SPAC Bylaws” has the meaning specified in the Recitals hereto.

“SPAC Charter” has the meaning specified in the Recitals hereto.

“SPAC Charter Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“SPAC Class A Common Stock” means the class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning set forth in Section 3.04(a).

“SPAC Common Stock” means the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Marks” has the meaning set forth in Section 7.11(b).

“SPAC Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the ability of the SPAC Parties or Sponsor to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting special purpose acquisition companies (SPACs), (iii) the announcement of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on the SPAC’s stock price or the amount of SPAC Stockholder Redemptions, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in the United States, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any territories, possessions, or diplomatic or consular offices of the United States or upon any United States military installation, equipment or personnel, (vi) any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (vii) any action taken by, or at the request of, the Company or its Subsidiaries; provided, that in the case of clauses (i), (ii), (iv) and (v), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the SPAC, as compared to other special purpose acquisition companies (SPACs).

“SPAC Organizational Documents” means the Certificate of Incorporation, SPAC’s bylaws, as amended and in effect on the date hereof, the SPAC Warrant Agreement and the Trust Agreement.

“SPAC Parties” means, collectively, SPAC, Merger Sub and Merger Sub II.

“SPAC Preferred Stock” has the meaning set forth in Section 5.12(a).

“SPAC Private Placement Warrant” means one of the redeemable private placement warrants entitling the holder to purchase shares of SPAC Class A Common Stock which were issued and sold to Sponsor or its Affiliates as part of SPAC’s private placement units.

“SPAC Public Warrant” means one of the redeemable public warrants entitling the holder to purchase shares of SPAC Class A Common Stock which were issued and sold as part of SPAC’s initial public offering.

“SPAC Related Party Transaction” has the meaning set forth in Section 5.14.

“SPAC RSU Earnout Award” has the meaning set forth in Section 3.01(c).

“SPAC Specified Representations” has the meaning set forth in Section 9.03(a)(i).

“SPAC Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the issuance of shares of SPAC Class A Common Stock in connection with the Transactions as may be required under the NYSE (or, to the extent applicable, Nasdaq) listing requirements (the “Share Issuance Proposal”), (c) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the SPAC Charter attached as Exhibit C (the “SPAC Charter Proposal”), (d) the adoption and approval of the Incentive Equity Plan in accordance with Section 7.06 (the “Incentive Equity Plan Proposal”), (e) the adoption and approval of the ESPP in accordance with Section 7.06 (the “ESPP Proposal”), (f) approval of the change of SPAC’s name to TradeZero Global Inc. (or such other name satisfactory to the Company, as determined prior to the mailing of the Proxy Statement), (g) the election of the members of the SPAC Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (h) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (i) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Stockholder Redemption” has the meaning set forth in Section 8.02(a)(i).

“SPAC Transaction Expenses” means (a) all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to SPAC); (b) any Indebtedness of SPAC owed to Sponsor (other than Working Capital Loans that are satisfied at the Closing through the issuance of SPAC Warrants to Sponsor); (c) 50% of all fees in connection with filings with Governmental Authorities, including filings in connection with the HSR Act, the Continuing Membership Application or other materials contemplated by Section 8.01(a); and (d) 50% of all fees in connection with filings with the SEC and any related printer fees.

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of December 17, 2020, by and between SPAC and Continental Stock Transfer & Trust Company, as may be amended, modified or supplemented.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Special Meeting” has the meaning set forth in Section 8.02(b).

“Sponsor” means Dune Acquisition Holdings LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, except as set forth on Schedule 1.01(c), any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning set forth in Section 10.02.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (b) any liability for, or in respect of, any item described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) of this definition as a transferee or successor.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed with any Governmental Authority (or required to be provided to a payee) in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 10.01(c).

“Trade Controls” has the meaning set forth in Section 4.24(a).

“Trade Secrets” means, collectively, information, including a formula, pattern, compilation, invention, algorithm, program, device, method, technique, or process, that: derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trading Day” means any day on which shares of SPAC Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Class A Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Support Agreement, the Registration Rights Agreement, the Nomination Agreement, the Employment Agreements, the SPAC Charter, the SPAC Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning set forth in Section 8.01(f).

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning set forth in Section 8.04(b).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under or with respect to the Code.

“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the SPAC Class A Common Stock is greater than or equal to $12.00.

“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the SPAC Class A Common Stock is greater than or equal to $15.00.

“Triggering Event III” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the SPAC Class A Common Stock is greater than or equal to $18.00.

“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II and Triggering Event III, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 5.07.

“Trust Agreement” has the meaning set forth in Section 5.07.

“Trust Termination Letter” means the termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement.

“Trustee” has the meaning set forth in Section 5.07.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access to, or to disable without proper authorization, erase, or otherwise harm, Software, hardware or data.

“Updated Company Closing Statement” has the meaning set forth in Section 3.04(b).

“Updated SPAC Closing Statement” has the meaning set forth in Section 3.04(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

“Working Capital Loans” mean any Indebtedness of SPAC from its Affiliates and stockholders to provide working capital to SPAC.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 11:59 p.m. Eastern Time on October 10, 2021 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Microsoft Sharepoint under the title “twilight_dd” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge of” shall mean the actual knowledge of, (a) with respect to SPAC, the individuals listed on Schedule 1.03(a) and (b) with respect to the Company, the individuals listed on Schedule 1.03(b).

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or SPAC Common Stock shall have been changed into a different number of units or shares or a different class, by reason of any unit or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of units or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of shares of Company Common Stock or SPAC Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any SPAC Party or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of SPAC Common Stock pursuant to (a) the conversion of SPAC Class B Common Stock into SPAC Class A Common Stock in connection with the consummation of the transactions contemplated by this Agreement.

Article II
THE MERGERS

Section 2.01 The Mergers. At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger as a direct, wholly-owned Subsidiary of SPAC. At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall consummate the Second Merger, pursuant to which the Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Entity after the Second Merger as a direct, wholly-owned Subsidiary of SPAC.

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit H attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by the Company and SPAC and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Merger Sub II shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit I attached hereto (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Company Certificates of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and DLLCA, and the time of such filing, or such later time as may be agreed in writing by the Company and SPAC and specified in the Second Certificate of Merger, will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”).

Section 2.03 Effect of the Mergers. The effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation. The effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the preceding sentence, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.04 Governing Documents.

(a) At the First Effective Time, SPAC shall cause the certificate of incorporation and bylaws of SPAC to be amended and restated to be substantially in the forms of the SPAC Charter and the SPAC Bylaws attached hereto as Exhibit C and Exhibit D, respectively, until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(b) At the First Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated to be in the forms of the certificate of incorporation and bylaws of Merger Sub, which shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the First Effective Time until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(c) At the Second Effective Time, the certificate of formation and operating agreement of the Merger Sub II shall continue to be the certificate of formation and operating agreement of the Surviving Entity prior to the Closing Date, until thereafter amended in accordance with their respective terms and as provided by applicable Law.

Section 2.05 Directors and Officers of the SPAC, the Surviving Corporation and the Surviving Entity.

(a) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, SPAC shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the board of directors of SPAC to consist of the persons contemplated by Section 7.05. On the Closing Date, SPAC shall enter into customary indemnification agreements in the form to be mutually agreed by SPAC and the Company with such individuals elected as members of the board of directors of SPAC as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, SPAC shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the officers SPAC to be those Persons designated in accordance with Section 7.05 until the earlier of their resignation or removal or until their respective successors are duly appointed. On the Closing Date, SPAC shall enter into customary indemnification agreements in the form to be mutually agreed by SPAC and the Company with such officers of SPAC as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(c) The Company shall take all necessary action prior to the First Effective Time such that, conditioned upon the occurrence of the Closing, the directors and officers of the Surviving Corporation shall be those individuals determined by the Company and communicated in writing to SPAC prior to the Closing Date, until the earlier of their resignation or removal or until their respective successors are duly appointed.

(d) The Parties shall take all necessary action prior to the Second Effective Time such that, conditioned upon the occurrence of the Closing, the directors and officers of the Surviving Entity shall be the directors and officers of the Surviving Corporation immediately prior to the Second Effective Time, until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 2.06 Alternative Structure. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the Closing, the Company in its sole discretion, determines that the Second Merger is neither necessary nor advisable, the Company may, at least five (5) Business Days prior to the Closing, elect to cause the parties not to effect the Second Merger, in which case, the Surviving Corporation shall continue its separate existence as a wholly-owned Subsidiary of SPAC and shall be the “Surviving Entity” for all purposes contemplated herein, mutatis mutandis, and all references to the “Second Effective Time” shall be to the “First Effective Time”.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01 Effect of Mergers. On the terms and subject to the conditions set forth herein, at the First Effective Time (except as otherwise set forth below), by virtue of the First Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time will be automatically cancelled and extinguished and converted into the right to receive the Merger Consideration. Each share of Company Common Stock held in the treasury of the Company immediately prior to the First Effective Time (the “Excluded Shares”) shall be cancelled and no payment or distribution shall be made with respect thereto.

(b) Company RSU Awards. At the First Effective Time, automatically and without any action on the part of the Company or the applicable RSU Holder, each Company RSU Award that is outstanding immediately prior to the First Effective Time shall be converted into a restricted stock unit award (each, a “Converted SPAC RSU Award”) with respect to a number of shares of SPAC Class A Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the First Effective Time and (ii) the Company Exchange Ratio. Following the First Effective Time, the Converted SPAC RSU Award shall be governed by the Incentive Equity Plan except that the Converted SPAC RSU Award shall continue to be subject to the specific terms and conditions (including with respect to vesting (including acceleration, if any) and settlement) that applied to the corresponding Company RSU Award immediately prior to the First Effective Time. Prior to the First Effective Time, the Company and SPAC shall take such action and the Company Board and SPAC Board, as applicable, shall adopt such resolutions as are required to effectuate the treatment of the Company RSU Awards pursuant to the terms of this Section 3.01(b).

(c) Company RSU Earnout Awards. On or as soon as practicable following the Closing Date, SPAC shall grant a restricted stock unit award (each, a “SPAC RSU Earnout Award”) to the Persons and with respect to a number of shares of SPAC Class A Common Stock forth on the Allocation Schedule. The SPAC RSU Earnout Award shall be governed by the Incentive Equity Plan and shall be subject to the specific terms and conditions described in the applicable award agreement governing such SPAC RSU Earnout Award. SPAC shall take such action and SPAC Board shall adopt such resolutions as are required to effectuate the grant of the SPAC RSU Earnout Awards pursuant to the terms of this Section 3.01(c).

(d) Company Stock Option Awards. At the First Effective Time, automatically and without any action on the part of the Company or the applicable Option Holder: (i) each Company Stock Option Award that is outstanding immediately prior to the First Effective Time shall be converted into a stock option award (each, a “Converted SPAC Option Award”) with respect to a number of shares of SPAC Class A Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option Award as of immediately prior to the First Effective Time and (ii) the Company Exchange Ratio. The exercise price per share of SPAC Class A Common Stock subject to any such Converted SPAC Option Award shall be an amount (rounded up to the nearest cent) equal to (x) the exercise price per share of Company Common Stock subject to such Company Stock Option Award, divided by (y) the Company Exchange Ratio. Following the First Effective Time, the Converted SPAC Option Award shall be governed by the Incentive Equity Plan except that the Converted SPAC Option Award shall continue to be subject to the specific terms and conditions (including with respect to acceleration and settlement) that applied to the corresponding Company Stock Option Award immediately prior to the First Effective Time. Prior to the First Effective Time, the Company and SPAC shall take such action and the Company Board and SPAC Board, as applicable, shall adopt such resolutions as are required to effectuate the treatment of the Company Stock Option Awards pursuant to the terms of this Section 3.01(d).

(e) Surviving Entity Equity Securities. On the terms and subject to the conditions set forth herein, (i) at the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding shall thereupon be covered into and become one (1) validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the First Effective Time; and (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, the limited liability company interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, all of which shall be owned by SPAC, which shall continue as the sole member of Surviving Entity. From and after the Second Effective Time, the limited liability company interests of Merger Sub II as of immediately prior to the Second Effective Time shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Exchange Procedures.

(a) Prior to the Closing, SPAC shall appoint an exchange agent (the “Exchange Agent”) consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as the agent for the purpose of paying the Merger Consideration (other than the Earn Out Shares) to each of the Company’s stockholders (the “Aggregate Merger Consideration”); provided, however, that SPAC shall afford the Company the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept the Company’s reasonable comments thereto.

(b) At the First Effective Time, the Company will promptly issue and allot, credited as fully paid, or cause to be issued and allotted, credited as fully paid, to the Pre-Closing Holders (and the Company will direct the Exchange Agent to take all necessary action to record and effect the same) the number of shares of SPAC Class A Common Stock equal to Merger Consideration in accordance with the Allocation Schedule, in each case in book-entry form (which shall have a customary Securities Act restrictive legend), unless otherwise reasonably requested by the Company.

(c) If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the relevant Company Common Stock was registered on the books and records of the Company immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents, as in effect immediately prior to the Effective Time, (ii) if applicable, the certificate representing such Company Common Stock shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by the Surviving Corporation or the Company, and (iv) the Person requesting such delivery shall pay to the Company any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of Company Common Stock or establish to the satisfaction of the Surviving Corporation and the Company that such Tax has been paid or is not payable.

Section 3.03 Earn-Out.

(a) Subject to the terms and conditions of this Section 3.03, following the Closing, and as additional consideration for the Merger and the other transaction contemplated by this Agreement, within five (5) Business Days after the occurrence of a Triggering Event, SPAC shall issue to each Pre-Closing Holder identified on the Allocation Schedule (the “Earn Out Recipient”), the following amount of Earn Out Shares (which shall have a customary Securities Act restrictive legend) in accordance with such Pre-Closing Holder’s respective Earn Out Pro Rata Share:

(i) 3,000,000 of the Earn Out Shares upon the occurrence of Triggering Event I (the “$12.00 Earn Out Shares”);

(ii) 3,000,000 of the Earn Out Shares upon the occurrence of Triggering Event II (the “$15.00 Earn Out Shares”); and

(iii) 3,000,000 of the Earn Out Shares upon the occurrence of Triggering Event III (the “$18.00 Earn Out Shares”);

provided, however, in each case, the Earn Out Shares issued to the Pre-Closing Holders shall be reduced by any Earn Out Shares underlying the outstanding SPAC RSU Earnout Awards at the applicable time of the Triggering Event in accordance with the SPAC RSU Earnout Awards, and then among the Pre-Closing Holders based on the applicable Earn Out Pro Rata Share.

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(iv) the Share Price of the SPAC Class A Common Stock is greater than or equal to $12.00, all of the $12.00 Earn Out Shares shall be issued in accordance with this Section 3.03;

(v) the Share Price of the SPAC Class A Common Stock is greater than or equal to $15.00, all of the $15.00 Earn Out Shares shall be issued in accordance with this Section 3.03; and

(vi) the Share Price of the SPAC Class A Common Stock is greater than or equal to $18.00, all of the $18.00 Earn Out Shares shall be issued in accordance with this Section 3.03.

(b) If during the Earn Out Period, a Company Sale occurs, then immediately prior to the consummation of such Company Sale, any Earn Out Shares that have not previously been distributed to the Earn Out Recipients (whether or not previously earned) shall be deemed earned (and the applicable Triggering Event achieved); provided, however, that such Earn Out Shares shall be deemed earned (and the applicable Triggering Event achieved) only if implied the value per share of SPAC Class A Common Stock in the Company Sale at the time of first announcement of the Company Sale (as determined by the SPAC Board) equals or exceeds $12.00, $15.00 or $18.00, as applicable, as adjusted pursuant to Section 3.03(b) below.

(c) The price targets included in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into SPAC Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock.

(d) At all times during the Earnout Period, the SPAC shall keep available for issuance a sufficient number of shares of unissued SPAC Class A Common Stock to permit the SPAC to satisfy in full its issuance obligations set forth in this Section 3.03 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of SPAC Class A Common Stock if at any time there shall be insufficient unissued SPAC Class A Common Stock to permit such reservation.

(e) During the Earnout Period, the SPAC shall use commercially reasonable efforts for the SPAC to remain listed as a public company on, and for the SPAC Class A Common Stock (including, when issued, the Earn Out Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of SPAC Class A Common Stock are then listed.

Section 3.04 SPAC Closing Statement; Company Closing Statement.

(a) At least five Business Days prior to the Closing Date, SPAC shall deliver the Company a written statement (the “SPAC Closing Statement”) setting forth its good faith estimate and calculation of the SPAC Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement and through the Closing Date, (i) SPAC shall promptly provide the Company any changes to the SPAC Closing Statement (including any component thereof) (the “Updated SPAC Closing Statement”), and (ii) the Company shall have the right to review and comment on such calculations and estimates, SPAC shall consider in good faith any such comments made by the Company, and the Company and SPAC shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated SPAC Closing Statement (and any updates or revisions as may be agreed by the Company and SPAC shall be included in the Updated SPAC Closing Statement). SPAC shall, and shall cause its Representatives to, (x) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the SPAC Closing Statement and Updated SPAC Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the SPAC Closing Statement and Updated SPAC Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided, that the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of SPAC and its Subsidiaries in connection with any such access.

(b) At least five Business Days prior to the Closing Date, the Company shall deliver to SPAC a written statement (the “Company Closing Statement”) setting forth its good faith estimate and calculation of the Company Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Company Closing Statement and through the Closing Date, (i) Company shall promptly provide the SPAC any changes to the Company Closing Statement (including any component thereof) (the “Updated Company Closing Statement”), and (ii) SPAC shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by SPAC, and the Company and SPAC shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Company Closing Statement (and any updates or revisions as may be agreed by the Company and SPAC shall be included in the Updated Company Closing Statement). The Company shall, and shall cause its Representatives to, (x) reasonably cooperate with SPAC and its Representatives to the extent related to SPAC’s review of the Company Closing Statement and Updated Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and Updated Company Closing Statement and reasonably requested by SPAC or its Representatives in connection with such review; provided, that SPAC shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

Section 3.05 Closing.

(a) The closing of the Transactions (the “Closing”) shall take place (i) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time) on the third Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (ii) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b) Closing Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing:

(i) SPAC will pay, from the funds released from the Trust Account, to the Pre-Closing Holders, their allocable portion of the Closing Disbursement, if any, as set forth in the Allocation Schedule;

(ii) SPAC will deliver to the Company the following:

(A) evidence of the filing with, and acceptance by, the Office of the Secretary of the State of Delaware of the SPAC Charter;

(B) a certified copy of the SPAC Bylaws;

(C) evidence of resignation of removal of the persons contemplated by Section 2.05(a) and Section 2.05(b);

(D) the Registration Rights Agreement, duly executed by SPAC and the stockholders of SPAC party thereto; and

(E) the Nomination Agreement, duly executed by SPAC and the Sponsor

(iii) The Company will deliver to SPAC the following:

(A) the Registration Rights Agreement, duly executed by the Company and the Pre-Closing Holders party thereto; and

(B) the Nomination Agreement, duly executed by the Pre-Closing Holders party thereto.

Section 3.06 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, the Company, Merger Sub, Merger Sub II and the Surviving Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any deduction or withholding is to be made from the amounts otherwise payable hereunder (other than any such value that is subject to withholding because it is properly treated as compensation for applicable Tax purposes), SPAC shall use commercially reasonable efforts to provide notice to the applicable Person at least 10 days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.06 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the case of any such payment payable to employees of the Company or any of its Subsidiaries in connection with the Merger treated as compensation for applicable Tax purposes, the parties shall cooperate to pay such amounts through SPAC’s or its Affiliate’s payroll to facilitate applicable withholding.

Section 3.07 Allocation Schedule. The Company acknowledges and agrees that (i) the Aggregate Merger Consideration and the Earn Out Shares are being allocated among the Pre-Closing Holders pursuant to the schedule in the form set forth on Schedule 3.07 and delivered by the Company to SPAC at least two Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Pre-Closing Holder, (B) the number and class of Equity Securities owned by each Pre-Closing Holder, (C) the number of shares of SPAC Class A Common Stock allocated to each Pre-Closing Holder, (D) the portion of the Closing Disbursement, if any, allocated to each Pre-Closing Holder and (E) the portion of the Earn Out Shares allocated to each Pre-Closing Holder and (iii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). For illustrative purposes only, set forth on Schedule 3.07 is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Schedule 3.07 is illustrative only and not binding in any manner on the Parties); provided that, the Parties agree that such illustrative Allocation Schedule shall not be required to set forth the mailing addresses and email addresses for the Pre-Closing Holders. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment, issuance, reserve for issuance or any other treatment of the Aggregate Merger Consideration on the Closing Date in accordance with the Allocation Schedule, subject to Section 3.01(b) and Section 3.03, SPAC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement, and none of them shall have (I) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Aggregate Merger Consideration) (other than the Earn Out Shares), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases SPAC and its Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Aggregate Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule.

Section 3.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the First Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the First Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares provided by Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement. The Company shall give SPAC prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and SPAC shall have the right to participate in and, following the First Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the First Effective Time, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules, the Company represents and warrants to the SPAC Parties as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the Company, as in effect on the date hereof, previously made available by the Company to SPAC are (a) true, correct and complete and (b) in full force and effect. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Organizational Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with their respective jurisdictions of incorporation or organization and names of their respective equityholders and equity ownership, as of the date hereof, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of tangible property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required Company Stockholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the board of directors of the Company and, except for the Required Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each Transaction Agreement to which the Company is a party will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Company of the Transactions and the transactions contemplated thereby do not and will not, upon receipt of the Required Company Stockholder Approval (a) contravene or conflict with the Organizational Documents of the Company or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of the Company or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents 4.1 . Assuming the truth and accuracy of the representations and warranties of the SPAC Parties contained in this Agreement, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby shall not, require the Company or any Subsidiary to obtain any Consent, except (a) for compliance with the applicable requirements, if any, of the HSR Act (and any similar Law enforced by any Governmental Authority regarding acquisition notifications for the purpose of competition reviews and set forth on Schedule 4.05(a) (the “Identified Foreign Filings”)), (b) approval by FINRA of the continuing membership application on Form CMA pursuant to FINRA Rule 1017 with respect to TradeZero America, Inc. (“Company Broker-Dealer”) (the “Continuing Membership Application”), (c) the filing of the (i) Company Certificates of Merger and (ii) SPAC Charter, each in accordance with the DGCL and the DLLCA, if applicable, (d) for Consents that may be required solely by reason of the SPAC Parties or the Merger Subs’ (as opposed to any other third party’s) participation in the transactions contemplated hereby, (e) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (f) such filings with and approval of the NYSE (or, to the extent applicable, Nasdaq) to permit the SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE (or, to the extent applicable, Nasdaq), (g) the Required SPAC Stockholder Approval, (h) as set forth in Schedule 4.05(h) and (i) any Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06 Current Capitalization.

(a) Schedule 4.06(a) sets forth as of the date hereof the authorized and outstanding Equity Securities of the Company (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(b) Except as set forth on Schedule 4.06(a), as of the date hereof, there are no outstanding or authorized Equity Securities in the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s members may vote. Except as set forth on Schedule 4.06(b), other than this Agreement and the transactions contemplated hereby, the Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its Equity Securities.

Section 4.07 Capitalization of Subsidiaries.

(a) The outstanding Equity Securities of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. The outstanding Equity Securities in each Company Subsidiary that are owned by the Company, directly or indirectly, are owned free and clear of any Liens (other than Liens arising under applicable securities Laws or the Organizational Documents of the applicable Company Subsidiary or any Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Schedule 4.02, as of the date hereof, there are no outstanding or authorized Equity Securities in any Company Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary, except as set forth in the Organizational Documents of the applicable Company Subsidiary. Except as set forth on Schedule 4.07, there are no outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Company Subsidiary is a party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its Equity Securities.

(c) Except for Equity Securities in any wholly-owned Subsidiary of the Company or as set forth on Schedule 4.07, as of the date hereof, none of the Company nor any of its Subsidiaries owns any Equity Securities in any Person. As of the date hereof, no shares of capital stock are held in treasury by any Company Subsidiary.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related unaudited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP during the periods involved (except as may be indicated in the notes thereto).

(c) The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.

(d) Except as set forth in the Financial Statements, as of the date hereof, neither the Company nor the Company’s independent auditors has identified or been made aware of any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

Section 4.09 Undisclosed Liabilities. Except as set forth on Schedule 4.09, as of the date hereof, the Company does not have any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be set forth on a consolidated balance sheet of the Company, as applicable prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since the Most Recent Balance Sheet in the ordinary course of business, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, including the Company Transaction Expenses, or (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Litigation and Proceedings. As of the date hereof, there is no, and since January 1, 2020 there has not been any, Action pending or, to the knowledge of the Company, threatened in writing by or against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of more than $2,000,000, or (b) if adversely determined, have, individually or in the aggregate, a Company Material Adverse Effect. There is, and since January 1, 2020, there has been no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, none of the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any unsatisfied, ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company Broker-Dealer has not, in the past three (3) years, (x) received a “Wells notice” or other indication of the commencement of an enforcement action or investigation from any Governmental Authority or (y) settled or compromised or agreed to settle or compromise any claim or proceeding of any Governmental Authority.

Section 4.11 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws (including applicable Environmental Laws).

(b) The Company and its Subsidiaries hold all licenses, approvals, consents, registrations, franchises and permits (“Permits”) necessary for the lawful conduct of its business as it is being conducted as of the date hereof, except where the failure to so hold would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or impairment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date hereof, (i) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) that remains unresolved and (ii) no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each of the foregoing clauses (i) and (ii), except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened in writing, in each case, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) As of the date hereof, neither the Company nor its Subsidiaries is registered or required to be registered or licensed or required to be licensed (a) with the SEC, the securities commission of any state or any other Governmental Authority as an investment adviser or investment manager, (b) with the U.S. Commodity Futures Trading Commission or under Law applicable to it in non-U.S. jurisdictions as a commodity pool operator, commodity trading advisor, introducing broker, futures commission merchant, retail foreign exchange dealer, swap dealer or major swap participant, or (c) as a bank, trust company, futures commission merchant, swap firm or dealer, transfer agent, municipal advisor, insurance company, forex firm or insurance broker. Except for Company Broker-Dealer, as of the date hereof, neither the Company nor its Subsidiaries is registered or required to be registered as a broker-dealer under the Exchange Act with the SEC.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (ix) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Benefit Plans (all such Contracts as described in clauses (i) through (ix), collectively, the “Company Material Contracts”) (for the avoidance of doubt, Schedule 4.12(a) is not required to list all amendments, waivers or other changes with respect to the Contracts listed therein). True, correct and complete copies of such Company Material Contracts (together with all material amendments, waivers or other changes thereto) in existence as of the date hereof have been delivered to or made available to SPAC or its agents or Representatives.

(i) Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $500,000;

(ii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets the Company or any of its Subsidiaries in each case, (A) involving payments in excess of $500,000, or (B) pursuant to which there are any material ongoing obligations;

(iii) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv) Each Contract requiring capital expenditures the Company or its Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in the aggregate in a 12-month period;

(v) Each Contract prohibiting or restricting in any material respect the ability the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary restrictions with respect to the sale or delivery of products in certain geographical areas and non-solicitation and no-hire provisions, in each case, entered into in the ordinary course of business;

(vi) Each Contract (excluding (x) non-disclosure agreements and (y) non-exclusive licenses granted in trademarks that are Owned Intellectual Property that are incidental to marketing, printing or advertising Contracts) under which the Company or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to the business of the Company or any of its Subsidiaries (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf software”) and (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property (excluding non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice);

(vii) Each Contract under which the Company or any of its Subsidiaries has commissioned the development of Intellectual Property by a third party that is material to the business of the Company or any of its Subsidiaries (other than pursuant the Company’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to SPAC, or any Contract entered into in the ordinary course of business);

(viii) Each employment Contract with any individual that (A) provides for annual base salary in excess of $300,000, or (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments; and

(ix) Any commitment to enter into agreement of the type described in clauses (i) through (viii) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations the Company or one of its Subsidiaries that is a party thereto and, to the knowledge the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (w) neither the Company, any of its Subsidiaries nor, to the knowledge the Company, any other party thereto is or is alleged to be in breach of or default under any Company Material Contract (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract that remains unresolved and (y) to the knowledge the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement a “Company Benefit Plan” means each Benefit Plan which is contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any Service Provider of the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in any case, excluding any Multiemployer Plan.

(b) With respect to each Company Benefit Plan listed on Schedule 4.13(a), the Company has delivered or made available to SPAC copies of (i) the plan document, adoption agreement, and any trust agreement or other funding instrument relating to such plan, or in the event that the Company Benefit Plan is unwritten, a written summary of the material provisions, as applicable, (ii) the most recent summary plan description, if any, required under ERISA with respect to the Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to the Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to the Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded and in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Financial Statements to the extent required by GAAP.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e) (i) No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan have occurred that, in each case of subsections (i) through (iv), either individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except for coverage that is provided through the end of the calendar month in which a termination of employment occurs or pursuant to Section 4980B of the Code or any similar state Law, no Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any current or projected liability in respect of or any obligation to provide, any post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Service Providers of the Company or any of its Subsidiaries.

(g) None of the Company, its Subsidiaries, or its respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to the Company, any Person or entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is under common control or treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

(h) Except as set forth on Schedule 4.13(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers (whether alone or in connection with any other event(s)) (i) will result in the acceleration, funding, vesting or creation of any rights of any current or former Service Provider of the Company or its Subsidiaries to any material compensatory payments, severance or benefits or material increases in any compensatory payments, severance or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be the Company Benefit Plan if in effect as of the date of this Agreement), (ii) will result in the payment to any current or former Service Provider of the Company or its Subsidiaries of any material severance payments, or any material increase in severance payments or benefits upon any termination of employment or service, or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Service Provider of the Company or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i) None of the Company or any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in compliance with, and has been maintained, operated and administered in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k) With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required by Law to be registered as of the date hereof has been so registered and has been maintained in good standing in all material respects with applicable Law; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities.

Section 4.14 Labor Matters.

(a) None of the Company or any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor union, labor organization or works council representing employees of the Company (each, a “CBA”) and no employees are represented by any labor union, other labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. There are, and since January 1, 2019, there have been no pending, and to the knowledge of the Company, as of the date hereof, there are no threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting the Company or any of its Subsidiaries.

(b) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since January 1, 2020, in compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees under the Fair Labor Standards Act and similar state or local Laws), discrimination, harassment or retaliation, whistleblowing, wages and hours, classification of individuals as independent contractors or employees, the investigation of sexual harassment or other unlawful discrimination or retaliation claims, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c) The Company and its Subsidiaries have reasonably investigated all formal sexual harassment or other discrimination or unlawful retaliation allegations raised in the last three years against any Key Employee. With respect to each such allegation with potential merit, the Company or Subsidiary has taken prompt corrective action and no such investigations or allegations are pending or, to the knowledge of the Company, threatened.

(d) Except as set forth on Schedule 4.14(d), no material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, or material work schedule change or reduction in hours, salary or wages affecting Company Employees has occurred since January 1, 2020 as a result of COVID-19 or any COVID-19 Measures.

(e) None of the Company or any of its Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act or any other similar state Laws.

(f) As of the date hereof, none of the Company or any of its Subsidiaries has received written notice that any Key Employee intends to terminate his or her employment with the Company prior to the one-year anniversary of the Closing.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and payable by the Company and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority.

(c) The Company and its Subsidiaries have (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee or independent contractor, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all material reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes. Neither the Company nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against the Company or any Subsidiary have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Subsidiary, and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any Subsidiary (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither the Company nor any Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law)

(g) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws). Neither the Company nor any Subsidiary will be required to make any material payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or any Subsidiary, other than Liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(i) Neither the Company nor any Subsidiary (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only the Company and/or its Subsidiaries, or (ii) has any material liability for or in respect of the Taxes of any Person (other than the Company and its Subsidiaries) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(j) Neither the Company nor any Subsidiary is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to (i) contracts not primarily relating to Taxes or (ii) an agreement solely among any of the Company and its Subsidiaries).

(k) Except as set forth on Schedule 4.15(k), neither the Company nor any of its Subsidiaries is organized in a non-U.S. jurisdiction.

(l) The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) The Company is classified as a corporation for U.S. federal income tax purposes.

(n) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.15 and, to the extent related to Taxes, in Section 4.13 are the only representations and warranties of the Company in this Agreement with respect to Taxes.

Section 4.16 Insurance. With respect to all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) none of the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened in writing, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18 Real Property.

(a) Schedule 4.18(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. The Company has made available to SPAC true, correct and complete copies of the material Contracts pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to SPAC, (iii) none of the Company nor any of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received written notice of any default or breach that has not been cured and (iv) to the knowledge of the Company, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or one of its Subsidiaries or, in each case, to the Company’s knowledge, the other party thereto.

(b) At the Closing, neither the Company nor any of its Subsidiaries will own any land, buildings or other real property.

Section 4.19 Intellectual Property and IT Security.

(a) Schedule 4.19(a) sets forth a complete and correct list of all (i) registrations and applications for the registration thereof for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting, and, to the knowledge of the Company, valid and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No loss or expiration of any material Owned Intellectual Property is threatened in writing, pending, or reasonably foreseeable by the Company or its Subsidiaries, except for expiration of patents and copyrights and non-renewal of trademarks and internet domain names at the end of their statutory or designated (in case of domain names) terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure by the Company or any of its Subsidiaries to pay any required maintenance fees) and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Subsidiary of the Company (i) solely owns all right, title and interest in and to the Owned Intellectual Property and (ii) has the right to use pursuant to a written, and to the knowledge of the Company, valid, license all other Intellectual Property used in or necessary for the operation of the business of the Company, as presently conducted (“Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is not, and since January 1, 2020, there has not been any Action pending, received in writing or threatened in writing, against the Company or any of its Subsidiaries with respect to any Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Person has notified the Company or any of its Subsidiaries in writing that any of such Person’s Intellectual Property rights are infringed, misappropriated, or otherwise violated by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries requires an unsolicited license to any of such Person’s Intellectual Property rights, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of Company, or of its Subsidiaries or the former or current conduct of their respective businesses infringes, misappropriates or otherwise violates, or has, in the past three (3) years, infringed, misappropriated or otherwise violated, any Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has, in the last three (3) years, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has taken commercially reasonable steps to maintain, preserve and protect all material Owned Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other material confidential information owned by the Company or its Subsidiaries (and any material confidential information owned by any Person to whom the Company or any of its Subsidiaries has a written confidentiality obligation). No Trade Secrets or other material confidential information included in the Owned Intellectual Property have been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or any other confidential information by such Person except to the extent that the disclosure of such Trade Secrets or confidential information would not result in a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current or former founder, employee, consultant and independent contractor of the Company or its Subsidiaries who has contributed or created, in whole or in part, any material Owned Intellectual Property has executed and delivered to the Company or its Subsidiaries either a (i) written “work-for-hire” agreement under which the Company or its applicable Subsidiaries is deemed to be the owner or author of all such Owned Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the Company or one of its applicable Subsidiaries of all right, title and interest in and to such Owned Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the knowledge of the Company, no such current or former founder, employee, consultant and independent contractor of the Company or its Subsidiaries is in violation of any such agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its Subsidiaries is in possession of the source code and object code for all Software constituting their material Owned Intellectual Property (“Owned Software”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Owned Software (i) conforms in all material respects with all representations and warranties established by the Company and its Subsidiaries or conveyed thereby to its or their customers or other transferees, (ii) to the knowledge of the Company, is free of any material defects and does not contain any Unauthorized Code and (iii) has been maintained by the Company and its Subsidiaries on their own behalf or on behalf of their customers in accordance with their contractual obligations to customers, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in possession of or has access to all documentation relating to the Owned Software that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Owned Software as used in the business of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not incorporated any “open source” or “copyleft” Software or Software licensed or used under an ”open source” license or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses and including the under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, or the Apache Software License) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with any Owned Software or used Open Source Code, in each case in a manner that requires or conditions the use or distribution of any of the Owned Software on the compulsory disclosure, licensing, or distribution of any source code for any portion of such Owned Software, including requiring any Owned Software to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge.

(f) The Company has taken commercially reasonable efforts consistent with industry standards for companies of the Company’s size that are designed to (i) protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification, and (ii) ensure that all IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) are free from any Unauthorized Code. The IT Systems are sufficient for the current needs of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Data Security Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not, and to the Knowledge of the Company any third-party Processing Protected Data on behalf of the Company or any Subsidiary have not, experienced any Security Breaches.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to Process all Protected Data to the extent such Protected Data is Processed by or on behalf of the Company and its Subsidiaries in connection with the use and/or operation of its products, services and business.

Section 4.20 Absence of Changes. From December 31, 2020 until the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing.

Section 4.21 Brokers’ Fees. Other than as set forth on Schedule 4.21, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates.

Section 4.22 Related Party Transactions. Except for the Contracts set forth on Schedule 4.22, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or holder of Company Class A Common Stock or, to the Company’s knowledge, any Affiliate (other than the Company and its Subsidiaries) or family member of any of the foregoing, on the other hand (each, a “Company Related Party Contract”), except in each case, for (a) employment agreements, confidentiality and invention assignment agreements, standard director and officer indemnification agreements, equity or incentive equity documents, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) amounts paid pursuant to Company Benefit Plans listed on Schedule 4.13(a) and (d) other transactions for services in their capacity as officers, directors or employees.

Section 4.23 Proxy Statement; Information Provided. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Proxy Statement (a) that is modified in any material respect by SPAC or any of its Affiliates or Representatives without the Company’s prior written approval which is misleading by virtue of such modification, (b) in reliance upon and in conformity with information furnished in writing by or on behalf of SPAC or any of its Affiliates specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity or (c) with respect to projections or forecasts with respect to the Company or its Subsidiaries. The Proxy Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.24 International Trade; Anti-Corruption.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any officer or employee of a Governmental Authority or other Person in violation of any Anti-Corruption Laws.

(c) In the past five years, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Section 4.25 Company Broker-Dealer.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company Broker-Dealer is, and during the past three (3) years has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each state where the conduct of its business requires such registration, licensing or qualification. Company Broker-Dealer is a member in good standing of FINRA, the Securities Investor Protection Corporation (“SIPC”) and each other Governmental Authority where membership or association with such Governmental Authority is required in order for Company Broker-Dealer to conduct its business as presently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company Broker-Dealer is, and has been during the past three (3) years, in compliance with Law applicable to it, including rules and regulations of FINRA, the SEC and any state securities authorities the jurisdiction of which Company Broker-Dealer is subject. As of the date hereof, Company Broker-Dealer has not entered into any agreement or arrangement with any Governmental Authority to increase its regulatory capital above the amount required to be maintained under Rule 15c3-1 of the Exchange Act.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company Broker-Dealer has filed on a timely basis all regulatory reports, schedules, forms, registrations, financial statements, notices, and other documents, together with any material amendments that were required to be filed by it during the past three (3) years with FINRA or the SEC or otherwise required to be filed under the Securities Act, the Exchange Act, or FINRA’s rules or its By-Laws, including all FOCUS reports, Form BD and all such reports required pursuant to Rule 17a-5 under the Exchange Act. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such filings, including the Form BD of Company Broker-Dealer, were, at the time they were filed, in compliance with applicable Law.

(c) The Company Broker-Dealer has adopted and, at all times during the past three (3) years, has had in place and have been in compliance with written supervisory control policies and procedures, which have been implemented pursuant to and in accordance with Law applicable to them, including but limited to Rule 30(a) of Regulation S-P (17 C.F.R. § 248.30(a)), FINRA Rule 3110(b) and FINRA Rule 3120(a), (the “Broker-Dealer Compliance Policies”) except in each case where the failure to adopt, have in place, implement or comply with such Broker-Dealer Compliance Policies would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in any of Company Broker-Dealer’s annual or other period compliance reviews made available to the SPAC Parties, Company Broker-Dealer is in, and at all times during the past three (3) years have been, in compliance with the Broker-Dealer Compliance Policies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC PARTIES

Except as set forth in the Schedules to this Agreement or in the SEC Reports filed or furnished by SPAC with the SEC prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports but excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each SPAC Party represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Each SPAC Party is duly incorporated or formed and is validly existing as a corporation in good standing under the Laws of Delaware and has the requisite corporate or limited liability company power, as applicable, and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the SPAC Parties, including the SPAC Organizational Documents, as in effect on the date hereof, which has been made available to the Company via the SEC Reports are (a) true, correct and complete and (b) in full force and effect. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all its respective Organizational Documents, including, in the case of the SPAC, the SPAC Organizational Documents. Each of the SPAC Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an SPAC Material Adverse Effect.

 Section 5.02 Due Authorization. Each of the SPAC Parties has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Required SPAC Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements to which the SPAC Parties are a party and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors (or, in the case of Merger Sub II, the sole member) of the applicable SPAC Party and, except for the Required SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of any SPAC Party is necessary to authorize this Agreement or the Transaction Agreements to which the SPAC Parties are a party or any SPAC Party’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions. The SPAC Board has duly (i) determined that the Mergers and the other Transactions (including the SPAC Charter and SPAC Bylaws) are in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the other Transactions (including the SPAC Charter and SPAC Bylaws), on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the SPAC Stockholder Matters. The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock. The board of directors of Merger Sub has duly (A) determined that the First Merger and the other Transactions are in the best interests of Merger Sub and SPAC, as its sole stockholder, and declared it advisable, to enter into this Agreement, (B) approved this Agreement and the Transactions, on the terms and conditions of this Agreement, and (C) adopted a resolution recommending the First Merger be adopted by SPAC, as its sole stockholder. SPAC, as the sole member of Merger Sub II, has (x) determined that it is in the best interests of Merger Sub II, and declared it advisable, to enter into this Agreement providing for the Second Merger and (y) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of the Required SPAC Stockholder Approval, the consummation of the Transactions and the transactions contemplated by any Transaction Agreement do not and will not (a) contravene or conflict with the Organizational Documents of the SPAC Parties (including the SPAC Organizational Documents), (b) contravene or conflict with or constitute a violation of any provision of any Law or Governmental Order binding on or applicable to SPAC, any Subsidiaries of SPAC or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation or imposition of any Lien upon any asset, property or Equity Security of SPAC or any Subsidiaries of SPAC, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective properties, rights or assets, which, if determined adversely, could be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. There has been no Governmental Order imposed upon or, to the knowledge of the SPAC, threatened in writing against SPAC or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole. There are no material Governmental Orders, settlement agreements or similar agreement regarding any of the matters set forth in the two preceding sentences to which SPAC, its Subsidiaries or any of their assets or properties is bound that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole.

Section 5.05 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, SPAC and its Subsidiaries are in compliance with all applicable Laws. To the knowledge of SPAC, (a) neither SPAC nor any of its Subsidiaries has received any written notice of any violations of applicable Laws or Governmental Orders and (b) no assertion or Action of any violation of any Law or Governmental Order by SPAC or any of its Subsidiaries is currently threatened against SPAC or any of its Subsidiaries, in each case of the foregoing clauses (a) and (b), except as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. No investigation or review by any Governmental Authority with respect to SPAC or any of its Subsidiaries is pending or, to the knowledge of SPAC, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.06 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of the Company contained in this Agreement, the execution and delivery of this Agreement by the SPAC Parties does not, and the performance by the SPAC Parties of this Agreement and the consummation of the transactions contemplated hereby shall not, require any SPAC Party to obtain any Consents from any Governmental Authority, except for (a) for compliance with the applicable requirements, if any, of the HSR Act and the Identified Foreign Filings, (b) approval by FINRA of the Continuing Membership Application, (c) the filing of (i) the Company Certificates of Merger and (ii) the SPAC Charter, each in accordance with the DGCL and the DLLCA, if applicable, for Consents that may be required solely by reason of the Company or its Subsidiaries’ (as opposed to any other third party’s) participation in the transactions contemplated hereby, (e) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (f) such filings with and approval of the NYSE (or, to the extent applicable, Nasdaq) to permit the SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE (or, to the extent applicable, Nasdaq), (g) the Required SPAC Stockholder Approval, (h) as set forth in Schedule 4.05(h) and (i) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.07 Trust Account. As of the date hereof, there is at least $172,500,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of December 17, 2020, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus, dated as of December 17, 2020 and filed with the SEC (File No. 333-248698) on December 17, 2020 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate or that would entitle any Person (other than stockholders of SPAC holding SPAC Common Stock sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, no SPAC Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. There are no Actions pending with respect to the Trust Account. Since December 17, 2020, SPAC has not released any money from the Trust Account other than to pay income and franchise Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. Following the First Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Class A Common Stock for redemption pursuant to the SPAC Stockholder Redemption or otherwise in compliance with SPAC’s Organizational Documents.

Section 5.08 Brokers’ Fees. Other than as set forth on Schedule 5.08, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 5.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) As of the date hereof, other than SPAC’s late filing of its quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on June 21, 2021, SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Except as described in SPAC’s annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on June 21, 2021, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(c) Except as described in SPAC’s annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on June 21, 2021, SPAC has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(d) As of the date hereof, there is no (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, except as described in SPAC’s annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on June 21, 2021, or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(e) To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.10 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have a SPAC Material Adverse Effect. Each of Merger Sub and Merger Sub II was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any Transaction Agreement to which such entities are a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. SPAC owns all of the issued and outstanding Equity Securities of Merger Sub and Merger Sub II.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby, as of the date hereof, no SPAC Party is and at no time has been, party to any Contract with any Person, other than (x) engagement agreements with advisors and consultants in connection with activities directed toward the accomplishment of a Business Combination, (y) Contracts filed as exhibits to the SEC Reports prior to the date hereof or (z) Contracts that would require payments by any SPAC Party more than $100,000 in the aggregate when taken together with all other Contracts.

(d) Other than any officers as described in the SEC Reports filed prior to the date hereof, the SPAC Parties do not have any employees.

(e) As of the date hereof, there is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of June 30, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of June 30, 2021 in the ordinary course of the operation of business of SPAC, or (iii) arising under this Agreement or the performance by a SPAC Party of its obligations hereunder.

Section 5.11 Taxes.

(a) All material Tax Returns required by Law to be filed by SPAC and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and payable by SPAC and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority.

(c) SPAC and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee or independent contractor, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither SPAC nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes. Neither SPAC nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against SPAC or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where SPAC or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither SPAC nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither SPAC nor any Subsidiary of SPAC has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g) Neither SPAC nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of, an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws). Neither SPAC nor any Subsidiary will be required to make any material payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of SPAC or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Neither SPAC nor any of its Subsidiaries has entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(i) Neither SPAC nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which SPAC is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(j) Neither SPAC nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to contracts not primarily relating to Taxes).

(k) At all times since their formation, SPAC and Merger Sub have been treated as corporations that are United States persons for U.S. federal income tax purposes. At all times since its formation, Merger Sub II has been treated as an entity disregarded as separate from SPAC for U.S. federal income tax purposes.

(l) Except as set forth on Schedule 5.11(l), neither SPAC nor any of its Subsidiaries is organized in a non-U.S. jurisdiction.

(m) To the knowledge of SPAC, neither SPAC nor Merger Sub is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(n) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.11 are the only representations and warranties of the SPAC Parties in this Agreement with respect to Taxes.

Section 5.12 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SPAC consists of 401,000,000 shares of capital stock, including (i) 380,000,000 shares of SPAC Class A Common Stock, (ii) 20,000,000 shares of SPAC Class B Common Stock, and (iii) 1,000,000 shares of preferred stock (“SPAC Preferred Stock”) of which (A) 9,167,323 shares of SPAC Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 4,312,500 shares of SPAC Class B Common Stock are issued and outstanding as of the date of this Agreement, and (C) no shares of SPAC Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common Stock (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, SPAC has issued 4,850,000 SPAC Private Placement Warrants that entitle the holder thereof to purchase SPAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, or as set forth in Section 5.12(a), as of the date hereof, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as set forth in the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote. SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other Equity Securities of SPAC.

(c) SPAC does not own any Equity Securities in any Person other than Merger Sub and Merger Sub II.

(d) The Aggregate Merger Consideration and the Earn Out Shares, when issued in accordance with the terms of this Agreement, shall be duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive rights.

Section 5.13 Nasdaq Stock Market Listing. The issued and outstanding units of SPAC, each such unit comprised of one share of SPAC Class A Common Stock and one-half of one SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DUNEU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DUNE”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DUNEW”. As of the date of this Agreement, SPAC is in compliance in all material respects with the applicable Nasdaq corporate governance requirements for continued listing of the SPAC Class A Common Stock and SPAC Warrants. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or SPAC Warrants on Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement. Other than the notice received from Nasdaq on May 28, 2021 as described on SPAC’s current report on Form 8-K filed with the SEC on May 28, 2021, the subject matter of which has been remedied by the filing of SPAC’s quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on June 21, 2021, SPAC has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Common Stock from Nasdaq or deregistering of the SPAC Class A Common Stock with the SEC.

Section 5.14 Related Party Transactions. There are no transactions, Contracts, arrangements or understandings between any SPAC Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such SPAC Party (a “SPAC Related Party Transaction”).

Section 5.15 Proxy Statement. None of the information relating to the SPAC Parties supplied or to be supplied by any SPAC Party, or by any other Person acting on behalf of any SPAC Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing by or on behalf of the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity. The Proxy Statement, insofar as it relates to information supplied by or on behalf of any SPAC Party related to any SPAC Party for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 5.16 Absence of Changes. From December 31, 2020 until the date of this Agreement, no SPAC Material Adverse Effect has occurred and is continuing.

Section 5.17 Indebtedness. Except as set forth on Schedule 5.17, no SPAC Party has any Indebtedness.

Section 5.18 Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

Article VI
COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement or the Transaction Agreements, as set forth on Schedule 6.01, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), as required by applicable Law, or to the extent reasonably necessary to protect the health and safety of the employees of the Company and its Subsidiaries or in response to COVID-19 Measures, use its commercially reasonable efforts to (x) conduct and operate its business in the ordinary course of business in all material respects, and (y) maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement or the Transaction Agreements, as set forth on Schedule 6.01, as consented to by SPAC in writing (such consent shall not be unreasonably conditioned, withheld or delayed), as required by applicable Law, or to the extent reasonably necessary to protect the health and safety of the employees of the Company and its Subsidiaries or in response to COVID-19 Measures, the Company shall, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(i) change or amend its Organizational Documents;

(ii) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(iii) except in the ordinary course of business or with respect to Contracts entered into in connection with transactions otherwise permitted by this Section 6.01(a), enter into, materially and adversely modify, materially and adversely amend, waive any material right under, or terminate any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a));

(iv) (A) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries or (B) issue any Equity Securities of the Company or its Subsidiaries, except (x) Company Class A Common Stock, (y) Company Class B Common Stock or (z) the grant of Company RSU Awards issued under the Company RSU Plan or the grant of Company Stock Option Awards issued under the Company Stock Option Plan;

(v) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company or any of its Subsidiaries, other than (A) equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (B) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, or (C) in the ordinary course of business;

(vi) disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to a Company Representative, SPAC or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transactions);

(vii) subject to Section 8.01(f), settle any pending or threatened Action, (1) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company or any of its Subsidiaries in a manner materially adverse to the Company or (2) to the extent such settlement involves any alleged criminal wrongdoing;

(viii) except as in the ordinary course of business (which ordinary course of business operations shall include, for the avoidance of doubt, the entry into any employment offer letter with any non-executive level employee that provides for an annual base salary less than $300,000), or required by the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) or otherwise contemplated by this Agreement, (i) materially increase the compensation or benefits of any current or former Key Employee; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any Key Employee, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business; (iii) terminate (other than for “cause” or due to death or disability) the employment of any Key Employees or hire any individual who would be, upon such hire, a Key Employee (except as necessary to replace any terminated Key Employee); (iv) take any action to accelerate any payments, severance or benefits, or the funding of any payments, severance or benefits, payable or to become payable to any Key Employees; or (v) establish, adopt, enter into, amend or terminate in any material respect any material Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be the Company Benefit Plan if it were in existence as of the date of this Agreement; provided that, it shall not be a violation of this Section 6.01(a)(viii) if the Company adopts the Company RSU Plan or the Company Stock Option Plan or enters into any award agreements for the purpose of granting the Company RSU Awards under the Company RSU Plan or the Company Stock Option Awards under the Company Stock Option Plan;

(ix) implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that requires notice under the WARN Act;

(x) (A) negotiate, modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employee of the Company or any of its Subsidiaries;

(xi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Key Employee as of the date hereof in connection with the termination of services thereof;

(xii) directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to the Company or any of its Subsidiaries, taken as a whole, and other than in the ordinary course of business;

(xiii) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of the Company or any of its Subsidiaries for expenses not to exceed $200,000 individually, or $400,000 in the aggregate (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(xiv) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (B) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(xv) adjust, split, combine, subdivide, recapitalize or reclassify any change in respect of any Equity Securities of the Company or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(xvi) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP or applicable Law (including to obtain compliance with PCAOB auditing standards);

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(xviii) other than in the ordinary course of business, as would not be material, or as required by applicable Law, (A) make, change or revoke any Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to Taxes, (C) amend any Tax Return in a manner inconsistent with past practice, (D) settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, (E) enter into any closing agreement with respect to any Tax, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) knowingly surrender any claim for a refund of Taxes, or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than (i) any agreement not primarily relating to Taxes or (ii) an agreement among any of the Company and its Subsidiaries);

(xix) take or permit to be taken, or fail to take or permit to be failed to be taken, any action that could reasonably be expected to impair, impede or prevent the Transactions from qualifying for the Intended Tax Treatment, provided that (A) the Company shall only be required to use commercially reasonable efforts to take or permit to be taken such action or inaction and (B) the Company shall not be in breach of this Section 6.01(a)(xix) unless such action could negatively and materially impact the Pre-Closing SPAC Holders or Sponsor;

(xx) (A) incur, create or assume any Indebtedness, (B) modify the terms of any Indebtedness, or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (w) Indebtedness incurred in the ordinary course of business, (x) Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (y) extensions of credit to customers or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.01(a)(xx);

(xxi) pay or agree to pay Company Transaction Expenses such that the aggregate amount of Company Transaction Expenses exceed $8,250,000;

(xxii) enter into any Company Related Party Contract or amend in any material respect any existing Company Related Party Contract (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director); or

(xxiii) enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a).

(b) Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing shall give SPAC, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) upon the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.03 No Claim Against the Trust Account. The Company, on behalf of itself and its Pre-Closing Holders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their SPAC shares in connection with the consummation of SPAC’s initial Business Combination or in connection with an extension of SPAC’s deadline to consummate a Business Combination; (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by an amendment to the SPAC Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to SPAC after or concurrently with the consummation of a Business Combination. The Company, on behalf of itself and its Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of the Company, nor any of its Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, any Transaction Agreement or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company, its Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and its Pre-Closing Holders and other Affiliates, (i) hereby irrevocably waives any Released Claims that the Company, the Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by SPAC to induce SPAC to enter into this Agreement, and (iii) intends and understands such waiver to be valid, binding and enforceable against the Company, the Pre-Closing Holders and their respective Affiliates under applicable Law. Notwithstanding anything to the contrary, nothing in this Section 6.03 shall (x) serve to limit or prohibit the right of the Company, the Pre-Closing Holders or their respective Affiliates to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for Fraud in the making of the representations and warranties in Article V, and (y) serve to limit or prohibit any claims that the Company, the Pre-Closing Holders or their respective Affiliates may have in the future pursuant to this Agreement or any other Transaction Agreement against SPAC’s assets or funds that are not held in the Trust Account. This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Financial Statements.

(a) As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC true, correct, accurate and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the six (6) months then ended (the “Combined Company Interim Financial Statements”). As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC true, correct, accurate and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Combined Company Financial Statements”).

(b) The Audited Combined Company Financial Statements and the Combined Company Interim Financial Statements (A) will fairly present in all material respects the financial position of the Company and its Subsidiaries as of the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the Combined Company Interim Financial Statements, to normal year-end audit adjustments), (C) in the case of the Audited Combined Company Financial Statements, will be audited in accordance with the standards of the PCAOB, with respect the Company and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Proxy Statement. The Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

Section 6.05 FIRPTA. At the Closing, the Company shall deliver to SPAC a duly completed and executed certificate and accompanying notice to the IRS (along with authorization for SPAC to provide such documentation to the IRS), dated as of the Closing Date, in form and substance reasonably satisfactory to SPAC and conforming to the requirements of Treasury Regulations Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code).

Section 6.06 Company Approvals. Upon the terms set forth in this Agreement, the Company shall, at its option, as soon as reasonably practicable after the date hereof, and in any event no later than 24 hours after the date hereof, seek to obtain the Required Company Stockholder Approval, in the form of an irrevocable written consent.

Section 6.07 Merger Sub Approval. Immediately following the execution of this Agreement, SPAC, as the sole shareholder of Merger Sub and the sole member of Merger Sub II, will approve and adopt this Agreement, the Transaction Agreements to which Merger Sub and Merger Sub II is or will be a party and the Transactions.

Section 6.08 No SPAC Common Stock Transactions. The Company acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company.  The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of SPAC (other than engaging in the Transactions) or take any other action with respect to SPAC in violation of such Laws, or cause any third party to do any of the foregoing.

Article VII
COVENANTS OF SPAC

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the First Effective Time, SPAC shall, and shall cause the Surviving Entity to, indemnify and hold harmless each present and former director, manager and officer of (x) the Company and each of its Subsidiaries, and (y) SPAC and each of its Subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company or its Subsidiaries, or SPAC and each of its Subsidiaries, as applicable, would have been permitted under applicable Law and their respective Organizational Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall, and shall cause its Subsidiaries and the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Organizational Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) The Company shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and SPAC shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six (6) years from the First Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by (x) the Company’s or any of its Subsidiaries’ and/or (y) SPAC’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC, the Surviving Entity and all successors and assigns of SPAC and the Surviving Entity. If SPAC or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, the SPAC Parties shall, except as expressly required by this Agreement or the Transaction Agreements or as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed) use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement or the Transaction Agreements, as consented to the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed other than with to (clause (vii) and (xii), which consent may be conditioned, withheld or delayed in the Company’s sole discretion), or as required by applicable Law, SPAC shall not and shall not permit Merger Sub and Merger Sub II to:

(i) change, modify or amend the Trust Agreement, the SPAC Organizational Documents or enter into or amend any other agreement related to the Trust Account;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC, Merger Sub or Merger Sub II, (B) split, combine or reclassify any Equity Securities of SPAC, Merger Sub or Merger Sub II, or (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by SPAC’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC, Merger Sub or Merger Sub II;

(iii) (A) make, change or revoke any Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to Taxes, (C) amend any Tax Return in a manner inconsistent with past practice, (D) settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, (E) enter into any closing agreement with respect to any Tax, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) knowingly surrender any claim for a refund of Taxes, or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(iv) take or permit to be taken, or fail to take or permit to be failed to be taken, any action that could reasonably be expected to impair, impede or prevent the Transactions from qualifying for the Intended Tax Treatment (including that could reasonably be expected to result in SPAC or Merger Sub being classified as an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code), provided that, in each case, SPAC shall only be required to use commercially reasonable efforts to take or permit to be taken such action or inaction, and provided further that, nothing in this Section 7.02(a)(iv) shall require SPAC to (A) violate applicable Law or the governing documents of SPAC, (B) consent to or obtain any Potential Financing, (C) distribute cash from the Trust Account to the shareholders of SPAC or (D) cause the Pre-Closing SPAC Holders or Sponsor to exchange their shares of SPAC Common Stock for Equity Securities of an entity other than SPAC;

(v) enter into, renew or amend in any material respect, any transaction or Contract, other than those that SPAC reasonably believes are necessary to effect the Closing;

(vi) subject to Section 8.01(f), waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than Working Capital Loans up to $1,500,000;

(viii) (A) hire any employee, (B) make any change in the management structure of any SPAC Party or (C) except as expressly contemplated by this Agreement, establish, adopt or enter into any Benefit Plan;

(ix) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any SPAC Party (other than the Transactions);

(x) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of any SPAC Party;

(xi) directly or indirectly acquire by merging or consolidating with, or by purchasing any assets of, or by purchasing any Equity Security in, or by any other manner, any Person;

(xii) other than in connection with any Pre-Approved Arrangements, (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (other than SPAC Warrants to be issued to SPAC’s Affiliates or stockholders in satisfaction of the Working Capital Loans incurred in compliance with this Agreement), (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein or (C) acquire any Equity Securities in any Person or form any Subsidiary;

(xiii) pay or agree to pay SPAC Transaction Expenses such that the aggregate amount of SPAC Transaction Expenses exceed $17,500,000;

(xiv) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(xv) enter into any SPAC Related Party Transaction;

(xvi) make, or commit to make, any capital expenditures; or

(xvii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any SPAC Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any SPAC Party from using the funds held by SPAC outside the Trust Account to pay any SPAC expenses or liabilities or from otherwise distributing or paying over any funds held by SPAC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c) During the Interim Period, SPAC shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which SPAC or its Subsidiaries may be a party.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), SPAC shall afford the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

Section 7.04 Section 16 Matters. Prior to the First Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05 Post-Closing Directors and Officers. Subject to the terms of the SPAC Organizational Documents, the SPAC Charter and the SPAC Bylaws, SPAC shall take all such action as may be necessary or appropriate such that immediately following the First Effective Time:

(a) The SPAC Board shall consist of at least seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III (with Classes I and II consisting of two (2) directors each, and with Class III consisting of three (3) directors), and such board shall initially include:

(i) Daniel Pipitone and John Muscatella as Class I directors;

(ii) two (2) Independent Director nominees to be designated by the Company prior to the Closing;

(iii) one (1) Independent Director nominee to be designated by SPAC prior to the Closing (who shall be a Class III director);

(iv) two (2) Independent Director nominees to be designated by SPAC, who shall initially be Carter Glatt (who shall be a Class II director) and William Nance (who shall be a Class I director), in each case, so long as they are Independent Directors;

(v) such other director nominees to be designated by the Company pursuant to written notice to SPAC following the date of this Agreement; and

(vi) the class designation for the directors (other than Daniel Pipitone, John Muscatella and Carter Glatt) and the designation of the Chairperson of the SPAC Board shall be determined by the Company pursuant to written notice to SPAC following the date of this Agreement.

(b) The committees of the Board at the First Effective Time shall be mutually agreed upon by SPAC and the Company prior to the closing, subject to the terms of the Nomination Agreement.

(c) The initial officers of SPAC shall be as set forth on Schedule 7.05(b) (which schedule may be modified from time to time in the Company’s sole discretion prior to the Closing), who shall serve in such capacity in accordance with the terms of the SPAC Charter and the SPAC Bylaws following the First Effective Time.

Section 7.06 Incentive Equity Plan; ESPP. Prior to the Closing Date, SPAC shall adopt, subject to approval of the stockholders of SPAC: (a) an equity incentive plan, in the form attached hereto as Exhibit J, providing for the issuance of the number of shares of SPAC Common Stock set forth therein, with such changes as may be agreed to in writing by SPAC and the Company (the “Incentive Equity Plan”) and (b) an employee stock purchase plan, in the form attached hereto as Exhibit L, providing for the issuance of the number of shares of SPAC Common Stock set forth therein, with such changes as may be agreed to in writing by SPAC and the Company (the “ESPP”), in each case, to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date SPAC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to (x) (i) the SPAC Common Stock issuable under the Incentive Equity Plan and (ii) the shares of SPAC Common Stock subject to the Converted SPAC RSU Awards, the Converted SPAC Option Awards and the SPAC RSU Earnout Awards and (y) the SPAC Common Stock issuable under the ESPP, and SPAC shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan or options under the ESPP remain outstanding.

Section 7.07 SPAC Bylaws and Charter. At the First Effective Time (subject to approval by the stockholders of SPAC of the same), SPAC shall adopt the SPAC Charter and the SPAC Bylaws.

Section 7.08 Pre-Approved Arrangements. If SPAC desires to seek any Pre-Approved Arrangements in accordance with this Agreement, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such Pre-Approved Arrangements as may be reasonably requested by SPAC, including by (a) using commercially reasonable efforts to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) using commercially reasonable efforts to assist with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing (which shall not include pro forma financial information), and (c) providing the Financial Statements and such other financial information regarding the Company (including the Audited Combined Company Financial Statements and the Combined Company Interim Financial Statements) that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such Pre-Approved Arrangements.

Section 7.09 SPAC Public Filings. From the date hereof through the First Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10 Listing. From the date hereof through the Second Effective Time, SPAC shall use its commercially reasonable efforts to ensure that the SPAC Class A Common Stock becomes listed on the NYSE on or on the Trading Day immediately following the Closing Date and shall prepare and submit to the NYSE a listing application, if required under the NYSE rules, covering the shares of SPAC Common Stock issuable in the Transactions, and shall obtain approval for the listing of such shares of SPAC Common Stock and the Company shall reasonably cooperate with SPAC with respect to such listing. From the date hereof until the SPAC Class A Common Stock becomes listed on the NYSE, SPAC shall use its commercially reasonable efforts to ensure that the SPAC Class A Common Stock remains listed on Nasdaq.

Section 7.11 Non-Transfer of Certain SPAC Intellectual Property.

(a) The Company acknowledges that SPAC is in possession of certain confidential and proprietary information of third parties received in connection with the SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s, Merger Sub’s, Merger Sub II’s and their respective Representatives’ internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. The Company acknowledges it has no right or expectancy in or to the Evaluation Material.

(b) The Company shall have no right or expectancy in or to the ownership or use of the name “Dune Acquisition Corp.” or any derivation thereof containing the term “DUNE”, the trading symbols “DUNE”, “DUNEU” or “DUNEW,” SPAC’s internet domain name (https://duneacq.com/), or the Intellectual Property rights therein (collectively, the “SPAC Marks”) as a trademark or other identifier of source. For clarity, nothing in this Agreement, prevents the Company from using the SPAC Marks. (i) in a non-trademark manner permitted as “fair use” under applicable trademark law (e.g., to describe the historical relationship of the parties), or (ii) to the extent required by Law.

Section 7.12 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable (A) to stockholders who have elected to have their SPAC Class A Common Stock converted to cash in accordance with the provisions of the SPAC Charter; (B) for income tax or other tax obligations of SPAC prior to Closing; and (C) for any SPAC Transaction Expenses; and (b) thereafter, the Trust Account shall terminate, except as otherwise provide therein.

Section 7.13 Takeover Laws. SPAC shall not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and SPAC will take all steps to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Article VIII
JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. SPAC shall promptly inform the Company of any communication between any SPAC Party, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. The Company and SPAC will each pay 50% all filing fees in connection with the HSR Act, the Continuing Membership Application or other materials contemplated by this Section 8.01(a), and such fees shall constitute Company Transaction Expenses or SPAC Transaction Expense, as applicable.

(b) Each Party shall use (i) its respective commercially reasonable efforts to make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement and (ii) shall respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Notwithstanding anything to the contrary in this Section 8.01, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act (to the extent early termination is then available), and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties.

(c) The Company shall use (i) its commercially reasonable efforts to prepare and file, or cause to be prepared and filed, the Continuing Membership Application in connection with the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement, and (ii) shall provide SPAC with an opportunity to review and comment upon such application (which comments the Company shall consider in good faith and, to the extent any such comments are reasonable and relate to SPAC or the Transactions, the Company shall incorporate such comments into the Continuing Membership Application). SPAC shall use its commercially reasonable efforts to cooperate with the Company in preparing the Continuing Membership Application, including by promptly making available additional information relating to its business, assets, properties, or ownership as may be requested by FINRA and by taking such other actions requested by FINRA in connection with the Continuing Membership Application. The Parties shall respond as promptly as practicable to all requests or inquiries received from FINRA for additional documentation or information in connection with the Continuing Membership Application.

(d) During the Interim Period, the SPAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SPAC Party) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(e) Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the SPAC Parties or Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party.

(f) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of the SPAC Parties or any of their respective Representatives (in their capacity as a representative of a SPAC Party) or, in the case of the Company or any of its Subsidiaries, any of their respective Representatives (in their capacity as a representative of a member of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. In no event shall the Company or SPAC settle or compromise any Transaction Litigation without the prior written consent of SPAC or the Company, respectively (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, SPAC and the Company shall, in accordance with this Section 8.02(a), jointly prepare, and SPAC shall file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (the “Proxy Statement”) to be sent to the stockholders of SPAC in advance of the Special Meeting, for the purpose of, among other things: (A) providing SPAC’s stockholders with the opportunity to redeem shares of SPAC Class A Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Class A Common Stock to vote at the Special Meeting in favor of the SPAC Stockholder Matters, and each Party will reasonably cooperate (including causing each of its Subsidiaries and Representatives to reasonably cooperate) with the other Parties, and provide all information regarding such Party, its Affiliates and its business that is necessary for the preparation and filing of the Proxy Statement. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s stockholders at the Special Meeting. The Proxy Statement will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. SPAC shall (I) file the definitive Proxy Statement with the SEC and (II) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the SPAC Board in accordance with Section 8.02(b), as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii) Prior to filing with the SEC, SPAC will make available to the Company and its counsel drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into such document. SPAC shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the SPAC Class A Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. SPAC shall respond to any SEC comments on the Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by SPAC of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company and its counsel drafts of any such response and provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into such response. SPAC shall not respond to any such requests or comments without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall promptly file an amendment or supplement to the Proxy Statement containing such information (subject to the procedures set forth in Section 8.02(a)(ii). If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform SPAC of such information, event or circumstance and provide to SPAC all information necessary to correct any such deficiencies.

(iv) SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Proxy Statement. Each of SPAC and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of SPAC, the Company, or their respective Affiliates to any regulatory authority (including Nasdaq and/or the NYSE as applicable) in connection with the Transactions.

(b) Special Meeting. SPAC will take, in accordance with applicable Law, Nasdaq rules and its Organizational Documents, all action necessary to duly convene and hold a meeting of its stockholders (as adjourned or postponed, the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement to the stockholders of SPAC as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the SPAC Stockholder Matters and to cause such vote to be taken and (ii) provide stockholders of SPAC with the opportunity to elect to effect a SPAC Stockholder Redemption.  SPAC shall postpone or adjourn such meeting on each and every occasion if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) and voting to approve the SPAC Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or (z) SPAC or the Company determines the payments for the SPAC Stockholder Redemption could reasonably be expected to cause the conditions in Section 9.01 to not be satisfied at the Closing; provided, however, in no event shall SPAC be required to adjourn or postpone the Special Meeting more than six weeks from the initial date of the Special Meeting set forth in the Proxy Statement. SPAC shall, following the Proxy Clearance Date, use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the SPAC Stockholder Matters and shall include in the Proxy Statement the SPAC Board Recommendation. SPAC shall keep the Company reasonably informed regarding all matters relating to the SPAC Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by SPAC in respect of such matters and similar updates regarding any redemptions. Notwithstanding the foregoing, if at any time prior to, but not after, obtaining approval of the SPAC Stockholder Matters, the SPAC Board determines that a Company Material Adverse Effect has occurred, the SPAC Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation if a failure to do so would, upon the advice of counsel, reasonably be expected to constitute a breach of its fiduciary duties to SPAC’s stockholders under applicable Law (a “Change in Recommendation”). SPAC shall immediately notify the Company in writing of any determination to make such Change in Recommendation. SPAC agrees that its obligations under this Agreement shall not be affected by any Change in Recommendation and, for the avoidance of doubt, it agrees (A) that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any Change in Recommendation or other intervening event or circumstance and (B) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall the Company permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving the Company or its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business) (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving SPAC (a “Alternate Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.04 Tax Matters.

(a) Tax Opinions and Disclosures. Each of the SPAC Parties and the Company shall use its commercially reasonable efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC or the Company of any opinion or the preparation of any disclosure relating to the Tax consequences of the Transactions, including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of SPAC or the Company, or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion or prepare such disclosure. If the SEC or any other Governmental Authority requests or requires that an opinion or disclosure be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion or disclosure relates to SPAC or any Pre-Closing SPAC Holders thereof, SPAC will use its commercially reasonable efforts to cause its Tax advisors to provide any such opinion or disclosure, subject to customary assumptions and limitations, and (ii) to the extent such opinion or disclosure relates to the Company or any equityholders thereof or is not otherwise addressed in clause (i), the Company will use its commercially reasonable efforts to cause its Tax advisors to provide any such opinion or disclosure, subject to customary assumptions and limitations.

(b) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by SPAC. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other reasonable action as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with any Potential Financing, SPAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the potential equity investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided that, SPAC shall (i) have received the Company’s prior written consent to seek any such Potential Financing prior to disclosing any such Confidential Information in connection with such Potential Financing and (ii) have provided the Company the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any materials prior to their distribution.

(b) Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) the Company, if the disclosing party is SPAC or (B) SPAC, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith and, to the extent any such comments are reasonable, the disclosing Party shall incorporate such comments into announcement or other communication, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in accordance with Section 8.01.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into the Signing Filing. The Company and SPAC shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07 Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the SPAC and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) Other Approvals. The approvals and consents set forth on Schedule 9.01(b) shall have been duly obtained, made or given and shall be in full force and effect..

(c) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(d) Stockholder Approval. Each of the Required SPAC Stockholder Approval and the Required Company Stockholder Approval shall have been obtained.

(e) Minimum Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $80,000,000.

(f) Listing. The SPAC Class A Common Stock shall be listed or have been approved for listing on the NYSE (or, to the extent applicable, Nasdaq), subject only to official notice of issuance thereof.

Section 9.02 Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties the Company contained in Section 4.01 (Corporate Organization of the Company), the second sentence of Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization) and Section 4.21 (Brokers’ Fees) (collectively, the “Company Specified Representations”) shall be true and correct in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties contained in Section 4.20 (Absence of Changes) shall be true and correct in all respects as of the Closing.

(iii) Each of the representations and warranties contained in Article IV (other than the Company Specified Representations and Section 4.20 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.02(b), a covenant or agreement of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant or agreement and such material breach is incapable of being cured, or the Company has failed to cure such breach within thirty (30) days after written notice of such breach has been delivered the Company (or if earlier, the Termination Date).

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured.

(e) Employment Agreements. The Employment Agreements have not been rescinded, amended, restated or otherwise modified in any respect.

(f) Closing Deliveries. The Company shall have delivered (or will deliver at Closing) to SPAC the documents and deliveries set forth in Section 3.05(b)(iii).

(g) Combined Company Financial Statements. The Audited Combined Company Financial Statements shall not materially deviate from the Financial Statements other than any deviation identified on Schedule 6.05.

Section 9.03 Additional Conditions to the Obligations the Company. The obligation the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC Parties contained in Article V (other than the representations and warranties of the SPAC Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.08 (Brokers’ Fees), Section 5.10 (Business Activities) and Section 5.12 (Capitalization) (collectively, the “SPAC Specified Representations”), and Section 5.16 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(ii) Each of the SPAC Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(iii) The representations and warranties of the SPAC Parties contained in Section 5.16 (Absence of Changes) shall be true and correct in all respects as of the Closing.

(b) Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b), a covenant or agreement of the SPAC Parties shall only be deemed to have not been performed if the SPAC Parties have materially breached such covenant or agreement and such material breach is incapable of being cured, or the SPAC Parties have failed to cure such breach within thirty (30) days after written notice of such breach has been delivered to SPAC (or if earlier, the Termination Date).

(c) Officer’s Certificate. SPAC shall have delivered the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Trust Account. SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be pursuant to Section 7.12, available to SPAC for payment of the Company Transaction Expenses and the SPAC Transaction Expenses at the Closing.

(e) Closing Deliveries. SPAC shall have delivered (or will deliver at Closing) to the Company the documents and deliveries set forth in Section 3.05(b)(ii).

(f) SPAC Material Adverse Effect. Since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred which is continuing and uncured.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of SPAC and the Company;

(b) by either SPAC or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable;

(c) by SPAC or the Company, if the First Effective Time has not occurred by 11:59 p.m., Eastern Time, on July 12, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such time;

(d) by either SPAC or the Company, if SPAC fails to obtain the Required SPAC Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided, that the right to terminate this Agreement pursuant to this Section 10.01(d) will not be available to SPAC if it breaches any of its obligations under Section 8.02;

(e) by SPAC, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied and (B) is not capable of being cured or, if capable of being cured, is not cured the Company before the earlier of (I) the third Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from SPAC of such breach or failure to perform; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(f) by SPAC, if (i) following the Special Meeting and assuming the satisfaction of all of the SPAC Stockholder Redemptions that have been elected at such time, the Available Closing SPAC Cash would not be enough to satisfy the condition set forth in Section 9.01(e), and (ii) the Company has not waived such condition within two (2) Business Days following SPAC’s request for such waiver; provided, that the right to terminate this Agreement pursuant to this Section 10.01(f) will not be available to SPAC if it materially breaches any of its obligations under Section 8.02 and such breaches have not been cured prior to termination;

(g) by SPAC, if following the delivery of the Audited Combined Company Financial Statements, the condition set forth in Section 9.02(g) cannot be satisfied;

(h) by SPAC if the Required Company Stockholder Approval has not been obtained within 24 hours after the date hereof; provided, that the right to terminate this Agreement pursuant to this Section 10.01(h) will not be available to SPAC upon the Company’s delivery to SPAC of evidence of the Required Company Stockholder Approval; or

(i) the Company, if any SPAC Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and (B) is not capable of being cured or, if capable of being cured, is not cured by such SPAC Party, as applicable, before the earlier of (I) the third Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(h) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the First Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each SPAC Party shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of SPAC or the Company to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to any SPAC Party prior to the Closing, or to SPAC after the First Effective Time:

Dune Acquisition Corp.

700 S. Rosemary Avenue, Suite 204

West Palm Beach, FL 33401

Attention: Carter Glatt

Telephone: (917) 742-1904

E-mail: carter@duneacq.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention:

Jason D. Osborn

Facsimile: 212-294-4700

Email: JOsborn@winston.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel L. Rubinstein and Daniel E. Nussen

Email: joel.rubinstein@whitecase.com; daniel.nussen@whitecase.com

(b) If the Company prior to the Closing, or to the Surviving Entity after the First Effective Time, to:

TradeZero Holding Corp.

5700 Lake Worth Road Unit 209-2

Lake Worth, FL 33467

Attn: John Muscatella

E-mail: legal@tradezero.co

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, TX 77002

Attn: Sarah K. Morgan, Benjamin Barron, Michael Telle

Email: smorgan@velaw.com; bbarron@velaw.com; mtelle@velaw.com.

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.05 Expenses. Except as otherwise provided herein (including Section 3.05), each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Non-Disclosure Agreement, dated as of May 12, 2021, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the SPAC Parties or Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time or Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the SPAC Parties; (d) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

DUNE ACQUISITION CORP.

By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	Chief Executive Officer

DUNE MERGER SUB, INC.

By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	President

DUNE MERGER SUB II, LLC

By: Dune Acquisition Corp.
Its: Sole Member

By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

tradezero holding corp.

By:	/s/ Daniel Pipitone
Name:	Daniel Pipitone
Title:	CEO

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Sponsor Agreement

[See attached.]

Exhibit A to Agreement and Plan of Merger

Exhibit A

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of October 12, 2021, is made by and among Dune Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”), Dune Acquisition Corp., a Delaware corporation (“SPAC”), and TradeZero Holding Corp., a Delaware corporation (the “Company”). Sponsor, SPAC and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, SPAC, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and the Company, are entering into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), a copy of which has been made available to Sponsor;

WHEREAS, as of the date hereof, Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,312,500 shares of SPAC Class B Common Stock and 4,850,000 SPAC Warrants, all of which are SPAC Private Placement Warrants;

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Sponsor will (a) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby and (b) agree to waive any adjustment to the conversion ratio set forth in the SPAC Organizational Documents with respect to the SPAC Class B Common Stock related to the issuance of SPAC Class A Common Stock; and

WHEREAS, as a condition to SPAC’s and the Company’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for SPAC and the Company to enter into the Merger Agreement, the Sponsor has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor agrees not to, directly or indirectly, take any action that would violate Section 8.03(b) (Exclusivity) as if Sponsor was deemed an original signatory to the Merger Agreement with respect to such provisions. Sponsor agrees not to, directly or indirectly, take any action that would violate Section 8.05(b) (Confidentiality; Publicity) of the Merger as if Sponsor was deemed an original signatory to the Merger Agreement with respect to such provisions. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a stockholder of the SPAC, and (b) nothing herein will be construed to limit or affect any action or inaction by an designee of Sponsor serving as a member of the board of directors of the SPAC acting in such person’s capacity as a director, officer, employee or fiduciary of the SPAC.

2. Registration Rights Agreement. At the Closing, Sponsor shall deliver to the Company a duly executed copy of the Registration Rights Agreement.

3. Agreement to Vote. Sponsor hereby irrevocably and unconditionally agrees that from the date hereof until the earlier of (a) the Closing, and (b) the valid termination of the Merger Agreement in accordance with Article X thereof or the termination of this Agreement, (i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject SPAC Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of Sponsor’s SPAC Common Stock and SPAC Warrants (together with any other Equity Securities of SPAC that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject SPAC Equity Securities”), regardless of whether or not the Mergers or any other transaction contemplated by the Merger Agreement or of the following actions is recommended by the SPAC Board, (A) in favor of the SPAC Stockholder Matters (including, for the avoidance of doubt, any proposal to adjourn or postpone the applicable stockholder meeting to a later date if there are not sufficient votes for the approval of the SPAC Stockholder Matters or the closing condition in Section 9.01(f) of the Merger Agreement has not been satisfied) and any other matters necessary or reasonably requested by the Company for the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, (B) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Merger Agreement and the Transactions) or any Alternate Business Combination Proposal or any proposal relating to an Alternate Business Combination Proposal, (C) against any proposal in opposition to the approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, (D) against any change in the business of SPAC or the SPAC Board (other than in connection with the SPAC Stockholder Matters), and (E) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any SPAC Party under the Merger Agreement, (3) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC, (ii) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the Merger Agreement or the Transactions, (iii) not to commit or agree to take any action inconsistent with the foregoing, (iv) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 17, 2020, by and among SPAC, its officers, its directors and Sponsor (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein not to redeem any shares of SPAC Common Stock owned by Sponsor in connection with the Transactions, (v) not to modify or amend any Contract between or among Sponsor and any Affiliate of Sponsor (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of SPAC’s Subsidiaries, on the other hand, related to the Transactions, including, for the avoidance of doubt, the Voting Letter Agreement, (vi) to comply with the transfer restrictions set forth in the Voting Letter Agreement irrespective of any release or waiver thereof, as if such transfer restrictions remain in effect until the valid termination of the Merger Agreement in accordance with Article X thereof or the termination of this Agreement (regardless of any earlier termination of such transfer restrictions set forth in the Voting Letter Agreement), and (vii) if SPAC seeks to consummate an Alternate Business Combination Proposal by engaging in a tender offer, not to sell or tender any Subject SPAC Equity Securities in connection therewith.

4. No Transfer. Sponsor agrees that it shall not, directly or indirectly, during the period commencing on the date hereof and ending on the expiration of this Agreement pursuant to Section 9, (i) sell, assign, transfer (including by operation of Law), gift, pledge, dispose of or otherwise encumber any of the Subject SPAC Equity Securities or otherwise agree to do any of the foregoing, (ii) deposit any Subject SPAC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject SPAC Equity Securities. Notwithstanding the foregoing, the Sponsor may transfer the Subject SPAC Equity Securities (a) to the SPAC’s officers or directors, any Affiliate or Immediate Family Member of any of the SPAC’s officers or directors, any Affiliate of the Sponsor or to any members of the Sponsor or any of their Affiliate; (b) in the case of an individual, by gift to an Immediate Family Member or to a trust, the beneficiary of which is such individual’s Immediate Family Member, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) by private sales or transfers made in connection with any backstop arrangements, non-redemption agreements, or other financing arrangements made in compliance with the Merger Agreement; provided that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with SPAC and the Company agreeing to be bound by the terms of this Agreement applicable to Sponsor. For purposes of this Agreement, “Immediate Family Member” means any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin. Any action taken in violation of this Section 4 shall be null and void ab initio.

5. Adjustments. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of SPAC affecting Sponsor’s Subject SPAC Equity Securities, the terms of this Agreement shall apply to the resulting securities to the same extent as if such securities constituted the Subject SPAC Equity Securities owned by Sponsor as of the date hereof.

6. Waiver of Anti-dilution Protection. Sponsor hereby irrevocably and unconditionally (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that Sponsor may have with respect to the Subject Shares, subject to and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the SPAC Organizational Documents and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect to the rate that the SPAC Class B Common Stock held by it converts into SPAC Class A Common Stock pursuant to Section 4.3(b) of SPAC’s Certificate of Incorporation or any other adjustment or anti-dilution protections that arise in connection with the issuance of SPAC Class A Common Stock.

7. Representations and Warranties. Sponsor represents and warrants to SPAC and the Company as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company or corporate actions on the part of Sponsor, as applicable. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good and marketable title to, all of Sponsor’s shares of SPAC Common Stock and SPAC Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of SPAC Common Stock or SPAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of SPAC Common Stock or SPAC Warrants, other than Liens pursuant to (i) this Agreement, (ii) the SPAC Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. As of the date hereof, the Sponsor is the holder of record and the beneficial owner of 4,312,500 shares of SPAC Class B Common Stock and 4,850,000 SPAC Warrants, all of which are SPAC Private Placement Warrants, and such shares of SPAC Common Stock and SPAC Warrants are the only equity securities in SPAC owned of record or beneficially by Sponsor on the date of this Agreement. Other than the SPAC Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) Sponsor has full voting power with respect to all of the Subject SPAC Equity Securities and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all Subject SPAC Equity Securities. None of the Subject SPAC Equity Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of the Subject SPAC Equity Securities, except for the SPAC Organizational Documents and the Voting Letter Agreement.

(d) The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject SPAC Equity Securities or (iv) violate any Law applicable to Sponsor or by which any of the Subject SPAC Equity Securities are bound, except, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to materially impair Sponsor’s ability to perform its obligations hereunder.

(e) There are no Actions pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(f) Except as described on Schedule 5.08 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Sponsor, for which SPAC or any of its Affiliates may become liable.

(g) Except as set forth in the SPAC’s Form 10-K/A for the fiscal year ended December 31, 2020 filed with the SEC on June 21, 2021, neither Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.

(h) Sponsor understands and acknowledges that each of SPAC and each Company Party is entering into the Merger Agreement in reliance upon Sponsor’s execution, delivery and performance of this Agreement.

8. Indemnification.

(a) For a period of six (6) years after the Closing Date, SPAC will indemnify, exonerate and hold harmless the Sponsor from and against all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (“Indemnified Liabilities”) incurred by the Sponsor, on or after the date of this Agreement, arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the transactions contemplated by the Merger Agreement which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of SPAC, or its control or ability to influence SPAC; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and the SPAC or any of its Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor.

(b) Promptly after Sponsor believes that it has a claim for any Indemnified Liabilities, Sponsor shall notify SPAC and specify in such notice, in reasonable detail, the nature of the claim and an estimated computation of Indemnified Liabilities, as well as other material documents in possession of Sponsor with respect to such claim, provided, that any failure or delay by the Sponsor to notify SPAC shall not relieve SPAC from its obligations hereunder (except to the extent that SPAC has been actually and materially prejudiced by such failure to promptly notify).  SPAC shall have full control of the defense of any claim with respect to the Indemnified Liabilities, including any compromise or settlement thereof; provided, that SPAC shall not consent to the entry of any order or enter into any settlement agreement without the prior written consent of Sponsor; provided, further, that such consent shall not be required if such order or settlement agreement contains a full and final release by the third party asserting the claim to Sponsor, and such order or settlement agreement does not contain any criminal liability or admission of guilt or impose any other non-monetary injunctive or equitable relief against Sponsor. Sponsor shall cooperate in the defense or prosecution of such claim, including by retaining and providing to SPAC all records and information which are reasonably relevant to such claim, making employees available to provide additional information and explanation of any materials provided hereunder and executing any documents necessary in connection with any settlement or order entered into in compliance with this Section 8(b).

(c) Sponsor shall have the right to employ separate counsel reasonably satisfactory to the SPAC to represent it in any such claim with respect to Indemnified Liabilities and to participate in the defense thereof, but the fees and expenses of any such separate counsel shall be at the expense of Sponsor; provided, that, the fees and expenses of any such separate counsel shall be at the expense of SPAC if (i) the claim seeks equitable relief against Sponsor; (ii) Sponsor shall have been advised by counsel in writing, with a copy delivered to SPAC, that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which one or more legal defenses may be available to Sponsor that are inconsistent with, different from or in addition to those available to SPAC; or (iii) SPAC authorizes Sponsor in writing to employ separate counsel at SPAC’s expense.

(d) Sponsor shall use its commercially reasonable efforts to assist SPAC in seeking insurance recoveries first in respect of any Indemnified Liabilities.

9. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the First Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for Fraud (as defined in the Merger Agreement), (ii) Sections 9 and 10 shall each survive the termination of this Agreement, and (iii) Sections 11 through 24 shall each survive the termination of this Agreement solely to the extent related to any surviving sections.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Subject SPAC Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party or an Affiliate of SPAC, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

11. Further Assurances. From time to time, at the Company’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

12. No Legal Action. Sponsor shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Sponsor breaches any duty that Sponsor has (or may be alleged to have) to SPAC or to the other stockholders of SPAC; provided that the foregoing shall not limit or restrict in any manner the rights of SPAC under the Merger Agreement or of Sponsor to enforce the terms of this Agreement.

13. Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and, if to a Sponsor, to Sponsor’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

15. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 15 shall be null and void, ab initio.

16. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

17. Expenses. All fees and expenses incurred by a Party in connection herewith shall be paid by such Party, whether or not the Mergers are consummated, except as expressly provided otherwise herein or in the Merger Agreement.

18. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

19. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

21. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

23. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 23. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

24. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

25. Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 24, shall be required to provide any bond or other security in connection with any such injunction.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Dune Acquisition Holding LLC

By:
Name:
Title:

DUNE Acquisition Corp.

By:
Name:
Title:

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TRADEZERO HOLDING CORP.

By:
Name:
Title:

Signature Page to Sponsor Agreement

Exhibit B

Form of Support Agreement

[See attached.]

Exhibit B to Agreement and Plan of Merger

Exhibit B

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) dated as of October 12, 2021, is entered into by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), TradeZero Holding Corp., a Delaware corporation (the “Company”), and each of the Pre-Closing Holders set forth on Schedule A hereto (the “Supporting Holders”). SPAC, the Company and the Supporting Holders shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, SPAC, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and the Company, are entering into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), a copy of which has been made available to each Supporting Holder;

WHEREAS, as of the date hereof, each Supporting Holder is the record owner and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Common Stock as are indicated opposite such Supporting Holder’s name on Schedule A (all such shares of Company Common Stock, together with any shares of Company Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) and any other shares of Company Common Stock such Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.1 shall be referred to herein collectively as such Supporting Holder’s “Subject Shares”); and

WHEREAS, as a condition to SPAC’s and the Company’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for SPAC and the Company to enter into the Merger Agreement, each Supporting Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
MERGER AGREEMENT

1.1 Binding Effect of Merger Agreement. Each Supporting Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Supporting Holder agrees not to, directly or indirectly, take any action that would violate Section 8.03(a) (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Supporting Holder was deemed an original signatory to the Merger Agreement with respect to such provisions. Each Supporting Holder agrees not to, directly or indirectly, take any action that would violate Section 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Supporting Holder was deemed an original signatory to the Merger Agreement with respect to such provisions.

1.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Supporting Holder makes no agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a holder of the Subject Shares, and not in such Supporting Holder’s capacity as a director, officer or employee of the Company, and (b) nothing herein will be construed to limit or affect any action or inaction by such Supporting Holder serving as a member of the board of directors of the Company acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EACH SUPPORTING HOLDER

Each Supporting Holder on its own behalf represents and warrants to SPAC and the Company, severally and not jointly, with respect to such Supporting Holder’s ownership of its Subject Shares set forth on Schedule A hereto that:

2.1 Authorization; Binding Agreement.

(a) Such Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted and has all requisite power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Supporting Holder, if a natural person, has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by such Supporting Holder and, assuming the due authorization, execution and delivery by SPAC and the Company, constitutes a legal, valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity (the “Enforceability Limitations”).

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by such Supporting Holder nor performance by such Supporting Holder of the obligations herein nor the compliance by such Supporting Holder with any provisions herein will (a) violate the certificate or articles of incorporation, bylaws or other governing documents of such Supporting Holder (if the Supporting Holder is not a natural person), (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of such Supporting Holder, except as provided in the (i) Organizational Documents of the Company or the Supporting Holder’s Shareholder Admission Agreement (the “Shareholders Agreement”), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to such Supporting Holder or by which any of such Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially impair such Supporting Holder’s ability to perform its obligations hereunder.

2.3 Ownership of Shares; Total Shares. As of the date hereof, such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Subject Shares and has good and marketable title to all of such Supporting Holder’s Subject Shares, free and clear of any Liens, except for any such Lien that may be imposed pursuant to (i) this Agreement, (ii) any Lockup Agreement entered into by and between such Supporting Holder, SPAC and the Company, (iii) any applicable restrictions on transfer under applicable securities Laws and (iv) the Organizational Documents of the Company or the Shareholders Agreement (collectively, “Permitted Encumbrances”). As of the date hereof, the Subject Shares listed on Schedule A opposite such Supporting Holder’s name (collectively, the “Securities”) constitute all of the shares of Company Common Stock, and any other Equity Securities of the Company owned of record or beneficially owned by such Supporting Holder, and such Supporting Holder does not beneficially own or have the power to vote any other shares of capital stock or other Equity Securities of the Company.

2.4 Reliance. Such Supporting Holder understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Supporting Holder’s execution, delivery and performance of this Agreement.

2.5 Brokers. Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Supporting Holder (in their capacities as such) for which the Company or any of its Affiliates may become liable.

2.6 Investment. Such Supporting Stockholder is an “accredited investor,” as such term is defined in Regulation D of Securities Act and will acquire its portion of the Merger Consideration for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

Exh. B-2

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC represents and warrants to each Supporting Holder and the Company that:

3.1 Organization and Qualification. SPAC is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority for this Agreement. SPAC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by SPAC has been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other corporate proceedings on the part of SPAC are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of each of SPAC, Merger Sub and Merger Sub II, enforceable against SPAC in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV
ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS

Each Supporting Holder hereby covenants and agrees that:

4.1 No Transfer; No Inconsistent Arrangements.

(a) Subject to Section 4.1(b), each Supporting Holder agrees that it shall not, directly or indirectly, during the period (the “Interim Period”) commencing on the date hereof and ending on the Expiration Time, (i) sell, assign, transfer (including by operation of Law), gift, pledge, dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b) Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (i) in the case of a Supporting Holder that is an individual, (A) by gift to a member of one of such Supporting Holder’s Immediate Family Member, an estate planning vehicle or to a trust, the beneficiary of which is a member of such Supporting Holder’s Immediate Family Member, an affiliate of such person or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of such Supporting Holder or (C) pursuant to a qualified domestic relations order; (ii) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s organizational documents; (iii) by virtue of applicable law or such Supporting Holder’s organizational documents upon liquidation or dissolution of such Supporting Holder; (iv) to any employees, officers, directors or members of the Supporting Holder or any Affiliates of the Supporting Holder, (v) to any other Supporting Holder or (vi) with the prior written consent of the SPAC (such consent to be provided in SPAC’s sole discretion); provided, however, that a transfer referred to in this sentence shall be permitted only if, in the case of the foregoing clauses (i) through (iv), as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to SPAC, to be bound by all of the terms of this Agreement. For purposes of this Agreement, “Immediate Family Member” means any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin.

4.2 No Legal Action. Each Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by such Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided that the foregoing shall not limit or restrict in any manner the rights of the Company under the Merger Agreement or otherwise or the rights of a Supporting Holder to enforce the terms of this Agreement. Each Supporting Holder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that such Supporting Holder may have with respect to the Subject Shares under applicable Law.

4.3 Cooperation. Each Supporting Holder shall provide any information reasonably requested by SPAC or the Company reasonably necessary for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Exh. B-3

4.4 Adjustments. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Supporting Holder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities to the same extent as if such securities constituted the Subject Shares owned by such Supporting Holder as of the date hereof.

4.5 Registration Rights Agreement. Each Supporting Holder will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Registration Rights Agreement.

4.6 Further Assurances. Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, such Supporting Holder shall, upon reasonable written request of such Supporting Holder by SPAC and at SPAC’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

4.7 Waiver and Release of Claims. Each Supporting Holder covenants and agrees, severally with respect to such Supporting Holder only and not with respect to any other Supporting Holder, as follows:

(a) Effective upon the Closing, in consideration for the undersigned Supporting Holder’s portion of the Merger Consideration, such Supporting Holder, on behalf of himself, herself or itself, and his, her or its Affiliates and equityholders (if the Supporting Holder is an entity) and each of their respective successors and assigns, hereby fully, unconditionally and irrevocably waives, releases, acquits and forever discharges the SPAC Parties and the Company, and each Subsidiary and Affiliate of the foregoing and their respective Representatives and equityholders, and each of their respective successors and assigns (collectively, “Released Parties”) from any claims, suits, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, debts, dues, or liabilities of any kind, actions, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), in law or equity (“Action”), which the Supporting Holder has or may have against any Released Party, whether known or unknown, suspected or unsuspected, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, and that now exist or may hereafter exist (collectively, “Claims”) solely to the extent such Claims arise or relate to any inaccuracy or miscalculation in the portion of the Merger Consideration received by such Supporting Holder in connection with the Closing (collectively, the “Released Claims”). The Supporting Holder shall refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any Action of any kind before any Governmental Authority against any Released Party based upon any Released Claim. The release contained herein is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, law, implied or express contract, discrimination of any sort or any other grounds. To the extent permitted by applicable Law, the undersigned Supporting Holder expressly waives the benefit of any Law, which, if applied to the release set forth herein, would otherwise exclude from its binding effect any claim not known on the date hereof to exist.

(b) The Supporting Holder represents and acknowledges that: (i) he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s Representatives and (ii) in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any Representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise. The Supporting Holder further represents and acknowledges that he, she or it may hereafter discover facts in addition to or different from those which the he, she or it now knows or believes to be true with respect to the subject matter herein, and that he, she or it may hereafter come to have a different understanding of the Law that may apply to potential claims which the undersigned is releasing hereunder, but the undersigned affirms that, except as is otherwise specifically provided above, it is his, her or its intention to fully, finally and forever settle and release any and all Released Claims. In furtherance of this intention, the Supporting Holder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) The Supporting Holder acknowledges that he, she or it may execute, and may have executed, additional releases in connection with the Merger, and for the avoidance of doubt, the Supporting Holder will be bound by each release to which he, she or it is a party and such releases will be cumulative and not exclusive to one another.

Exh. B-4

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the First Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms and (c) a written agreement of SPAC, the Company and such Supporting Holder (the “Expiration Time”). Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

5.2 Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

5.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and, if to a Supporting Holder, to such Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

5.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.4 shall be null and void, ab initio.

5.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

5.6 Expenses. All fees and expenses incurred by a Party in connection herewith shall be paid by such Party, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Entire Agreement. This Agreement, together with Schedule A, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

5.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

5.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Exh. B-5

5.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT

5.13 Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 5.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.12, shall be required to provide any bond or other security in connection with any such injunction.

5.14 Supporting Holder Obligation Several and Not Joint. The obligations of each Supporting Holder hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.

5.15 No Agreement as Director or Officer. Each Supporting Holder is entering into this Agreement solely in such Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by such Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of such Supporting Holder (including, for this purpose, any appointee or representative of such Supporting Holder to the board of directors of the Company), in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company or the Company.

[Signature Pages Follow.]

Exh. B-6

The parties are executing this Agreement on the date set forth in the introductory clause above.

DUNE Acquisition Corp.

By:
Name:
Title:

Signature page to Stockholder Support Agreement

TRADEZERO HOLDING CORP.

By:
Name:
Title:

Signature page to Stockholder Support Agreement

JOHN MUSCATELLA

By:
Email:
Address:

DANIEL PIPITONE

By:
Email:
Address:

GIOVANNI FERRARA

By:
Email:
Address:

JOHN CARUSO

By:
Email:
Address:

KOSTA CORRIVEAU

By:
Email:
Address:

Signature page to Stockholder Support Agreement

ROBERT BOGDAN JIMAN

By:
Email:
Address:

Signature page to Stockholder Support Agreement

Schedule A

Name of Supporting Holder	Shares of Common Stock
John Muscatella	[●]
Daniel Pipitone	[●]
Giovanni Ferrara	[●]
John Caruso	[●]
Kosta Corriveau	[●]
Robert Bogdan Jiman	[●]
Total	[●]

Exhibit C

Form of Lockup Agreement

[See attached.]

Exhibit C to Agreement and Plan of Merger

Exhibit C

Execution Version

LOCKUP AGREEMENT

This LOCKUP AGREEMENT (this “Agreement”) dated as of October 12, 2021, is entered into by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Acquisition Holding LLC, a Delaware limited liability company (“Sponsor”), and each of the parties identified on the signature pages hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit A hereto (a “Joinder”) pursuant to Section 2.2 in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). SPAC, Sponsor and the Stockholder Parties shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, SPAC, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), a copy of which has been made available to each Stockholder Party;

WHEREAS, the Stockholder Parties own equity interests in the Company, and will, following the Mergers, own equity interests in SPAC; and

WHEREAS, in connection with the Mergers and as inducement for the Company and SPAC to enter into the Merger Agreement, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in SPAC.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The following terms have the following meanings when used herein with initial capital letters:

“Immediate Family Member” means, with respect to any natural person, any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin.

“Lock-up Period” has the meaning set forth in Section 2.1(a).

“Lock-up Shares” means with respect to Sponsor, any Stockholder Party and their respective Permitted Transferees, the shares of SPAC Class A Common Stock held by such Person immediately following the closing of the Mergers.

“Lock-up Shares Period” means the period beginning on the Closing Date and ending on the earlier of (A) 180 days after (and excluding) the Closing Date and (B) subsequent to the Closing Date, the date on which SPAC completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding shares of SPAC Class A Common Stock being converted into cash, securities or other property.

“Lock-up Warrants” means with respect to Sponsor, any Stockholder Party and their respective Permitted Transferees, (A) the SPAC Warrants held by such Person immediately following the closing of the Merger and (B) the shares of SPAC Class A Common Stock issuable to such Person upon the exercise of the SPAC Warrants.

“Lock-up Warrants Period” means the period beginning on the Closing Date and ending on later of (A) 30 days after (and excluding) the Closing Date and (B) December 22, 2021.

“Permitted Transferees” means, prior to the expiration of the Applicable Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer such shares of SPAC Class A Common Stock pursuant to Section 2.1(b).

“Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

ARTICLE II
LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), Sponsor and each Stockholder Party agrees that it, he or she shall not Transfer (i) any Lock-up Shares until the end of the Lock-Up Shares Period, and (ii) any Lock-up Warrants until the end of the Lock-up Warrants Period (collectively, the “Lock-up Period”). For avoidance of doubt, the occurrence of any event listed in subsection (B) in the definition of Lock-Up Shares Period shall terminate this Agreement as of the closing of such event, and all SPAC Class A Common Stock restricted pursuant to this Agreement shall be released from all restrictions set forth herein.

Exh. C-2

(b) Notwithstanding Section 2.1(a) above, Sponsor and each Stockholder Party or any of their respective Permitted Transferees may Transfer any Lock-up Shares it holds during the applicable Lock-up Period: (i) to other Stockholder Parties or any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliate of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Stockholder Party or its Affiliates; (ii) by bona fide gift or gifts, including to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of such Stockholder Party or the Immediate Family Member of such Stockholder Party; (v) to any Immediate Family Member or other dependent; (vi) to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (ii) through (v) above; (vii) by operation of law or pursuant to an order or decree of a Governmental Authority, including any qualified domestic relations order, divorce, decree or separation agreement; (viii) in the case of a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (ix) to SPAC, the Surviving Entity or one of its Subsidiaries upon death, disability or termination of employment, in each case, of such holder; (x) pursuant to a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their shares of SPAC Class A Common Stock for cash, securities or other property (including negotiating and entering into an agreement providing for any such transaction); provided, however, that in the event that such transaction is not completed, such Sponsor or Stockholder Party’s Lock-up Shares shall remain subject to the provisions of this Section 2.1; (xi) to SPAC, (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by SPAC pursuant to any employee benefit plans or arrangements which are set to expire during the applicable Lock-up Period, where any shares received by such Stockholder Party upon any such exercise will be subject to the terms of this Section 2.1, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by SPAC pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the applicable Lock-up Period, in each case on a “cashless” or “net exercise” basis, where any shares received by Sponsor or such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Section 2.1; or (xii) in any transaction relating to SPAC Class A Common Stock acquired by such Stockholder Party or Sponsor in open market transactions; or (xiii) with the prior written consent of SPAC; provided, that:

(i) in the case of each transfer or distribution pursuant to clauses (i) through (viii) above, (a) each Permitted Transferee agrees to be bound in writing by the restrictions set forth in this Section 2.1; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and

(ii) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the applicable Lock-up Period (x) such Stockholder Party or Sponsor shall provide SPAC prior written notice informing them of such report or filing and (y) such report or filing shall disclose that such Permitted Transferee agrees to be bound in writing by the restrictions set forth herein.

(c) Sponsor and each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of SPAC Class A Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(d) Sponsor and each Stockholder Party also agrees and consents to the entry of stop transfer instructions with SPAC’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions (that SPAC will make best efforts to remove from the certificates evidencing the Lock-up Shares promptly upon the expiration of the applicable Lock-up Period).

(e) For the avoidance of doubt, Sponsor and each Stockholder Party shall retain all of its rights as a stockholder of SPAC with respect to the Lock-up Shares during the applicable Lock-up Period, including the right to vote any Lock-up Shares.

2.2 SPAC Directors. SPAC and Sponsor shall cause each of the directors nominees to the SPAC Board designated by SPAC pursuant to Sections 7.05(a)(iii) and 7.05(a)(iv) of the Merger Agreement to enter into a Joinder prior to the Closing in order to become a “Stockholder Party” for purposes of this Agreement.

Exh. C-3

ARTICLE III
MISCELLANEOUS

3.1 Termination. This Agreement shall be binding upon Sponsor and each Stockholder upon Sponsor’s or such Stockholder’s execution and delivery of this Agreement, but this Agreement shall only become effective immediately following the Closing (including after the settlement of any backstop arrangements, non-redemption agreements, or other financing arrangements made in compliance with the Merger Agreement). Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect and obligations of certain of the parties under the Prior Letter Agreement (as defined below) shall survive pursuant to the terms of the Prior Letter Agreement.

3.2 Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

3.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and, if to a Stockholder Party or Sponsor, to such Stockholder Party’s or Sponsor’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

3.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

3.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8 Entire Agreement. This Agreement, together with Exhibit A, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof (including, for the avoidance of doubt, that certain Letter Agreement, dated December 17, 2020, by and among SPAC, its executive officers, its directors and Sponsor (the “Prior Letter Agreement”). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

Exh. C-4

3.9 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

3.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

3.11 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT

3.12 Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that SPAC, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.12, shall not be required to provide any bond or other security in connection with any such injunction.

3.13 Sponsor and Stockholder Party Obligation Several and Not Joint. The obligations of Sponsor and each Stockholder Party hereunder shall be several and not joint and several, and neither Sponsor nor any Stockholder Party shall be liable for any breach of the terms of this Agreement by any other Party hereto.

[Remainder of Page Intentionally Left Blank]

Exh. C-5

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

DUNE Acquisition Corp.

By:
Name:
Title:

DUNE ACQUISITION HOLDING LLC

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

John Muscatella

By:

Daniel Pipitone

By:

Giovanni Ferrara

By:

John Caruso

By:

Kosta Corriveau

By:

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

Robert Bogdan Jiman

By:

[Signature Page to Lock-up Agreement]

Exhibit A

FORM OF JOINDER TO LOCKUP AGREEMENT

[______], 20__

Reference is made to the Lockup Agreement, dated as of [•], 2021, by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Acquisition Holding LLC, a Delaware limited liability company (“Sponsor”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

SPAC and the undersigned holder of the equity interests of SPAC (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

The undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

DUNE Acquisition Corp.

By:
Name:
Title:

[Signature Page to Joinder to Lock-up Agreement]

Exhibit D

Form of SPAC Charter

[See attached.]

Exhibit D to Agreement and Plan of Merger

Exhibit D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRADEZERO GLOBAL INC.

The present name of the corporation is Dune Acquisition Corp. (the “Corporation”). The Corporation was incorporated under the name “Dune Acquisition Corp.” by the filing of its original Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware on June 18, 2020. The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 17, 2020. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the First Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The First Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

Article I
NAME

The name of the Corporation is TradeZero Global Inc.

Article II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

Article III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

Article IV
CAPITAL STOCK

The total number of shares of all classes of stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is 551,000,000 shares, which shall be divided into two classes as follows: (a) 550,000,000 shares of Class A common stock (“Common Stock”) and (b) 1,000,000 shares of preferred stock (“Preferred Stock”).

Section 1. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), (i) the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation, (ii) the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote and (iii) at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any amendment to any Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or the DGCL.

Section 4. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Exh. D-2

Section 5. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 6. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 7. In connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, by and among the Corporation, Dune Merger Sub, Inc., Dune Merger Sub II, LLC and TradeZero Holding Corp., dated as of October 12, 2021, all of the shares of Class B common stock previously issued by the Corporation automatically converted into shares of Common Stock in accordance with the terms of the First Amended and Restated Certificate of Incorporation.

Article V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. The Board also is authorized to (i) assign newly appointed or elected members of the Board to Class I, Class II or Class III, with such assignment becoming effective as of the effective date of such appointment or election and (ii) reassign incumbent members of the Board to Class I, Class II or Class III in the event that the members in each of the three classes are not as nearly equal in number as possible due to the departure of one or more directors from the Board; provided, however, that in no event shall any such reassignment shorten the term of any incumbent director without his or her consent. Notwithstanding the foregoing, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors and any rights and obligations under the Board Nomination Agreement, dated as of the date hereof, among the Corporation and the other parties thereto, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Exh. D-3

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Second Amended and Restated Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Second Amended and Restated Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VI
STOCKHOLDERS

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and shall not be taken by written consent of the stockholders in lieu of a meeting; provided, however, prior to the first date on which Daniel Pipitone, John Muscatella, Giovanni Ferrara, John Caruso and Kosta Corriveau, and each of their respective Affiliated Persons (including family members, estate planning vehicles and other investment vehicles controlled or beneficially owned by them) (the “Principal Stockholders”) cease to beneficially own collectively at least 50% of the then-outstanding Common Stock (the “Voting Threshold Date”), any action required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock. The term “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing; and the term “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Exh. D-4

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, however, prior to the Voting Threshold Date, meetings of the stockholders of the Corporation may be called by the Principal Stockholders (acting by holders of a majority of the Common Stock held by the Principal Stockholders). Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VII
LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article VIII
EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Exh. D-5

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Section 4. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Article IX
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be personally liable to the Corporation or its stockholders or to any Affiliate or creditors of the Corporation for any damages as a result of engaging in any of the activities permitted pursuant to this Article IX or which are stated in this Article IX to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged by such Identified Person. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director, officer or employee or agent of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Exh. D-6

Section 4. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 7. The enumeration and definition of particular powers of the Board included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Second Amended and Restated Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any power conferred upon the Board under the DGCL now or hereafter in force.

Section 8. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Article X
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Second Amended and Restated Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, IX, XI of this Second Amended and Restated Certificate of Incorporation and this Article X.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. No Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Exh. D-7

Article XI
DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Article XII
SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

Article XIII
DEFINITIONS

As used in this Second Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

Exh. D-8

IN WITNESS WHEREOF, [●] has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this     day of       , 202[●].

[●]

By:
Name:
Title:

[[●] — Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit E

Form of SPAC Bylaws

[See attached.]

Exhibit E to Agreement and Plan of Merger

Exhibit E

Amended and Restated Bylaws of

TradeZero Global Inc.

(a Delaware corporation)

Table of Contents

(continued)

Exh. E-i

Table of Contents

(continued)

Exh. E-ii

Amended and Restated Bylaws of
TradeZero Global Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of TradeZero Global Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting as determined pursuant to Section 3.12 (the “Meeting Chairperson”), or (c) otherwise properly brought before the meeting by a stockholder present in person who was a stockholder of record of the Corporation at the time of giving the notice provided for in this Section 2.4, as of the record date for the meeting and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting in the year of the closing of the business combination contemplated by that certain Agreement and Plan of Merger dated as of October 12, 2021 by and among the Corporation, TradeZero Holding Corp. and the other parties thereto (the “Business Combination”), be deemed to have occurred on [●], 202[●]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

Exh. E-2

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

Exh. E-3

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal; and

(e) a representation that the Proposing Person(s) intend(s) to be present in person at the meeting to propose such business.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and as to any such beneficial owner if such beneficial owner is an entity, each director, executive, managing member or control person of such entity, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

Exh. E-4

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any stockholder proposal was brought in accordance with the provisions of these bylaws, Meeting Chairperson shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the Meeting Chairperson, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Exh. E-5

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation at the time of giving the notice provided for in this Section 2.5, as of the record date for the meeting and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (3) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Nominating Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person;

Exh. E-6

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e); and

(E) a representation that the Nominating Person(s) intend(s) to be present in person at the meeting to propose the nomination of the Nominee.

(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DCGL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

Exh. E-7

(f) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation at the time of giving the notice provided for in this Section 2.5, as of the record date for the meeting and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (3) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and as to any such beneficial owner if such beneficial owner is an entity, each director, executive, managing member or control person of such entity, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

Exh. E-8

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the Meeting Chairperson shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the Meeting Chairperson, as applicable, determines that any nomination was not made in accordance with the provisions of Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(i) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the Meeting Chairperson or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

Exh. E-9

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Meeting Chairperson. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Meeting Chairperson shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Meeting Chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Meeting Chairperson, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the Meeting Chairperson shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the Meeting Chairperson, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

Exh. E-10

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

Exh. E-11

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the Meeting Chairperson shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Exh. E-12

2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III– Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Exh. E-13

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand or by courier;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Exh. E-14

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12 Chairperson of the Board.

The Chairperson of the Board shall preside at meetings of the Board and shall perform such other duties as the Board may from time to time determine. If the Chairperson of the Board is not present at a meeting of the Board, another director chosen by the Board shall preside. In the event that the Chairperson of the Board is not independent, the Board may designate another director or directors to preside at the meetings of the independent members of the Board or meetings of the nonmanagement members of the Board. Meetings of stockholders shall be presided over by the Chairperson of the Board, or in his or her absence, by the Chief Executive Officer, or in her or her absence, by another person designated by the Board.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

Exh. E-15

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action by unanimous consent without a meeting);

(v) Section 3.12 (presiding director); and

(vi) Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Exh. E-16

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a chairperson of the Board, a president and a secretary. The Corporation may also have, at the discretion of the Board, a vice chairperson of the Board from among its members, a chief executive officer (who, absent action by the Board stating otherwise, shall also be the president for purposes of the DGCL), a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Securities of Other Entities.

The Chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Exh. E-17

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Exh. E-18

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

Exh. E-19

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII- Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Exh. E-20

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)	for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

Exh. E-21

(d)	initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)	if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Exh. E-22

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

Exh. E-23

[●]

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting secretary of [●], a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on ___________, 202[●], effective as of ______________, 202[●] by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ___ day of ___, 202[●].

[●]
[Secretary]

[[●] - Signature Page to Amended and Restated Bylaws]

Exhibit F

Form of Registration Rights Agreement

[See attached.]

Exhibit F to Agreement and Plan of Merger

Exhibit F

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [    ], is made and entered into by and among Dune Acquisition Corporation, a Delaware corporation (the “Company”), Dune Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto and the undersigned parties listed on the signature page hereto under “Holders” (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Sponsor entered into that certain Securities Subscription Agreement, dated as of June 18, 2020, pursuant to which the Sponsor purchased an aggregate of 3,737,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”);

WHEREAS, on December 17, 2020, the Company, the Sponsor and certain other security holders named therein (the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and such other Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on October 12, 2021, TradeZero Holding Corp., a Delaware corporation, the Company, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company, and Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will undertake the transactions described therein (the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and the Sponsor will own certain warrants of the Company, each such warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”); and

WHEREAS, the Company and the Existing Holders desire to terminate the Existing Registration Rights Agreement and enter into this Agreement with the Holders, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given in subsection 2.3.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $25 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have meaning given in subsection 2.3.1.

“Form S-1” shall have the meaning given in subsection 2.1.1(a).

“Form S-3” shall have the meaning given in subsection 2.1.1(b).

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1.

“Holders” shall have the meaning given in the Preamble.

Exh. F-2

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or necessary to make the statements therein not misleading, or an untrue statement of a material fact or an omission to state a material fact necessary to make the statements in a Prospectus, in the light of the circumstances under which they were made, not misleading.

“Other Coordinated Offering” shall have the meaning given in subsection 2.3.1.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of the Founder Shares, (b) the Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Warrants), (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder, and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

Exh. F-3

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1(b).

“Sponsor” shall have the meaning given in the Preamble hereto.

“Suspension Event” shall have the meaning given in Section 3.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrants” shall have the meaning given in the Recitals hereto.

Exh. F-4

Article II
REGISTRATIONS

Section 2.1 Registration.

2.1.1 Shelf Registration. (a) The Company agrees that, within thirty (30) days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities permitted to be registered for resale from time to time pursuant to Rule 415(a)(1)(i) on a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

(b) The Company agrees that, as soon as reasonably practicable after the Company is eligible to register Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”) (but in any event not less than 45 days thereafter), the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities not included on Registration Statement required to be filed pursuant to subsection 2.1.1(a) (collectively, the “Shelf Registrations”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 of this Agreement or any other part of this Agreement, a Registration pursuant to a Shelf Registration shall not count as a Registration unless and until the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration has been declared effective by, or become effective pursuant to rules promulgated by, the Commission. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (x) as shall be selected by the Company and (y) as shall permit the resale of the applicable Registrable Securities by the Holders.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement or a new Registration Statement if such Demanding Holders’ Registrable Securities are not then registered by a Registration Statement filed with the Commission in accordance with subsection 2.1.1 or permitted to be offered in an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) business days (one (1) business day if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three (3) Underwritten Offerings within any twelve (12)-month period pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) days after the closing of an Underwritten Offering (or such shorter period if permitted by applicable lock-up agreements). Notwithstanding the foregoing, no Underwritten Demand will be effective hereunder unless the net proceeds (net of underwriting fees and commissions) to the Holders from the sale of the Registrable Securities included in such request are reasonably expected to exceed $25,000,000 or such request includes all Registrable Securities owned by the Requesting Holders at such time.

Exh. F-5

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which an Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.3 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering or, if applicable, the effectiveness of the Registration Statement filed with the Commission with respect to the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to (a) file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company (or by the Company and the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, or (b) consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) business days in the case of filing a Registration Statement and (2) two business days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) business day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

Exh. F-6

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (a) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 hereof, and (c) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Stock or other equity securities of the Company, if any, of such requesting persons or entities and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata based on the respective number of Registrable Securities, Common Stock or other equity securities that each requesting persons, entities and Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities, Common Stock or other equity securities that such persons, entities and Holders have requested be included in such Underwritten Offering; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), and (B), Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

Exh. F-7

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

Section 2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Block Trade and Other Coordinated Offering Rights. Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement pursuant to Section 2.1 or subsequent Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed, in the aggregate, $25 million or (y) for all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least ten (10) days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

Exh. F-8

2.3.2 Block Trade or Other Coordinated Offering Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw from such Block Trade or Other Coordinated Offering for any or no reason whatsoever upon written notification to The Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any). Notwithstanding anything to the contrary in this Agreement, The Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3 Piggyback Registration. Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4 Underwriters and Financial Counterparty. The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 Maximum Demands. A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.2 hereof.

Section 2.4 Restrictions on Registration Rights. If (a) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (b) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board that such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

Exh. F-9

Article III
COMPANY PROCEDURES

Section 3.1 General Procedures. The Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time frame required by subsection 2.1.1, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Registration of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

Exh. F-10

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10 subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

Exh. F-11

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such placement agent, sales agent or Underwriter;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Exh. F-12

Section 3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (a) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (b) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registrable Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

Exh. F-13

Article IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Exh. F-14

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

Section 5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [ ], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

Exh. F-15

Section 5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice provided in accordance with Section 5.1 of this Agreement and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Section 5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Section 5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

Section 5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.6 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities and (b) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of December 17, 2020, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article V shall survive any termination.

[Signature Page Follows]

Exh. F-16

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

By:

DUNE ACQUISITION CORPORATION, a Delaware corporation

By:
	Name:	Carter Glatt
	Title:	Chief Executive Officer

DUNE ACQUISITION HOLDINGS LLC, a Delaware limited liability company

By:
	Name:	Carter Glatt
	Title:	Managing Member

Signature Page to

Registration Rights Agreement

HOLDERS:[1]

By:

By:

By:

By:

By:

By:

Signature Page to

Registration Rights Agreement

[1]	NTD: Reg right holders at closing to be the Pre-Closing Holders under the Merger Agreement and Sponsor, and each of their permitted transferees in the interim period under the Stockholder Support Agreement and the Sponsor Agreement.

Exhibit G

Form of Nomination Agreement

[See attached.]

Exhibit G to Agreement and Plan of Merger

Exhibit G

NOMINATION AGREEMENT

This NOMINATION AGREEMENT (this “Agreement”), dated as of [________], is entered into by and between TradeZero Global Inc., a Delaware corporation f/k/a Dune Acquisition Corp. (the “Company”), Dune Acquisition Holdings LLC, a Delaware limited liability company (“Dune”) and each of the stockholders of the Company whose name appears on the signature pages hereto under “TradeZero Founders” (each, a “TradeZero Founder,” and collectively, the “TradeZero Founders”). The TradeZero Founders, Dune and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, on October 12, 2021, the Company, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company, Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company, and TradeZero Holding Corp., a Delaware corporation, entered into that certain Agreement and Plan of Merger, (as amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with, and effective upon, the consummation of the transactions contemplated by the Business Combination Agreement, the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, charge, complaint, audit, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any governmental authority.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no Party shall be deemed to be an Affiliate of another Party solely by reason of the execution and delivery of this Agreement.

“Affiliated Investor” means, with respect to any TradeZero Founder, (i) any investment fund or holding company that is directly or indirectly managed or advised by a manager or advisor of such TradeZero Founder and (ii) any of its Affiliates or any other Person who or which is otherwise an Affiliate of any such TradeZero Founder (other than the Company and its subsidiaries).

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each TradeZero Founder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares or other securities are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Dune Director” means each of Carter Glatt, William Nance and [_______]1, as may be modified pursuant to Section 2.1(d).

“Independent Director” means a director that qualifies as “independent” for all purposes under the rules and regulations of the applicable stock exchange on which the Common Stock is currently listed.

“Initial Share Ownership” means, with respect to the TradeZero Group, the number of shares of Common Stock Beneficially Owned by the TradeZero Group as of immediately following the Closing.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (ii) executing agreements and instruments, and (iii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“TradeZero Directors” means the director designees of the TradeZero Group.

“TradeZero Family Members” means as to any TradeZero Founder, (a) any spouse, former spouse, sibling, niece, nephew, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of such TradeZero Founder; (b) any lineal descendent of such TradeZero Founder or any Person identified in clause (b) of this definition (and any spouse or former spouse of any such Persons, including adoptive relationships and stepchildren); (c) any trust established by, and in which at least 75% of the beneficial interest is directly or indirectly held by or for the benefit of, any such TradeZero Founder or one or more Persons identified in clauses (a), (b), or (f) of this definition and one or more Persons exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (d) any limited liability company, partnership or other estate planning or family business vehicle of which such TradeZero Founder or one or more Persons identified in clauses (a), (b) or (f) of this definition serves as managing member, manager, general partner or otherwise, as applicable, and in which at least 75% of the economic interest is directly or indirectly held by or for the benefit of any one or more of such Persons; (e) any tax-exempt foundation, charitable trust, non-profit entity or other entity established by such TradeZero Founder or any Person identified in clauses (a), (b) or (f) of this definition, so long as the voting and disposition authority with respect to the Common Stock are controlled by or under the appointment of such TradeZero Founder or any Person identified in clauses (a), (b) or (f) of this definition; and (f) executors, administrators or beneficiaries of the estates of any such now or hereafter deceased Person, guardians or members of a committee for any such Person who is or becomes incompetent, or similar Persons duly authorized by law to administer the estate or assets of any such Person identified in this definition.

“TradeZero Group” means each of the TradeZero Founders and any of their respective Affiliates, Family Members and Affiliated Investors and their respective permitted assigns.

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; and (viii) references to any Person include such Person’s successors and permitted assigns.

[1]	To be the additional Independent Director nominated by the Company pursuant to Section 7.05 of the Business Combination Agreement.

Exh. G-2

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted or caused this Agreement to be drafted.

Article II
VOTING AND GOVERNANCE MATTERS

Section 2.1 Designees.

(a) Upon the Closing, the Parties shall take all such action as may be necessary or appropriate so that the Board shall be composed as set forth in Section 7.05 of the Business Combination Agreement.

(i) For so long as the TradeZero Group Beneficially Owns a number of shares of Common Stock representing at the percentage of its Initial Share Ownership shown below, the Company will take all Necessary Action to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the TradeZero Group that, if elected, would result in the number of TradeZero Directors serving on the Board that is shown below.

Percentage of the Initial Share Ownership	Number of TradeZero Directors
50% or greater	4 (2 Independent Directors)
Less than 50% but greater than 30%	3 (1 Independent Director)
Less than 30% but greater than 15%	2
Less than 15% but greater than 5%	1

(ii) Subject to the other terms and conditions of this Agreement (including Section 2.1(g)), each Dune Director shall remain on the Board until the expiration of his or her initial term. Following the expiration of the initial terms of each Dune Director, the Company and Dune shall cause each Dune Director to offer to tender their resignation, effective immediately, which offer shall be accepted by the Company at the discretion of the Nominating and Governance Committee of the Board (and to the extent the Company accepts any such resignation, the corresponding vacancies on the Board shall be filled in accordance with the Company’s governing documents).

(iii) Subject to applicable laws and stock exchange regulations, for so long as the TradeZero Group has the right to appoint at least two Directors to the Board under this Agreement, the Company will take all Necessary Action to cause the Board to appoint at least two TradeZero Directors to serve on each committee of the Board. Subject to applicable laws and stock exchange regulations, for so long as the TradeZero Group has the right to appoint one Director to the Board under this Agreement, the Company will take all Necessary Action to cause the Board to appoint one TradeZero Director to serve on each committee of the Board.

(iv) Following the Closing and for so long as the TradeZero Group is entitled to designate any Person to the Board pursuant to Section 2.1, the Company will take all Necessary Action to cause the Board to appoint one TradeZero Director to serve as Chair of the Board.

(b) In the event that the TradeZero Group has nominated fewer than the total number of designees that it shall be entitled to nominate pursuant to Section 2.1(a), then the TradeZero Group shall have the right, at any time and from time to time, to nominate such additional designee(s) to which it is entitled, in which case, the Company shall take all necessary corporate action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to (x) increase the size of the Board as required to enable the TradeZero Group to so nominate such additional designee(s), and (y) designate such additional designees nominated by the TradeZero Group to fill such newly created vacancy or vacancies, as applicable.

(c) The Board may increase its size in accordance with the Company’s governing documents; provided, that (i) if the number of directors is so increased, the Board will use reasonable efforts to ensure the Board has an odd number of directors and (ii) any increase in the number of directors shall result in a proportional increase in the number of TradeZero Directors (who shall all be Independent Directors) that may be appointed pursuant to this Section 2.1, rounded up.

Exh. G-3

(d) The TradeZero Group and Dune shall have the exclusive right to remove the TradeZero Directors and Dune Directors, respectively, from the Board (including any committees thereof), and the Company shall take all Necessary Action to cause the removal of any such designee at the request of the TradeZero Group or Dune, as applicable. The TradeZero Group and Dune shall have the exclusive right to designate directors to the Board to fill vacancies created by reason of death, removal or resignation of the TradeZero Directors and Dune Directors, respectively, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by the TradeZero Group or Dune, as applicable, as promptly as reasonably practicable, in each case subject to any restrictions set forth in this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the TradeZero Group shall not have the right to designate a replacement director, and the Company shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by the TradeZero Group in excess of the number of directors that it is then entitled to designate for membership on the Board pursuant to this Agreement. Except as set forth above, the appointment of directors to fill any Board vacancies will be the responsibility of the Nominating and Governance Committee of the Board and the Board.

(e) The Company agrees to take all Necessary Action to cause the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the Persons designated pursuant to this Section 2.1 (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual as a TradeZero Director pursuant to this Agreement.

(f) Upon any decrease in the number of directors that the TradeZero Group is entitled to designate for nomination to the Board, the TradeZero Group shall cause the appropriate number of TradeZero Directors to offer to tender their resignation, effective immediately, which offer shall be accepted by the Company at the discretion of the Nominating and Governance Committee of the Board (and to the extent the Company accepts any such resignation, the corresponding vacancy on the Board shall be filled in accordance with the Company’s governing documents).

(g) The TradeZero Group or Dune shall take all Necessary Action to cause any of its TradeZero Directors or Dune Director, as applicable, to resign promptly from the Board if such Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the stock exchange on which the Common Stock is listed, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of the Director’s fiduciary duties to the Company and its stockholders or (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law; provided, however, that, subject to the limitations set forth in this Section 2.1, the TradeZero Group or Dune, as applicable, shall have the right to replace such resigning Director with a Director, such newly named Director to be appointed promptly to the Board in place of the resigning Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board.

(h) Any right of the TradeZero Group under this Agreement shall be deemed to be exercised if approved by the holders of a majority of the Common Stock held by the TradeZero Group at the time of determination.

Article III
REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 3.1 Existence; Authority; Enforceability. If such Party is not an individual, such Party has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, and has the power and authority to enter into this Agreement and to carry out its obligations hereunder, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such Party is an individual, such Party has the authority to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against such Party in accordance with its terms.

Section 3.2 Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

Section 3.3 Consents. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

Exh. G-4

Article IV
INFORMATION

Section 4.1 Sharing of Information. Each TradeZero Director and Dune Director is permitted to disclose to the TradeZero Group or Dune (and its Affiliates), as applicable, information about the Company and its Affiliates that he or she receives as a result of being a director. Each of the TradeZero Founders and Dune recognizes that it, or its Affiliates and representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each of TradeZero Founders and Dune covenants and agrees with the Company that it will not (and will cause its respective Affiliates and representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of its own or its representatives, (ii) disclosure is required by applicable law or court of competent jurisdiction or requested by a governmental entity, provided that it promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information was available or becomes available to it before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the it or its representatives without the use of the Confidential Information.

Article V
EFFECTIVENESS AND TERMINATION

Section 5.1 Termination. This Agreement shall terminate automatically as to the TradeZero Group at such time as the TradeZero Group no longer has any rights to nominate any directors pursuant to Section 2.1; provided, however, each TradeZero Founder may in his sole discretion elect to terminate this Agreement as to himself and his Affiliates, Family Members and Affiliated Investors if such TradeZero Founder (together with his TradeZero Founders and any of their respective Affiliates, Family Members and Affiliated Investors) no long Beneficially Owns 1% of the outstanding voting stock of the Company. This Agreement shall terminate automatically as to Dune following its compliance with its obligations in Section 2.1(a)(ii).

Article VI
MISCELLANEOUS

Section 6.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

If to the Company, to:

Dune Acquisition Corp.

700 S. Rosemary Avenue, Suite 204

West Palm Beach, FL 33401

Attention: Carter Glatt

Telephone: (917) 742-1904

E-mail: carter@duneacq.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, TX 77002

Attn: Sarah K. Morgan; Benjamin Barron; Mike Telle

Email: smorgan@velaw.com; bbarron@velaw.com; mtelle@velaw.com

Exh. G-5

(a) If to the TradeZero Founders, to the addresses set forth on Exhibit A hereto or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 6.2 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 6.3 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.4 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the subject matter hereof. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 6.5 Further Assurances. Each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement..

Section 6.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 6.7 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that no Party, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.7, shall be required to provide any bond or other security in connection with any such injunction.

Exh. G-6

Section 6.8 Consent To Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.9 Amendments; Waivers.

(a) This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

(b) At any time and from time to time, any Party hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the any other Party, as applicable and (b) subject to the requirements of applicable law, waive compliance by any other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed by the waiving Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 6.10 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 6.10 shall be null and void, ab initio.

Section 6.11 No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

[Signature page follows.]

Exh. G-7

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

TradeZero Global Inc.

By:
Name:
Title:

DUNE:

Dune Acquisition Holdings LLC

By:
Name:
Title:

[Signature Page to Nomination Agreement]

TRADEZERO FOUNDERS:

By:
Name:	John Muscatella

By:
Name:	Daniel Pipitone

By:
Name:	Giovanni Ferrara

By:
Name:	John Caruso

By:
Name:	Kosta Corriveau

[Signature Page to Nomination Agreement]

EXHIBIT A

TradeZero Founders	Address
John Muscatella	[●]
Daniel Pipitone	[●]
Giovanni Ferrara	[●]
John Caruso	[●]
Kosta Corriveau	[●]

Exhibit H

Form of First Certificate of Merger

[See attached.]

Exhibit H to Agreement and Plan of Merger

Exhibit H

CERTIFICATE OF MERGER

of

DUNE MERGER SUB, INC.

(a Delaware corporation)

with and into

TRADEZERO HOLDING CORP.

(a Delaware corporation)

In accordance with the provisions of Title 8, Sections 103 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”), TradeZero Holding Corp., a Delaware corporation (the “Company”), hereby certifies the following facts in connection with the merger of Dune Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”).

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) of the Merger are:

Name:	State of Incorporation:
TradeZero Holding Corp.	Delaware
Dune Merger Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of October 12, 2021, by and among the Company, Merger Sub, Dune Merger Sub II, LLC, a Delaware limited liability company, and Dune Acquisition Corp., a Delaware corporation (as amended, the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 (and Section 228) of the DGCL.

THIRD: The Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).

FOURTH: The name of the Surviving Corporation is “TradeZero Holding Corp.” which shall be a Delaware corporation.

FIFTH: The certificate of incorporation of the Company, as in effect immediately prior to the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”), shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A attached hereto, and such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended and restated in accordance with applicable law and such certificate of incorporation.

SIXTH: An executed copy of the Merger Agreement is on file at 5700 Lake Worth Road Unit 209-2, Lake Worth, FL 33467, which is the principal place of business of the Surviving Corporation.

SEVENTH: An executed copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

EIGHTH: This Certificate of Merger, and the Merger provided for herein, shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by a duly authorized officer on this __ day of ___, 2021.

[___________]

By:
Name:
Title:

[Signature Page to Certificate of Merger]

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF TRADEZERO HOLDING CORP.

TradeZero Holding Corp., a Delaware corporation (the “Corporation”), hereby certifies that:

1. The name of the Corporation is TradeZero Holding Corp.

2. The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. The total number of shares of stock that the Corporation shall have authority to issue is [___________] ([_____]) shares of Common Stock, $0.001 par value per share. Each share of Common Stock shall be entitled to one vote.

5. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote.

6. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws shall so require.

7. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

8. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

9. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. The Corporation shall be the indemnitor of first resort for any director or officer who is entitled to indemnification and advancement pursuant to this paragraph (i.e., the Corporation’s obligations to indemnify a director or officer shall be primary and any obligation of a current or former third party employer, partnership of which such director or officer is a partner, limited liability company of which such director or officer is a member or affiliate of such director or officer (any such person, an “Indemnitor”), to advance expenses or provide indemnification for the same expenses or liabilities incurred by such director or officer are secondary) and it shall be required to advance the full amount of expenses incurred by such director or officer and shall be liable for the full amount of expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this certificate of incorporation (or any other agreement between the Corporation and such director or officer), without regard to any rights such director or officer may have against any Indemnitor. The Corporation shall have no right to seek contribution or other reimbursement from any Indemnitor for any payments by the Corporation.

Any amendment, repeal or modification of the foregoing provisions of this paragraph shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

10. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or stockholders. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

11. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

12. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

13. The Corporation hereby elects not be governed by Section 203 of the DGCL.

Exhibit I

Form of Second Certificate of Merger

[See attached.]

Exhibit I to Agreement and Plan of Merger

Exhibit I

CERTIFICATE OF MERGER

of

TRADEZERO HOLDING CORP.

(a Delaware corporation)

with and into

DUNE MERGER SUB II, LLC

(a Delaware limited liability company)

In accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), Dune Merger Sub II, LLC, a Delaware limited liability company (the “Company”), hereby certifies the following facts in connection with the merger of TradeZero Holding Corp., a Delaware corporation (“TradeZero”), with and into the Company (the “Merger”).

FIRST: The name, jurisdiction of formation and type of entity of each of the constituent entities (the “Constituent Entities”) of the Merger are:

Name:	Jurisdiction; Type of Entity
Dune Merger Sub II, LLC	Delaware; Limited Liability Company
TradeZero Holding Corp.	Delaware; Corporation

SECOND: The Agreement and Plan of Merger, dated as of October 12, 2021, by and among the Company, TradeZero, Dune Merger Sub, Inc., a Delaware corporation, and Dune Acquisition Corp., a Delaware corporation (as amended, the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Entities in accordance with Section 18-209 of the DLLCA.

THIRD: The Company shall be the surviving entity of the Merger (the “Surviving Entity”).

FOURTH: The name of the Surviving Entity is “[___________]” which shall be a Delaware limited liability company.

FIFTH: The certificate of formation of the Company, as in effect immediately prior to the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”), shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A attached hereto, and such certificate of formation, as so amended and restated, shall be the certificate of formation of the Surviving Entity until thereafter amended and restated in accordance with applicable law and such certificate of formation.

SIXTH: An executed copy of the Merger Agreement is on file at 5700 Lake Worth Road Unit 209-2, Lake Worth, FL 33467, which is the principal place of business of the Surviving Entity.

SEVENTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder or member of any Constituent Entity.

EIGHTH: This Certificate of Merger, and the Merger provided for herein, shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving Entity has caused this Certificate of Merger to be executed by a duly authorized officer on this __ day of ___, 2021.

[___________]

By:
Name:
Title:

[Signature Page to Certificate of Merger]

EXHIBIT A

RESTATED CERTIFICATE OF FORMATION

OF Dune Merger Sub II, LLC

This Certificate of Formation is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company under the Act.

1.	Name. The name of the limited liability company is Dune Merger Sub II, LLC (the “Company”).

2.	Registered Office; Registered Agent. The address of the registered office of the Company required to be maintained by Section 18-104 of the Act is:

251 Little Falls Drive

Wilmington, Delaware 19808

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on ____________, 20__.

[Typed name here]
Authorized Person

Exhibit J

Form of Incentive Equity Plan

[See attached.]

Exhibit J to Agreement and Plan of Merger

Exhibit J

TRADEZERO GLOBAL INC.

2021 LONG TERM INCENTIVE PLAN

1. Purpose. The purpose of the TradeZero Global Inc. 2021 Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) TradeZero Global Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors, consultants, and other individual service providers, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to any person or entity, any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b) “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d) “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the TradeZero Group) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii) The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

Exh. J-2

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h) “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii) or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i) “Closing Date” shall have the meaning given to such term in that certain Business Combination Agreement and Plan of Merger by and among Dune Acquisition Corp., Dune Merger Sub, Inc., Dune Merger Sub II, LLC and TradeZero Holding Corp., dated as of [●], 2021.

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

Exh. J-3

(k) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(l) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(m) “Effective Date” means [●], 2021.

(n) “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any Affiliate, and any other person who provides services to the Company or any Affiliate, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(p) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(q) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Merger Agreement” means that certain Agreement and Plan of Merger by and among Dune Acquisition Corp., TradeZero Holding Corp. and the other parties thereto.

(s) “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

Exh. J-4

(t) “Nonstatutory Option” means an Option that is not an ISO.

(u) “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(v) “Option Plan” means the TradeZero Holding Corp. 2021 Stock Option Plan, as amended from time to time.

(w) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(x) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(y) “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(z) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(aa) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(bb) “RSU Plan” means the TradeZero Holding Corp. 2021 Restricted Stock Unit Award Plan, as amended from time to time.

(cc) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(dd) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(ee) “SEC” means the Securities and Exchange Commission.

(ff) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(gg) “Stock” means the Company’s Class A Common Stock, par value $0.001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

Exh. J-5

(hh) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(ii) “Substitute Award” means an Award granted under Section 6(j).

(jj) “TradeZero Family Members” means (a) John Muscatella, Daniel Pipitone, Giovanni Ferra, John Caruso and Kosta Corriveau, (b) any spouse, former spouse, sibling, niece, nephew, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of any person named in clause (a); (c) any lineal descendent of any person identified in clause (a) or (b) and any spouse or former spouse of any such Person, including adoptive relationships and stepchildren; (d) any trust established by, and in which at least 75% of the beneficial interest is directly or indirectly held by or for the benefit of, any one or more Persons identified in clauses (a), (b), (c) or (g) of this definition and one or more Persons exempt from federal taxation under Section 501(c)(3) of the Code; (e) any limited liability company, partnership or other estate planning or family business vehicle of which one or more Persons identified in clauses (a), (b), (c) or (g) of this definition serves as managing member, manager, general partner or otherwise, as applicable, and in which at least 75% of the economic interest is directly or indirectly held by or for the benefit of any one or more of such Persons; (f) any tax-exempt foundation, charitable trust, non-profit entity or other entity established by any person or entity identified in clauses (a), (b), (c) or (g) of this definition, so long as the voting and disposition authority with respect to the Common Stock are controlled by or under the appointment of any person or entity identified in clauses (a), (b), (c) or (g) of this definition; and (g) executors, administrators or beneficiaries of the estates of any such now or hereafter deceased Person, guardians or members of a committee for any such Person who is or becomes incompetent, or similar Persons duly authorized by law to administer the estate or assets of any such Person identified in this definition.

(kk) “TradeZero Group” means the TradeZero Family Members and their respective Affiliates.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

Exh. J-6

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or other service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant. The Committee’s determinations need not be uniform with respect to Participants, and need not apply consistently across Awards.

(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

Exh. J-7

(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Affiliate, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any Affiliate operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4. Stock Subject to the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, the total number of shares of Stock reserved and available for delivery with respect to Awards under the Plan is equal to (i) [●]1 shares of Stock, and such number of shares of Stock shall be available for the issuance of shares upon the exercise of ISOs, plus (ii) [●] shares of Stock subject to awards of restricted stock units originally granted under the RSU Plan that are assumed and converted in accordance with the Merger Agreement, plus (iii) [●] shares of Stock subject to SPAC RSU Earnout Awards (as defined in the Merger Agreement) that are issued in accordance with the Merger Agreement, minus (iv) [●] shares of Stock subject to awards of stock options originally granted under the Option Plan that are assumed and converted in accordance with the Merger Agreement; provided, that, on January 1 of each calendar year occurring after the Effective Date and prior to the tenth anniversary of the Effective Date, the total number of shares of Stock reserved and available for delivery with respect to Awards under the Plan shall increase by a number of shares of Stock equal to the lesser of (x) 4% of the total number of shares of Stock outstanding as of December 31 of the immediately preceding calendar year and (y) such smaller number of shares of Stock as is determined by the Board; provided, further, that such annual adjustment shall not affect the maximum number of shares that may be issued pursuant to Options intended to be ISOs.

[1]	Note to Draft: Amount to equal 8% of the outstanding shares of Stock immediately following the closing.

Exh. J-8

(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d) Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

(e) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

Exh. J-9

5. Eligibility; Award Limitations for Non-Employee Members of the Board.

(a) Awards may be granted under the Plan only to Eligible Persons.

(b) In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be granted Awards for such individual’s service on the Board having a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $500,000; provided, that for any calendar year in which a non-employee member of the Board (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, additional Awards may be granted to such non-employee member of the Board in excess of such limit; provided, further, that the limit set forth in this Section 5(b) shall be applied without regard to (A) cash fees paid to a non-employee member of the Board during such calendar year (or grants of Awards, if any, made to a non-employee member of the Board in lieu of all or any portion of such cash fees) or (B) grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a director of the Company.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including subjecting such awards to service- or performance-based vesting conditions. Without limiting the scope of the preceding sentence, with respect to any performance-based conditions, (i) the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and (ii) any such performance goals may relate to the performance of the Participant, the Company (on a consolidated basis), or to specified subsidiaries, business or geographical units or operating areas of the Company, (iii) the performance period or periods over which performance goals will be measured shall be established by the Committee, and (iv) any such performance goals and performance periods may differ among Awards granted to any one Participant or to different Participants.  Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

Exh. J-10

(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

Exh. J-11

(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the Fair Market Value per share of Stock subject to an SAR as of the date of grant of the SAR if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

Exh. J-12

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Sections 7(a)(iii) and (iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

Exh. J-13

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate, including for purposes of any annual or short-term incentive or other bonus program.

(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the Guidance and regulations promulgated thereunder, if applicable, and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option or SAR in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7. Certain Provisions Applicable to Awards.

(a) Limit on Transfer of Awards.

(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

Exh. J-14

(ii) Except as provided in Sections 7(a)(i), (iii), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) To the extent specifically provided by the Committee and permitted pursuant to Form S-8 and the instructions thereto, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish; provided, however, that no Award (other than a Stock Award) may be transferred to a third-party financial institution for value.

(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

Exh. J-15

(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and the Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of Dividend Equivalents or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

Exh. J-16

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e) Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

Exh. J-17

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to an SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

(iii) cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9. General Provisions.

(a) Tax Withholding. The Company and any Affiliate are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, the Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

Exh. J-18

(b) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any Affiliate, (ii) interfering in any way with the right of the Company or any Affiliate to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Wilmington, Delaware.

(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

Exh. J-19

(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

Exh. J-20

(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy. No recovery of cash payments or shares of Common Stock under such clawback policy will be an event giving rise to a right to resign for “good reason” or assert “constructive termination” (or any similar term) under any agreement with the Company or any subsidiary.

Exh. J-21

(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n) Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

Exh. J-22

Exhibit K

Form of Employment Agreement

[See attached.]

Exhibit K to Agreement and Plan of Merger

Exhibit K

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on [●], 2021 (the “Effective Date”) by and between TradeZero USA, Inc., a Delaware corporation (the “Company”), and [Daniel Pipitone / Kosta Corriveau] (“Executive”), and is conditioned upon the occurrence of, and shall become effective concurrently with, the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger, by and among Dune Acquisition Corp., a Delaware corporation (“Parent”), TradeZero Holding Corp., a Delaware corporation, and the other parties thereto, dated as of the date hereof (the “Merger Agreement”).

Agreement

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term commencing on the Closing Date (as defined in the Merger Agreement) and ending on the [●] anniversary of the Effective Date (such period, the “Initial Period”); provided, however, Executive’s employment hereunder (if not earlier terminated) shall automatically renew for successive 12-month periods on the [●] anniversary of the Effective Date and each anniversary thereafter (each such 12-month extension period, a “Renewal Period”), unless either party provides the other party with written notice, at least ninety (90) days prior to the end of the then-existing Initial Period or Renewal Period of an intent not to renew the Employment Period (a “Notice of Non-Renewal”) following the end of the then-existing Initial Period or Renewal Period, as applicable. The period that Executive is employed hereunder is referred to as the “Employment Period.”

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, Executive shall serve as [●] of the Company and shall perform such duties as are usual and customary for such positions and such other duties as the board of directors (the “Board”) of Parent shall from time to time reasonably assign to Executive. Executive shall report directly to the [Board][the Company’s Chief Executive Officer].

(ii) During the Employment Period, Executive agrees to devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, Parent and their respective direct and indirect subsidiaries (collectively, the Company, Parent, and their direct and indirect subsidiaries are referred to herein as the “Company Group”). Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees consistent with Parent’s conflicts of interests policies and corporate governance guidelines in effect from time to time, (B) manage Executive’s personal investments, or (C) engage in those activities set forth on Exhibit A, in each case so long as such activities do not materially interfere with the performance of Executive’s responsibilities to any member of the Company Group.

(b) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive a base salary (the “Base Salary”) at the annualized rate of $[●]. The Base Salary shall be paid in installments at such intervals as the Company pays executive salaries generally, but not less often than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase, in the discretion of the Board. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii) Annual Bonus. In addition to the Base Salary, Executive shall be eligible to earn, for each calendar year ending during the Employment Period (each, a “Bonus Year”), an annual discretionary cash performance bonus (the “Annual Bonus”). The Annual Bonus payable, if any, in respect of any Bonus Year, is subject to Executive’s continuous employment through the last day of the Bonus Year to which it relates, and shall be paid no later than the March 15 of the year immediately following the end of such Bonus Year.

(iii) Equity Awards. During the Employment Period, Executive shall be eligible to participate in the TradeZero Global Inc. 2021 Long Term Incentive Plan, as amended from time to time (the “LTIP”), and any other equity incentive plan of the Company, as in effect from time to time. Such eligibility and awards granted under the LTIP or any such plan shall be subject in all respects to, and governed by, the terms and conditions set forth in the LTIP or such plan, as applicable, as in effect from time to time and the award agreement(s) evidencing any such awards.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans, practices, policies and programs in which similarly situated executives of the Company are eligible to participate, subject to the terms and conditions of the applicable plans, practices, policies and programs in effect from time to time. However, the Company shall not, by reason of this Section 2(b)(iv), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, practice, policy or program, so long as such changes are similarly applicable to similarly situated executives of the Company generally.

(v) Business Expenses. During the Employment Period, subject to Section 10(e), Executive shall be entitled to receive reimbursement for all reasonable business expenses actually incurred by Executive in the performance of Executive’s duties under this Agreement so long as Executive timely submits all documentation for such expenses, as required by the applicable policy of the Company in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for any expenses incurred after the date of Executive’s termination of employment with the Company other than to the extent incurred with the prior written consent of the Company.

(vi) Vacation. During the Employment Period, Executive shall be entitled to paid vacation time each calendar year (pro-rated for any partial year of service) in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives; provided, however, that Executive shall not receive less than 20 business days of paid vacation time per calendar year (except to the extent that paid vacation time is pro-rated for any partial year of service in accordance with the foregoing). Executive may carry over accrued but unused vacation time for any applicable calendar year or portion thereof for up to four (4) months after the beginning of the next calendar year, after which time such vacation time shall be forfeited.

3. Termination of Employment. Notwithstanding Section 1 above, Executive’s employment hereunder may end prior to the end of any then-existing Initial Period or Renewal Period, as applicable, pursuant to any of the circumstances described in this Section 3.

(a) Death or Disability. Executive’s employment hereunder shall automatically (and without any further action by any person or entity) terminate upon Executive’s death and may terminate upon notice from the Company as a result of Executive’s Disability. For purposes of this Agreement, “Disability” shall exist if the Company determines that Executive is unable, by reason of physical or mental impairment that continues for or is reasonably expected to continue for 120 consecutive days or a total of 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period, to fulfill Executive’s obligations hereunder (after accounting for reasonable accommodation, if applicable and required by applicable law). The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(b) Cause. The Company may terminate Executive’s employment hereunder at any time for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following events:

(i) Executive’s willful failure or refusal, other than due to Disability, to perform, or gross negligence in performing, Executive’s obligations pursuant to this Agreement which, if capable of cure, is not cured within 15 days following a written notice being delivered to Executive, which notice specifies such failure or negligence;

(ii) Executive’s willful commission of an act of fraud or material dishonesty in the performance of Executive’s duties or with respect to any member of the Company Group, the nature of which, and the support for which, shall be provided to Executive in writing;

(iii) Executive’s material breach of any Company Group policy applicable to Executive and made known to Executive which, if capable of cure, is not cured within 15 days following a written notice being delivered to Executive, which notice specifies the applicable breach;

(iv) The indictment of Executive, conviction of Executive, or entry by Executive of a guilty or nolo contendere plea to any felony or any other crime or misdemeanor involving fraud;

(v) Any breach by Executive of Executive’s fiduciary duty or duty of loyalty to the Company, Parent or any other member of the Company Group which, if capable of cure, is not cured within 15 days following a written notice being delivered to Executive, which notice specifies the applicable breach; or

(vi) Executive’s material breach of any of the provisions of this Agreement, or any other written agreement between Executive and the Company or any other member of the Company Group which, if capable of cure, is not cured within 15 days following written notice thereof from the Company.

(c) Good Reason. Executive’s employment may be terminated by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s prior consent:

(i) A material reduction in Executive’s title, duties, authority, or reporting relationships (in each case other than in conjunction with the Company’s investigating any allegation of wrongdoing against Executive);

(ii) A reduction of Executive’s Base Salary that is greater than two (2%) percent of the amount of such Base Salary;

(iii) The relocation of the geographic location of Executive’s principal place of employment by more than fifty (50) miles from [●]1, the location of Executive’s principal place of employment as of the Effective Date; or

(iv) The Company’s material breach of its obligations under this Agreement.

For purposes of this Agreement, a termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within ninety (90) days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days after the Company’s receipt of such notice, and (C) Executive terminates Executive’s employment no later than forty-five (45) days after Executive provides notice to the Company in accordance with clause (A) of this paragraph.

(d) Notice of Termination. Any termination other than due to death shall be communicated by Notice of Termination from one party to the other party given in accordance with Section 10(c) below. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty (30) days after the giving of such notice or, in the case of a termination by Executive for Good Reason, not more than forty-five (45) days after the date on which Executive provides written notice in accordance with Section 3(c) above). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

[1]	Note to Draft: To be updated as applicable for each executive.

(e) Date of Termination. “Date of Termination” means the date on which Executive’s employment terminates.

4. Obligations of the Company Upon Termination

(a) Without Cause, for Good Reason, or Due to Company Non-Renewal. If Executive’s employment hereunder is terminated due to the Company’s termination of Executive’s employment without Cause (and not due to death or Disability), due to Executive’s resignation for Good Reason, or upon the expiration of the Initial Period or a Renewal Period following the Company’s issuance of a Notice of Non-Renewal, then Executive shall be paid or shall receive the following:

(i) The following, to the extent applicable: (A) Executive’s earned but unpaid Base Salary through the Date of Termination, (B) payment for accrued but unused vacation time existing as of the Date of Termination, (C) any earned but unpaid Annual Bonus payable to Executive pursuant to Section 2(b)(ii) above for any Bonus Year immediately preceding the year in which the Date of Termination occurs (if applicable), and (D) any vested amounts due to Executive under any plan, program or policy of the Company or Parent, to the extent not previously paid (if any) (collectively, the “Accrued Obligations”), which shall be paid or provided, in each case, in the time periods required by applicable law;

(ii) A pro rata portion of the Annual Bonus that Executive would have been paid for the Bonus Year in which the Date of Termination occurs, if any, determined by multiplying the target Annual Bonus (or such higher amount in the sole discretion of the Board or the Compensation Committee) by a fraction, the numerator of which is the number of days elapsed through the Date of Termination in the Bonus Year during which the Date of Termination occurs and the denominator of which is 365 (the “Pro-Rata Bonus Payment”), which Pro-Rata Bonus Payment shall be paid (if the applicable criteria for earning an Annual Bonus for such Bonus Year, other than any requirement with respect to continued employment through the last day of such Bonus Year, are satisfied) to Executive at the same time that annual bonuses for such calendar year are paid to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; provided, however, if the Release requirements described below have not been satisfied by such payment date, then the Pro-Rata Bonus Payment will be paid on the date that the first installment of the Severance Amount (as defined below) is paid to Executive;

(iii) all unvested equity-based awards subject to time-based vesting granted under the Equity Plan that are held by Executive as of immediately prior to the Date of Termination shall immediately vest in full and such awards shall be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Accelerated Vesting”), and any service requirement applicable to any unvested equity-based award subject to performance-based vesting granted under the Equity Plan that is held by Executive as of immediately prior to the Date of Termination shall be deemed satisfied as to a pro rata portion of such award calculated based on the number of days between the beginning of the applicable performance period and the Date of Termination and such pro rata portion shall remain outstanding, notwithstanding Executive’s termination of employment, and shall be eligible to continue vesting based on actual performance through the end of the applicable performance period in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Ongoing Vesting”);

(iv) An amount (the “Severance Amount”) equal to either:

(A) If the Date of Termination occurs outside of the period beginning on the date that is three (3) months before a Change in Control (as defined in the LTIP) and ending on the date that is twelve (12) months after a Change in Control (the “Change in Control Period”), one (1) times the sum of (i) the Base Salary in effect on the Date of Termination and (ii) the greater of (x) any target Annual Bonus for the Bonus Year in which the Date of Termination occurs or (y) the actual Annual Bonus paid to Executive in respect of the Bonus Year immediately preceding the year in which the Date of Termination occurs, which Severance Amount shall be paid on the Company’s regular pay dates for executive employees over the twelve (12) month period beginning on the Company’s first regularly scheduled pay date that follows the date that the Release (as defined below) has been timely returned to the Company and any revocation period set forth therein has elapsed without Executive having exercised Executive’s revocation right (such first pay date, the “First Payment Date”); or

(B) If the Date of Termination occurs during the Change in Control Period, two (2) times the sum of (i) the Base Salary in effect on the Date of Termination and (ii) the greater of (x) any target Annual Bonus for the Bonus Year in which the Date of Termination occurs or (y) the actual Annual Bonus paid to Executive in respect of the Bonus Year immediately preceding the year in which the Date of Termination occurs, which Severance Amount shall be paid on the Company’s regular pay dates for executive employees over the twenty-four (24) month period beginning on the First Payment Date; provided, however, that to the extent, if any, that the aggregate amount of the installments of the Severance Amount that would otherwise be paid pursuant to the preceding provisions of this paragraph after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Amount payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess).

(v) The COBRA Benefit (as defined below), subject to the terms and conditions set forth in Section 4(d).

For the avoidance of doubt, notwithstanding anything herein to the contrary, if Executive’s employment terminates within the three (3) month period prior to a Change in Control and, at the time the Severance Amount under Section 4(a)(iv)(B) becomes payable due to the occurrence of a Change in Control, Executive has already been paid any installments of the Severance Amount pursuant to Section 4(a)(iv)(A) (the “Prior Severance Payment”), then Executive shall only be entitled to receive an amount equal to the Severance Amount payable under Section 4(a)(iv)(B) less the Prior Severance Payment, which amount shall be paid over the remaining schedule described in Section 4(a)(iv)(B).

Further notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the Severance Amount, the Pro-Rata Bonus Payment, the Accelerated Vesting, the Ongoing Vesting and the COBRA Benefit that Executive execute and deliver to the Company within twenty-one (21) days (or forty-five (45) days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so (which revocation period shall not exceed seven (7) days following the date that Executive signs the Release), a release of claims in a form reasonably acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to the Severance Amount, the Pro-Rata Bonus Payment, the Accelerated Vesting, the Ongoing Vesting or COBRA Benefit or any other claim that may first arise after the date the Release has been executed by Executive and all claims that may not be released pursuant to applicable law or regulation. The form of Release shall be provided to Executive within five (5) days following the Date of Termination.

(b) Death or Disability. If Executive’s employment hereunder is terminated by reason of Executive’s death or Disability, Executive shall be paid or shall receive:

(i) The Accrued Obligations, which shall be paid to Executive or, if applicable, Executive’s estate or beneficiaries, in the time provided by applicable law;

(ii) The Pro-Rata Bonus Payment (paid in the time described in Section 4(a)(ii) above;

(iii) The Accelerated Vesting and Ongoing Vesting; and

(iv) The COBRA Benefit, subject to the terms and conditions set forth in Section 4(d).

Notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the Pro-Rata Bonus Payment, the Accelerated Vesting, the Ongoing Vesting and the COBRA Benefit that Executive (or, if applicable, Executive’s estate) execute and deliver to the Company within twenty-one (21) days (or forty-five (45) days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so (which potential revocation period shall not exceed seven (7) days after the date that Executive signs the Release), the Release. The Release shall be provided to Executive (or a representative of Executive’s estate) within five (5) days following the Date of Termination.

(c) Other Terminations. If Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, or upon the end of the Initial Period or a Renewal Period following Executive’s issuance of a Notice of Non-Renewal, the Company shall pay to Executive the Accrued Obligations when due under applicable law and shall have no further severance obligations to Executive under this Agreement.

(d) COBRA Benefit. If Executive’s employment hereunder is terminated in circumstances described in Section 4(a) or 4(b) and Executive satisfies the conditions necessary to receive the payments or benefits described in Sections 4(a) or 4(b) then, if Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s or Parent’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated executive employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Notwithstanding the foregoing, Executive shall only be eligible to receive such reimbursement payments until the earliest of: (1) the date that is twelve (12) months following the Date of Termination (the “COBRA Expiration Date”); (2) the date Executive is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Further notwithstanding the foregoing, if the provision of the COBRA Benefit cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any of its affiliates, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Executive without such adverse impact on the Company or any of its affiliates.

5. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company, Parent or any of their respective affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company, Parent or any of their respective affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company or Parent in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company, Parent or any of their respective affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company or Parent, as applicable, upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company, Parent or any of their respective affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

6. Confidentiality; Return of Materials.

(a) In the course of Executive’s employment hereunder, Executive will be provided, and Executive will have access to, Confidential Information. Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. The covenants of this Section 6(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 6(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees and contractors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers, advisers, regulators and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with the performance of Executive’s duties under this Agreement and is in the best interests of the Company Group; or

(iii) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group, and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company or may be required by applicable law, regulation or legal process in the good faith determination of Executive.

(c) Upon the expiration of the Employment Period at Company’s written request, and at any other time upon written request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group (excluding any documents relating to the terms of Executive’s compensation, agreements between Executive and any member of the Company Group, and any documents relating to Executive’s employee benefits, and awards under the applicable equity incentive plans). Within five (5) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) All trade secrets, non-public or competitively valuable information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

7. Ownership of Intellectual Property.

(a) Executive agrees that the Company shall own, and Executive shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive’s disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b) All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) Executive recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Executive developed entirely on Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by Executive prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit B, and Executive represents that Exhibit B is a complete list of all such Prior Inventions. If no such list is attached, Executive hereby represents and warrants that there are no Prior Inventions, and Executive shall make no claim of any rights to any Prior Inventions. If, in the course of Executive’s employment with or affiliation with the Company or any other member of the Company Group, Executive incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.

(f) Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(g) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive.

(h) In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive’s termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

(i) The Company and Executive acknowledge that Executive has provided services to the Company or another member of the Company Group prior to the Effective Date. Accordingly, if and to the extent that, prior to the Effective Date: (a) Executive conceived, made, developed, acquired or received access to any information from or on behalf of the Company or any other member of the Company Group that would have been Confidential Information if conceived, made, developed, acquired or received after the Effective Date; or (b) Executive conceived, created, authored, invented, developed, or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been Company Intellectual Property if conceived, created, authored, invented, developed, or reduced to practice after the Effective Date, then such information will be deemed Confidential Information under this Agreement and any such item will be deemed Company Intellectual Property under this Agreement, and this Agreement will apply to such information or item as if conceived, created, authored, invented, developed, or reduced to practice following the Effective Date.

(j) Notwithstanding anything to the contrary herein, the Company Group shall obtain no legal rights of any kind to any work product of Executive produced on Executive’s own time and solely in connection with his permitted activities set forth in Exhibit A, and not with the use of any equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group.

8. Non-Competition; Non-Solicitation.

(a) The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 8. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Executive from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities: (x) are the same as or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group, or (y) involve direct or indirect oversight of, or responsibility for, duties or responsibilities that are the same or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group;

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Executive had contact on behalf of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Notwithstanding the foregoing, it shall not be a violation of Section 8(b)(i) above for Executive to hold, as a passive investment, up to five percent (5%) of (i) the publicly traded securities of any company, or (ii) the equity or other interests in a privately held entity that engages in the Business so long as, in each instance, Executive does not have the power to direct or control the applicable entity.

(d) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 6, Section 7 and in this Section 8, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(e) The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(f) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the period that Executive is employed by any member of the Company Group, which business and operations include offering online broker-dealer, crypto or currency trading facilitator as well as short locate technology/services through desktop, web-based and mobile software platforms that provide securities trading and direct market center access focused principally on the active retail trading sector.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean the United States.

(iv) “Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of: (A) six months following the date that Executive is no longer employed by any member of the Company Group, with respect to the covenants set forth in Sections 8(b)(i) and 8(b)(ii) above; and (B) twelve (12) months following the date that Executive is no longer employed by any member of the Company Group with respect to the covenants set forth in Sections 8(b)(iii) and 8(b)(iv) above-.

9. Successors and Third-Party Beneficiaries

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In addition, each member of the Company Group that is not a signatory hereto shall be entitled to enforce Sections 6, 7 and 8 above as if a party hereto.

10. Miscellaneous

(a) Governing Law; Submission to Jurisdiction

. This Agreement shall in all respects be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 10(b) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the Borough of Manhattan in New York.

(b) Arbitration

(i) Subject to Section 10(b)(ii), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group will be finally settled by arbitration in New York, New York in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 10 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(ii) Notwithstanding Section 10(b)(i), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 6, 7 or 8 provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 10(b). Further notwithstanding the foregoing, any dispute, controversy, or claim arising out of any award agreement or award plan (including the TradeZero Holding Corp. 2021 Restricted Stock Unit Award Plan and any Restricted Stock Unit Award Agreement granted in connection therewith) shall be subject to resolution pursuant to the dispute resolution provisions set forth in the applicable plan and award documentation.

(iii) By entering into this Agreement and entering into the arbitration provisions of this Section 10(b), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iv) Nothing in this Section 10(b) shall prohibit a party to this Agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 10(b) precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(v) Notwithstanding anything in this Section 10(b), to the extent that any dispute, controversy or claim between Executive and the Company arises out of or relates to the LTIP or an award agreement thereunder (if any), such dispute, controversy or claim shall be governed by the applicable dispute resolution terms and conditions set forth in such LTIP or such award agreement, as applicable.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company.

If to the Company:

[●]

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. For the avoidance of doubt, any written notice to or from Parent shall be deemed a written notice to or from the Company.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company or Parent determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A

(i) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom.

(ii) For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A.

(iii) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(v) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Executive’s death or (B) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, neither the Company nor Parent makes any representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company, Parent or any of their respective affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(f) Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, amounts of incentive-based compensation paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures required by law or any applicable exchange listing standard (or any policies or procedures adopted by Parent, the Company or any other member of the Company Group), which clawback policies or procedures may provide for forfeiture and/or recoupment of incentive-based compensation paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Parent, the Company and each other member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(h) Withholding. The Company may withhold and deduct from any amounts payable under this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

(i) No Waiver. The Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(j) Employment-At-Will. Executive acknowledges that Executive’s employment with the Company is “at-will” for all purposes and, subject to the termination and severance obligations contained in Sections 3 and 4 above, Executive hereby agrees that the Company (and any other member of the Company Group that employs Executive) may dismiss Executive and terminate Executive’s employment at any time, with or without Cause. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(k) Entire Agreement. This Agreement will automatically become null and void in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing. Upon the Closing, this Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof (including any prior employment agreement among the parties); provided, however, this Agreement will complement (and not supersede or replace) any other agreement between Executive, on the one hand, and any member of the Company Group, on the other hand, with respect to confidentiality, non-disclosure, return of property, intellectual property and work product protections, non-competition or non-solicitation. This Agreement may be amended only by a written instrument executed by both parties hereto. Executive further represents and agrees that Executive has received all payments, bonuses, wages, and other compensation, and all rights and benefits, that Executive has been entitled to receive from any member of the Company Group for all services performed or provided through the Effective Date (other than any right to payment of base salary for services provided in that portion of the pay period in which the Effective Date occurs that is prior to the Effective Date).

(l) Survival. Section 4 (Obligations of the Company Upon Termination), Section 6 (Confidentiality; Return of Materials), Section 7 (Ownership of Intellectual Property), Section 8 (Non-Competition; Non-Solicitation; Non-Disparagement), Section 10(b) (Arbitration), and Section 10(f) (Clawback) of this Agreement shall survive termination or expiration of the Employment Period and shall continue in effect following such time.

(m) Representations and Warranties. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by Executive’s execution or performance of this Agreement, including, but not limited to, any non-competition agreement or other agreement or obligation with any third party or prior employer, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, a judgment or order relating to any matter of the type referenced in Section 3(b)(iv). Executive has not entered into, and agrees that Executive will not enter into, any agreement either written or oral in conflict herewith. In performing Executive’s duties hereunder, Executive will not use or disclose any trade secrets or legally protected information belonging to any prior employer or any entity that is not a member of the Company Group.

(n) Consultation with Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(o) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(p) Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive's employment with the Company, Parent or any member of the Company Group, any termination of Executive's employment shall constitute, as applicable, an automatic resignation of Executive: (i) as an officer of the Company and each member of the Company Group; (ii) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

(q) Titles and Headings; Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

[Signatures follow on next page.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the Effective Date.

TRADEZERO USA, INC.

By:
Name:
Its:

EXECUTIVE

Signature:
Print Name:

Signature Page to

Employment Agreement

EXHIBIT A

[OUTSIDE ACTIVITIES]

EXHIBIT A

EXHIBIT B

PRIOR INVENTIONS

1. The following is a complete list of all Prior Inventions relevant to the subject matter of Executive’s employment by the Company that have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, Executive cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2. Executive proposes to bring to Executive’s employment the following devices, materials, and documents of a former employer or other person to whom Executive has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Executive’s employment pursuant to the express written authorization of Executive’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.

EXHIBIT B

Exhibit L

Form of ESPP

[See attached.]

Exhibit L to Agreement and Plan of Merger

Exhibit L

TRADEZERO GLOBAL Inc.
2021 EMPLOYEE STOCK PURCHASE PLAN

Article I

Purpose, Share Commitment and Intent

1.1 Purpose. The purpose of the TradeZero Global Inc. 2021 Employee Stock Purchase Plan is to provide Employees of TradeZero Global Inc., a Delaware corporation (the “Company”), and its Related Corporations that are selected by the Company to participate in the Plan pursuant to Article IX an opportunity to purchase shares of Stock through periodic offerings of options to purchase shares of Stock and thereby motivate Employees to work for the continued success of the Company and its Related Corporations.

1.2 Share Commitment. The aggregate number of shares of Stock authorized to be sold pursuant to Options granted under the Plan is [●]1, subject to adjustment as provided in Section 4.7. The shares of Stock authorized to be sold pursuant to Options granted under the Plan may be unissued shares or reacquired shares, including shares bought on the open market or otherwise for purposes of the Plan. In computing the number of shares of Stock available for grant, any shares of Stock relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.

1.3 Intent. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Therefore, the provisions of the Plan are to be construed and interpreted in a manner that is consistent with the requirements of Section 423 of the Code. Notwithstanding this Section 1.3, a particular Offering to a Participating Corporation may be made on terms that are not intended to satisfy the requirements of Section 423 of the Code.

Article II

Definitions

The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.

2.1 “Account” means the bookkeeping account maintained by the Administrative Committee that reflects the amount of payroll deductions credited on behalf of a Participant under the Plan.

2.2 “Administrative Committee” means a committee of officers and/or employees of the Company appointed by the Compensation Committee to administer the Plan or the Compensation Committee should such committee determine it will instead administer the Plan.

[1]	Note to Draft: Amount to equal 2% of outstanding shares of Stock on Effective Date.

2.3 “Authorized Leave of Absence” means a bona fide leave of absence from service with the Company or a Related Corporation if the period of the leave does not exceed 90 days, or, if longer, so long as the individual’s right to reemployment with the Company or a Related Corporation is guaranteed either by statute or contract.

2.4 “Base Compensation” means regular, straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

2.5 “Beneficiary” means the person who is entitled to receive amounts under the Plan upon the death of a Participant as determined under Section 11.13.

2.6 “Board” means the board of directors of the Company.

2.7 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.8 “Company” means TradeZero Global Inc., a Delaware corporation.

2.9 “Compensation Committee” means the Compensation Committee of the Board or a successor committee appointed by the Board.

2.10 “Corporation” has the meaning prescribed by Section 7701(a)(3) of the Code and Department of Treasury Regulation § 301.7701-2(b). For example, the term “Corporation” includes a foreign corporation (as defined in Section 7701(a)(5) of the Code) and a limited liability company that is treated as a corporation for all United States Federal income tax purposes.

2.11 “Effective Date” means [●], 2021.

2.12 “Employee” means any person who is a common-law employee of a Participating Corporation.

2.13 “Employer Corporation” means a Corporation that is, at the time the Option is granted, the employer of the Employee and a Participating Corporation.

2.14 “Exercise Date” means the last Trading Day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.

2.15 “Fair Market Value” of one share of Stock as of a particular date means, if listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Exchange, the closing price of the Stock on the composite tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported; provided, however, the Administrative Committee may elect to use any other definition of Fair Market Value that complies with the requirements of Treasury Regulation § 1.421-1(e). If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low prices of Stock on the most recent date on which the Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of fair market value shall be made by the Administrative Committee in such manner as it deems appropriate and in accordance with Code Section 409A and Treasury Regulation § 1.421-1(e).

Exh. L-2

2.16 “Five Percent Owner” means an owner of more than five percent of the outstanding stock of the Employer Corporation or of any Related Corporation or stock possessing more than five percent of the total combined voting power of all stock of the Employer Corporation or of any Related Corporation. For purposes of determining whether an Employee is a Five Percent Owner, an Employee is considered to own stock that the Employee may purchase under outstanding options (including incentive stock options, nonqualified stock options, Options granted under the Plan or any other stock options). Further, for purposes of determining whether an Employee is a Five Percent Owner, the rules of Section 424 of the Code (relating to attribution of stock ownership) shall apply. Accordingly, for purposes of determining whether an Employee is a Five Percent Owner, (i) the Employee is considered as owning the stock owned, directly or indirectly, by or for the Employee’s brothers or sisters (whether by the whole or half-blood), spouse, ancestors and lineal descendants and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. The determination of the percentage of the total combined voting power of all classes of stock of the Company or any Related Corporation that is owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the Option to the individual. The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the Option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.

2.17 “Grant Date” means the first day of each Offering Period, which is the day all eligible Employees are granted an Option under the Plan.

2.18 “Highly Compensated Employee” has the meaning specified in Section 414(q) of the Code.

2.19 “Offering” means a given offering of Options under this Plan.

2.20 “Offering Period” means, with respect to a given Offering, the period beginning on the Grant Date and ending on the Exercise Date. The Offering Periods shall begin and end at such times as are specified by the Administrative Committee. Unless and until the Administrative Committee specifies different Offering Periods in writing, there shall be two Offering Periods during a calendar year, the first of which commences on January 1 and ends on June 30 and the second of which begins on July 1 and ends on December 31. In no event shall an Offering Period exceed 27 months.

2.21 “Option” means an option granted under the Plan to purchase shares of Stock at the Option Price on the Exercise Date.

2.22 “Option Price” means the price per share of Stock to be paid by each Participant upon exercise of an Option, which, subject to the following sentence, shall be 85 percent of the lesser of (i) the Fair Market Value of a share of Stock on the Grant Date or (ii) the Fair Market Value of a share of Stock on the Exercise Date. Prior to the commencement of an Offering Period, the Board, the Compensation Committee or the Administrative Committee may, in lieu of the Option Price specified in the preceding sentence, establish in writing an Option Price for an Offering that is greater than the amount specified in the preceding sentence. The Option Price may be stated as either a percentage of Fair Market Value or as a dollar amount. The Option Price shall be subject to adjustment under Section 4.7.

Exh. L-3

2.23 “Parent Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations ending with the Company if, at the time of the granting of the Option, each of the Corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in such chain.

2.24 “Participant” means a person who is eligible to be granted an Option under the Plan for the applicable Offering.

2.25 “Participating Corporation” means the Company and/or any of its Related Corporations that is selected for participation in the applicable Offering pursuant to Article IX.

2.26 “Plan” means this TradeZero Global Inc. 2021 Employee Stock Purchase Plan, as set out in this document and as it may be amended from time to time.

2.27 “Qualified Employee Stock Purchase Plan” means a stock purchase plan to the extent that Section 423 of the Code applies to the plan.

2.28 “Related Corporation” means a Corporation that is either a Parent Corporation or a Subsidiary Corporation with respect to the Company on the Grant Date of an Option.

2.29 “Stock” means the Class A Common Stock of the Company, $0.0001 par value per share, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of shares or securities of the Company or another corporation, that other share or security. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

2.30 “Subsidiary Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations beginning with the Company if, at the time of the granting of the Option, each of the Corporations other than the last Corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in the chain.

2.31 “Trading Day” means a day on which the principal securities exchange on which the shares of Stock are listed is open for trading.

Exh. L-4

Article III

Eligibility

3.1 General Requirements. Subject to Section 3.3, each Employee of each Participating Corporation who is not excluded from participation pursuant to Section 3.2 is eligible to participate in a given Offering if the individual is in the employ of a Participating Corporation on the Grant Date. For purposes of this Section 3.1, the existence of the employment relationship between an individual and a Participating Corporation will be determined under Department of Treasury Regulation § 1.421-1(h). Participation in the Plan by any Employee is voluntary.

3.2 Exclusions from Participation. Subject to Section 3.3, under each Offering, Options will be granted to all participating Employees of all Participating Corporations, except that one or more of the following categories of Employees may be excluded from coverage under an Offering:

(a) Persons Employed Less Than Two Years. Employees who have been employed less than two years (or lesser period of time as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(b) Persons Customarily Employed 20 Hours Or Less Per Week. Employees whose customary employment is 20 hours or less per week (or a lesser number of hours per week as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(c) Persons Customarily Employed for Not More Than Five Months During a Calendar Year. Employees whose customary employment is for not more than five months in any calendar year (or a lesser number of months as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(d) Persons Who Are Highly Compensated Employees. Employees who are Highly Compensated Employees as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are Highly Compensated Employees with compensation above a certain level as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are both Highly Compensated Employees and officers or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934 as of the Grant Date may be excluded from an Offering. Any exclusion relating to Highly Compensated Employees must be applied in an identical manner to all Highly Compensated Employees of all Participating Corporations.

(e) Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from an Offering if (1) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (2) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

Exh. L-5

(f) Default Exclusions from Participation. Unless the Administrative Committee specifies in writing that different exclusions are applicable with respect to a given Offering, the following persons shall be excluded from participation in an Offering: (1) Employees whose customary employment is 20 hours or less per week as of the Grant Date, (2) Employees whose customary employment is for not more than five months in any calendar year as of the Grant Date (3) Employees who have been employed less than one year from the Grant Date, and (4) Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) if (A) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (B) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

(g) Use of Exclusions Other Than Default Exclusions from Participation. If the Administrative Committee determines to apply exclusions from participation with respect to a given Offering that are different than the default exclusions specified in paragraph (f) of this Section 3.2, such exclusions shall be specified in writing. Any such exclusions from participation shall be consistent with the provisions of this Section 3.2.

3.3 Limitations upon Participation by Certain Stockholders. No Employee shall be granted an Option to the extent that the Option would cause the Employee to be a Five Percent Owner immediately after the grant. Accordingly, an Employee who is a Five Percent Owner immediately prior to the Grant Date for an Offering shall not be granted an Option for such Offering. An Employee who would become a Five Percent Owner immediately after the grant of an Option only as a result of the grant of the Option shall be granted an Option to purchase no more than the number of whole shares of Stock as would not cause him to become a Five Percent Owner.

3.4 Special Offering for Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code), including employees of a foreign Subsidiary Corporation, may participate in an Offering on terms and conditions that are less favorable than the terms and conditions of the Offering to Employees resident in the United States or may participate in an Offering that is not intended to comply with Section 423 of the Code, in each case to the extent such terms and conditions or such Offering would not otherwise cause an Offering under the Plan intended to comply with Section 423 of the Code to violate the requirements of Section 423 of the Code. For the avoidance of doubt, Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code), shall be eligible to participate in the Plan only if they are employed by a Participating Corporation.

Exh. L-6

Article IV

Options

4.1 Terms of an Offering. The terms of an Offering shall be established by the Administrative Committee. The terms shall be set forth in writing and communicated to eligible Employees prior to the Grant Date for the Offering. The terms of an Offering shall include (i) a designation of the Participating Corporations, (ii) the identification of any exclusions from participation applicable to the Offering (which exclusions must be permitted under Section 3.2), (iii) the Offering Period, and (iv) the Option Price. Offerings may be consecutive and overlapping, and the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy the requirements of this Section 4.1 and Department of Treasury Regulations issued under Section 423 of the Code.

4.2 Grant of Option. Effective as of the Grant Date of each Offering, the Company shall grant an Option to each Participant which shall be exercisable on the Exercise Date through funds accumulated by the Participant through payroll deductions made during the Offering Period. Each Option grant is subject to the availability of a sufficient number of shares of Stock reserved for purchase under the Plan. In the event there is an insufficient number of shares reserved for purchase under the Plan, the number of shares purchased shall be adjusted as provided in Section 4.8.

4.3 Maximum Number of Shares Subject to Option. An Option granted to an Employee for any Offering shall be for that number of whole shares of Stock equal to the least of the number of whole shares of Stock that may be purchased during the Offering Period (i) at the Option Price with the amount credited to the Participant’s Account on the Exercise Date, (ii) under limitations established by the Administrative Committee pursuant to Section 4.4, (iii) under the limitation set forth in Section 4.5 or (iv) without causing the Employee to become a Five Percent Owner. The number of shares of Stock that may be purchased under an Option shall be subject to adjustment under Sections 4.7 and 4.8.

4.4 Formula or Specific Share Limitation Established by the Company. The Administrative Committee shall establish and announce to Participants prior to an Offering a maximum number of shares of Stock that may be purchased by a Participant during the Offering Period. The Administrative Committee may specify that the maximum amount of Stock that a Participant may purchase under an Offering is determined on the basis of a uniform relationship to the total compensation or the Base Compensation, of all Employees. Notwithstanding any other provision of the Plan, unless the Administrative Committee, with the advance approval of the Compensation Committee, determines otherwise with respect to an Offering, the maximum number of shares of Stock that that a Participant shall be permitted to purchase during an Offering Period is 10,000 shares.

4.5 Annual $25,000 Limitation. No Employee will be permitted to purchase shares of Stock under all Qualified Employee Stock Purchase Plans of the Employer Corporation and its Related Corporations at a rate which exceeds $25,000 in Fair Market Value of the shares of Stock (determined at the time the Option is granted) for each calendar year in which any option granted to the Employee is outstanding at any time. This limitation shall be applied taking into account the rules set forth in Department of Treasury Regulation § 1.423-2(i) (or a successor regulation).

Exh. L-7

4.6 Equal Rights and Privileges. All Employees who are granted Options under an Offering must have equal rights and privileges within the meaning of Section 423 of the Code and Department of Treasury Regulation § 1.423-2(f). An Offering will not fail to satisfy the requirements of this Section 4.6 if, in order to comply with the laws of a foreign jurisdiction, the terms of an Option granted under the Offering to citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) are less favorable than the terms of Options granted under the Offering to Employees who are resident in the United States.

4.7 Adjustments of Options. In the event of any stock dividend, split-up, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off, repurchase, combination or exchange of shares, or the like, as a result of which shares shall be issued in respect of the outstanding shares of Stock, or the shares of Stock shall be converted into the same or a different number of the same or another class of stock, the total number of shares of Stock authorized to be committed to the Plan, the number of shares of Stock subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Administrative Committee. In addition, the Compensation Committee shall, in its sole discretion, have authority to provide for (i) the acceleration of the Exercise Date of outstanding Options or (ii) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.

4.8 Insufficient Number of Shares. If the number of shares of Stock reserved for purchase for any Offering Period is insufficient to cover the number of shares which Participants elect to purchase during such Offering Period, then the number of shares of Stock which each Participant has a right to purchase on the Exercise Date shall be reduced to the number of shares of Stock which the Administrative Committee shall determine by multiplying the number of shares of Stock reserved under the Plan for such Offering Period by a fraction, the numerator of which shall be the number of shares of Stock which the Participant elected to purchase during the Offering Period and the denominator of which shall be the total number of shares of Stock which all Participants elected to purchase during such Offering Period.

Article V

Payroll Deductions

5.1 Authorization of Payroll Deductions. For an Employee to participate during a given Offering Period, he or she must elect to participate in the Offering by authorizing deductions from his or her Base Compensation prior to the beginning of the Offering Period in accordance with procedures established by the Administrative Committee. An Employee may authorize payroll deductions from his or her pay check in an amount equal to at least 1 percent, but not more than 75 percent of his or her Base Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Administrative Committee may establish from time to time before an Offering Period begins). A Participant’s payroll deductions shall commence on the first pay date following the Grant Date and shall continue through the last pay date prior to the Exercise Date unless the Participant otherwise withdraws or modifies his or her payroll deduction election in accordance with Sections 5.2 or 6.1. A Participant may not make additional payments to the Participant’s Account. An Employee who does not authorize payroll deductions from his or her Base Compensation with respect to a given Offering shall be deemed to have elected to not participate in the Offering.

Exh. L-8

5.2 Right to Stop or Change Payroll Deductions. A Participant shall have the right to discontinue or modify his or her payroll deduction authorization in accordance with procedures established by the Administrative Committee.

5.3 Accounting for Funds. As of each payroll deduction period, the Participating Corporation shall cause to be credited to the Participant’s Account in a ledger established for that purpose the funds withheld from and attributable to the Participant’s Base Compensation for that period. No interest shall be credited to the Participant’s Account at any time. Notwithstanding anything to the contrary herein, the obligation of the Participating Corporation to the Participant for this Account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Participating Corporation.

5.4 Participating Corporation’s Use of Funds. All payroll deductions received or held by a Participating Corporation may be used by the Participating Corporation for any corporate purpose, and the Participating Corporation shall not be obligated to segregate such payroll deductions.

5.5 Return of Funds. Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Stock during such Offering Period will be refunded to the Participants without interest.

Article VI

In Service Withdrawal, Termination or Death

6.1 In Service Withdrawal. A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be selected by the Administrative Committee from time to time, elect to withdraw all of the funds then credited to the Participant’s Account by giving notice in accordance with the rules established by the Administrative Committee. The amount elected to be withdrawn by the Participant shall be paid to the Participant as soon as administratively feasible. Any election by a Participant to withdraw all of the Participant’s cash balance under the Plan terminates the Participant’s right to exercise the Participant’s Option on the Exercise Date and the Participant’s entitlement to elect any further payroll deductions for the then-current Offering Period. If the Participant wishes to participate in any future Offering Period, he or she must file a new payroll deduction election within the time frame required by the Administrative Committee for participation for that Offering Period.

6.2 Termination of Employment Prior to the Exercise Date. If a Participant’s employment with the Company and all Related Corporations is terminated for any reason (including death) prior to the Exercise Date, the Options granted to the Participant for that Offering Period shall lapse. If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant’s employment with the Company and all Related Corporations shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant’s employment is guaranteed either by statute or contract. The Participant’s funds then credited to the Participant’s Account at the time of such termination or deemed termination shall be returned to the Participant or Beneficiary, as applicable, as soon as administratively feasible thereafter.

Exh. L-9

Article VII

Exercise Of Option

7.1 Purchase of Shares of Stock. Subject to the provisions of the Plan, on the Exercise Date of the applicable Offering Period for an Offering, each Participant’s Account shall be used to purchase the maximum number of whole shares of Stock that can be purchased at the Option Price for that Offering. Fractional shares are not permitted under the Plan. As described in Section 4.8, if in any Offering the total number of shares of Stock to be purchased by all Participants exceeds the number of shares of Stock committed to the Plan, then each Participant shall be entitled to purchase only the Participant’s pro rata portion of the shares of Stock remaining available under the Plan based on the balances in each Participant’s Account as of the Exercise Date. After the purchase of all shares of Stock available on the Exercise Date, all Options granted for the Offering to the extent not used are terminated because no Option shall remain exercisable after the Exercise Date.

7.2 Accounting for Shares of Stock. After the Exercise Date of each Offering, a report shall be given to each Participant stating the amount of the Participant’s Account, the number of shares of Stock purchased and the Option Price.

7.3 Issuance of Shares of Stock. The Administrative Committee may determine in its discretion the manner of delivery of the shares of Stock purchased under the Plan, which may be by book or electronic account entry into new or existing accounts, delivery of Stock certificates or any other means as the Administrative Committee, in its discretion, deems appropriate. The Administrative Committee may, in its discretion, hold the certificates for any shares of Stock or cause such certificates to be legended in order to comply with the laws of any applicable jurisdiction, or, should the shares of Stock be represented by book or electronic account entry rather than a certificate, the Administrative Committee may take such actions to restrict transfer of the shares of Stock as the Administrative Committee considers necessary or advisable to comply with applicable law.

Article VIII

Administration

8.1 Powers. The Administrative Committee has the responsibility for the general administration of the Plan, and has all powers necessary to accomplish that purpose, including the following rights, powers, and authorities:

(a) to make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;

Exh. L-10

(b) to construe all provisions of the Plan;

(c) to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;

(d) to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Administrative Committee believes necessary or advisable for the proper administration of the Plan;

(e) to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Participants’ entitlement to benefits;

(f) to determine all controversies relating to the administration of the Plan, including any differences of opinion arising between a Participating Corporation and a Participant, and any questions it believes advisable for the proper administration of the Plan; and

(g) to delegate any clerical or recordation duties of the Administrative Committee as the Administrative Committee believes is advisable to properly administer the Plan.

8.2 Quorum and Majority Action. A majority of the Administrative Committee constitutes a quorum for the transaction of business. The vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Administrative Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other medium of communication.

8.3 Standard of Judicial Review of Committee Actions. The Administrative Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan. Notwithstanding anything to the contrary and other than with respect to the Company, any action taken, or ruling or decision made by the Administrative Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties, including all Participants and their Beneficiaries, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Administrative Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Administrative Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

Article IX

Participation In Plan by Other Related Corporations

9.1 Participation Procedure. The Company, acting through the Administrative Committee, shall designate the Related Corporations of the Company that may participate in a given Offering. A Related Corporation that is selected to participate in an Offering shall provide the Company all information required by the Company in order to administer the Plan.

Exh. L-11

9.2 No Joint Venture Implied. Neither the participation in the Plan or an Offering by a Related Corporation nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Related Corporation.

Article X

Termination and Amendment of the Plan

10.1 Termination of the Plan. Unless, earlier terminated in accordance with this Section 10.1, the Plan will terminate on the 10th anniversary of the Effective Date. The Company may, by action of the Board or the Compensation Committee, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of shares of Stock committed to the Plan is increased by the Board and approved by the stockholders of the Company. No Options may be granted under the Plan after it is terminated. As soon as administratively feasible following the termination of the Plan there shall be refunded to each Participant the remaining funds in the Participant’s Account. The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are shares of Stock committed to the Plan available, unless the Participants agree otherwise or except as expressly provided in the Plan or as necessary to comply with applicable laws or regulatory guidance or to ensure that the Plan and/or rights granted thereunder comply with the requirements of Section 423 of the Code.

10.2 Amendment or Suspension. The Board or the Compensation Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with Section 423 of the Code. The Board or the Compensation Committee may suspend the operation of the Plan for any period as it may deem advisable by determining not to commence a new Offering Period following any Exercise Date; provided, that the Board or the Administrative Committee may subsequently determine to end any suspension period and commence a new Offering Period, subject to and to the extent permitted by the requirements of applicable laws or regulatory guidance, including Section 423 of the Code, and the terms of the Plan. However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant’s Account, reduce a Participant’s rights with respect to shares of Stock previously purchased and held on the Participant’s behalf under the Plan or adversely affect the current Options a Participant already has outstanding under the Plan without the Participant’s agreement. Any amendment changing the aggregate number of shares of Stock to be committed to the Plan and any other change for which stockholder approval is required under regulations issued by the Department of Treasury or an applicable stock exchange must be approved by the stockholders of the Company in order to be effective.

Exh. L-12

Article XI

Miscellaneous

11.1 Plan Not An Employment Contract. The adoption and maintenance of the Plan is not a contract between any Participating Corporation and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Participating Corporation to discharge any Employee at any time or to interfere with the Employee’s right to terminate the Employee’s employment at any time.

11.2 Options Are Not Transferable. No Option granted to a Participant under the Plan is transferable by the Participant, and must be exercisable only by the Participant. In the event any Participant attempts to violate the terms of this Section, any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in the Participant’s Account, all of the Participant’s rights under the Plan will terminate.

11.3 Voting of Shares of Stock. Shares of Stock held under the Plan for the account of each Participant shall be voted by the holder of record of those shares of Stock in accordance with the Participant’s instructions.

11.4 No Rights of Stockholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a stockholder of the Company until he or she acquires shares of Stock as provided in the Plan.

11.5 Governmental Regulations. The obligation to sell or deliver the shares of Stock under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the shares of Stock.

11.6 Notices. All notices and other communication in connection with the Plan shall be in the form specified by the Administrative Committee and shall be deemed to have been duly given when sent to the Participant at the Participant’s last known address or to the Participant’s designated personal representative or Beneficiary, or to the Participating Corporation or its designated representative, as the case may be.

11.7 Indemnification of the Administrative Committee, the Compensation Committee and the Board. In addition to all other rights of indemnification as they may have as directors or as members of the Administrative Committee or the Compensation Committee, the members of the Administrative Committee and the Compensation Committee shall be indemnified by the Company, in all cases to extent permitted by applicable law, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, as such expenses become due and payable.

Exh. L-13

11.8 Tax Withholding. At the time a Participant’s Options are granted or exercised or at the time a Participant disposes of some or all of the shares of Stock purchased under the Plan, the Participant must make adequate provision for the Participating Corporation’s federal, state, foreign or other tax withholding obligations, if any, which arise upon the grant or exercise of the Option or the disposition of the shares of Stock. At any time, the Participating Corporation may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Participating Corporation to meet applicable withholding obligations.

11.9 Interpretation. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

11.10 Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Corporation that employs the Participant, the Company and the Administrative Committee in order to administer the Plan.

11.11 Notice of Disposition. By becoming a Participant in the Plan, each Participant agrees to promptly give the Administrative Committee or its delegate notice of any shares of Stock disposed of by the Participant. The notice shall include the number of shares of Stock disposed of, the Exercise Date and the Grant Date for the Stock.

11.12 Dispositions in Compliance with Securities Laws. By becoming a Participant in the Plan, each Participant agrees that any dispositions of shares of Stock by such Participant shall be in compliance with the provisions of federal, state and foreign securities laws, including the provisions of Section 16(b) of the Securities Exchange Act of 1934.

11.13 Beneficiaries. At the time of the Participant’s or former Participant’s death, (i) any cash in the Plan or (ii) any cash and shares of Stock in the Account shall be distributed to such Participant’s or former Participant’s (a) executor or administrator or (b) his or her heirs at law, if there is no administration of such Participant’s or former Participant’s estate. The Participant’s or former Participant’s executor or administrator or heirs at law, if there is no administration of such Participant’s or former Participant’s estate, shall be such Participant’s or former Participant’s Beneficiaries. Before any distribution is made, the Administrative Committee may require appropriate written documentation of (1) the appointment of the personal representative of the Participant’s estate or (2) heirship.

Exh. L-14

11.14 Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

11.15 Binding Effect. This Agreement shall be binding upon any successor of the Company.

11.16 Limitation on Liability. Under no circumstances shall the Company incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Plan or the Company’s role as Plan sponsor.

11.17 Arbitration. Any controversy arising out of or relating to the Plan, including any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, Employer Corporation’s employment of Participant and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. Within ten business days of the initiation of arbitration hereunder, the Company and the Participant will each separately designate an arbitrator, and within 20 business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1–16 (or any replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Participant agrees that any judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of arbitration hereunder shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 11.17 shall be construed, in any way, to limit the scope and effect of Article 8. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Administrative Committee under Article 8.

11.18 Section 409A of the Code. The Plan is exempt from the application of Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrative Committee determines that the grant of a right to purchase Stock under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a grant of a right to purchase Stock under the Plan to be subject to Code Section 409A, the Administrative Committee may amend the terms of the Plan and/or of an outstanding grant of a right to purchase Stock granted under the Plan, or take such other action the Administrative Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding or future right to purchase Stock that may be granted under the Plan from or to allow any such grants to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrative Committee would not violate Code Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if any right to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrative Committee with respect thereto. The Company makes no representation that any right to purchase Stock under the Plan is compliant with Section 409A of the Code.

11.19 Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Options shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. With respect to any claim or dispute related to or arising under the Plan, the Participating Corporation and each Participant hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Wilmington, Delaware.

Exh. L-15